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As filed with the Securities and Exchange Commission on February 14, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Immune Response Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3571 (Primary Standard Industrial Classification Code Number)	33-0255679 (I.R.S. Employer Identification No.)
5931 Darwin Court Carlsbad, California 92008 (760) 431-7080 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John N. Bonfiglio, Ph.D.
Chief Executive Officer
5931 Darwin Court
Carlsbad, California 92008
(760) 431-7080
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
P. Joseph Campisi, Jr., Esq.
Thomas E. Sparks, Jr., Esq.
Pillsbury Winthrop LLP
50 Fremont Street
San Francisco, California 94105
(415) 983-1000

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.0025 par value	21,948,982 (1)	$1.09	23,924,391	$2,201.04

Class B Warrants	10,974,491	N/A	N/A	N/A (3)

(1)
Shares issuable pursuant to the exercise of our Class A and Class B warrants.
(2)
Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices of our common stock on the Nasdaq SmallCap Market on February 11, 2003.
(3)
In accordance with Rule 457(g) under the Securities Act, no separate registration fee is payable with respect to the warrants.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated February 14, 2003.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

THE IMMUNE RESPONSE CORPORATION

21,948,982 Shares of Common Stock
10,974,491 Class B Warrants

This prospectus is part of a registration statement of The Immune Response Corporation filed with the Securities and Exchange Commission in connection with its private placement of units completed on December 10, 2002. As part of the private placement, we agreed to register shares of our common stock and Class B warrants issuable pursuant to the exercise of certain Class A warrants issued in the private placement to investors and to our placement agent and shares of our common stock issuable pursuant to the exercise of certain Class B warrants issued in the private placement. Holders of the Class A and Class B warrants may (i) sell the warrants or (ii) exercise the warrants and sell the common stock issuable thereunder pursuant to a registration statement on Form S-3 (File No. 333-101856) filed by us with the Securities and Exchange Commission.

This prospectus will be used by us to issue and sell up to (i) 10,974,491 Class B warrants issuable upon the exercise of Class A warrants held by subsequent purchasers of Class A warrants who did not participate in the private placement and (ii) 21,948,982 shares of our common stock upon the exercise of our Class A and Class B warrants held by subsequent purchasers of such warrants who did not participate in the private placement. Each Class A warrant may be exercised to purchase one share of our common stock and one Class B warrant at an aggregate price of $1.33. Each Class B warrant may be exercised to purchase one share of our common stock at a price of $1.77. Unless exercised, the warrants will expire five years after the date of issuance of each particular warrant. The Class A and Class B warrants, which are subject to redemption by us, are described more fully under "Description of Capital Stock" on page 78.

Please see "Where You Can Find More Information" on page 87 for additional information about us on file with the Securities and Exchange Commission.

Our common stock trades on the Nasdaq SmallCap Market under the symbol "IMNR." On January 31, 2003, the last reported sale price of our common stock was $1.32 per share. The Class A and Class B warrants have been conditionally accepted for listing on the Nasdaq SmallCap Market.

We will not be paying any underwriting discounts or commissions in this offering.

Investing in our securities involves very significant risks. You should carefully consider in their entirety the material risks set forth under "Risk Factors" beginning on page 5 before investing in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATIONS TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 14, 2003.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with information different from that contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary highlights selected information from this document and does not contain all of the information you should consider before investing in our securities. Therefore, you also should read the entire prospectus, particularly "Risk Factors" and our consolidated financial statements and notes thereto, before deciding to invest in our securities. As used in this prospectus, unless otherwise specified or the context requires otherwise, the terms "we," "our," the "Company" and "us" refer to The Immune Response Corporation.

General

We were incorporated in Delaware in 1986. We are a biopharmaceutical company developing immune-based therapies to induce specific immune responses for the treatment of human immunodeficiency virus (HIV), autoimmune diseases and cancer. Our lead product, REMUNE®, designed to treat individuals already infected by HIV, is intended to induce an HIV-specific immune response in order to boost the body's natural defense mechanisms and control the amount of HIV in the blood. Over the course of 18 clinical studies, REMUNE® | has been administered to over 3,000 people and has been shown to be safe. In addition, the data from these studies suggests that REMUNE® may be effective in promoting the immune system's ability to defend against HIV and reduce the amount of HIV in the blood when used alone or in conjunction with antiviral drugs.

We also have six distinct therapeutic vaccines for autoimmune diseases and cancer in various stages of development and have established an extensive patent portfolio spanning four different technologies with a total of 173 patents issued to us worldwide.

We currently are focusing our core competencies exclusively on REMUNE®, our most clinically advanced product.

Office Location

Our principal executive offices are located at 5931 Darwin Court, Carlsbad, California 92008, and our telephone number is (760) 431-7080. Our website is located at www.imnr.com. The information on our website is neither incorporated by reference into, nor a part of, this prospectus.

The Offering

Common stock offered by us	21,948,982 shares (1)
Class B warrants offered by us	10,974,491
Common stock to be outstanding after the offering	43,072,130 shares (1)(2)(3)
Offering price of the Class B warrants	$1.33 (4)
Offering price of the Common Stock issuable upon exercise of the Class A warrants	$1.33 (4)
Offering price of the Common Stock issuable upon exercise of the Class B warrants	$1.77
Use of proceeds
We intend to use the net proceeds from the exercise of the Class A and Class B warrants for working capital and other general corporate purposes, including research, development and the scaling up of our manufacturing capabilities as well as general and administrative expenditures. See "Use of Proceeds" on page 22.
Nasdaq SmallCap Market common stock symbol	IMNR

(1)
Assumes the exercise in full of all outstanding Class A and Class B warrants, including 1,452,419 Class A warrants and 1,452,419 Class B warrants issued to our placement agent, Spencer Trask Ventures, Inc.

(2)
The number of shares of common stock to be outstanding after the offering is based on 19,670,729 shares outstanding as of December 31, 2002 and excludes:

•
9,449,843 shares of our common stock issuable upon conversion of outstanding convertible notes;

•
1,137,332 shares of our common stock issuable upon exercise of outstanding options;

•
9,760,257 shares of our common stock issuable upon exercise of outstanding warrants, other than the Class A and Class B warrants;

•
532,178 shares of our common stock reserved for issuance under our stock option plan;

•
54,305 shares of our common stock reserved for issuance under our employee stock purchase plan; and

•
1,250,000 shares of our common stock issuable pursuant to a license and collaboration agreement and related stock purchase agreement with Trinity Medical Group USA, Inc.

(3)
Assumes the exercise in full of 1,452,419 shares of common stock for the 20% placement option issued to our placement agent, Spencer Trask Ventures, Inc.

(4)
A holder will receive one Class B warrant and one share of our common stock upon payment of $1.33 to exercise a Class A warrant.

Summary Consolidated Financial Data
(in thousands, except per share data)

You should read the following summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 27 and our consolidated financial statements and related notes included in this prospectus.

	Nine Months Ended September 30,		Years Ended December 31,
	2002	2001	2001 (3)	2000	1999	1998	1997
	(unaudited)		(restated)
Statement of Operations Data:
Revenues:
Contract research revenue	$12	$200	$248	$3,540	$14,226	$5,488	$2,000
Licensed research revenue	21	9,655	9,705	3,864	6,529	12,185	—

	33	9,855	9,953	7,404	20,755	17,673	2,000

Expenses:
Research and development	10,782	15,271	19,757	21,900	31,246	33,240	34,090
General and administrative	3,723	4,173	5,512	4,399	5,154	4,163	3,904
Restructuring costs	—	—	—	—	650	—	—
Collaborative contract costs	2,360	—	—	—	—	—	—

Total operating expenses	16,865	19,444	25,269	26,299	37,050	37,403	37,994

Loss from operations	(16,832)	(9,589)	(15,316)	(18,895)	(16,295)	(19,730)	(35,994)
Equity in loss of investee	—	(123)	(201)	—	—	—	—
Investment income	56	1,192	1,235	7,181	1,372	1,668	2,437
Impairment of investment	—	—	(1,237)	—	—	—	—
Interest expense including $1,541 and $96 non-cash accretion in September 2002 and December 2001, respectively	(2,137)	(243)	(431)	(308)	(45)	—	—
Other income	—	7	7	736	—	—	—

Loss before cumulative effect of accounting change	(18,913)	(8,756)	(15,943)	(11,286)	(14,968)	(18,062)	(33,557)
Cumulative effect of accounting change (1)	—	—	—	(13,212)	—	—	—

Net loss	(18,913)	(8,756)	(15,943)	(24,498)	(14,968)	(18,062)	(33,557)
Preferred stock items	—	(334)	(334)	(1,030)	(1,030)	(705)	—

Net loss applicable to common stockholders	$(18,913)	$(9,090)	$(16,277)	$(25,528)	$(15,998)	$(18,767)	$(33,557)

Loss per share — basic and diluted:
Net loss applicable to common stockholders	$(2.04)	$(1.09)	$(1.93)	$(3.60)	$(2.57)	$(3.24)	$(6.13)

Weighted average number of shares outstanding (2)	9,253	8,318	8,435	7,098	6,213	5,787	5,471

(1)
In the fourth quarter of 2000, we changed our accounting policy for revenue recognition to conform to SAB No. 101 (see Note 3 to the Consolidated Financial Statements).

(2)
In October 2002, our Board of Directors formally declared a one-for-four reverse stock split of issued and outstanding shares of common stock (see Note 1 to the Consolidated Financial Statements).

(3)
Our previously issued Consolidated Financial Statements for the year ended December 31, 2001 have been restated. This restatement is described in Note 1 in the Consolidated Financial Statements.

	September 30,	As of December 31,
(in thousands)	2002	2001 (3)	2000	1999	1998	1997
	(unaudited)	(restated)
Balance Sheet Data:
Cash, cash equivalents, marketable securities and short-term investments	$1,127	$2,701	$28,356	$23,087	$25,232	$30,439
Working capital (deficiency)	(4,800)	501	20,554	14,686	22,892	28,939
Total assets	14,809	17,498	45,603	39,997	35,626	37,375
Long-term obligations, net of discounts	3,504	1,349	7,765	1,221	—	—
Redeemable, convertible preferred stock	—	—	9,907	9,627	9,347	—
Stockholders' equity	4,409	13,088	19,522	20,546	22,060	35,102

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Specific statements contained in this registration statement are forward-looking statements. Such forward-looking statements can be identified by use of forward-looking terminology such as "believes," "expects," "may," "intends," "will," "should" or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. Although we believe these statements are based upon reasonable assumptions, no assurance can be given that the future results covered by the forward-looking statements will be achieved. Forward-looking statements are subject to risks, uncertainties and other factors that are or may be outside of our control or that are not presently known to us and that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. The more significant risks, uncertainties and other factors are discussed under the heading "Risk Factors" in this prospectus, and prospective investors are urged to consider these factors carefully and in their entirety. Further, any forward-looking statement speaks only as of the date it was made; and, subject to applicable law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, could cause actual results to differ materially from those contained in any forward-looking statement.

RISK FACTORS

You should carefully consider in their entirety the risks and uncertainties described below before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business and condition. If any of the following risks actually occur, our business and condition could be adversely affected. In those cases, the trading price of our securities could decline, and you may lose all or part of your investment.

Our Current Cash Position, Additional Financing Requirements And Limited Access To Financing Will Adversely Affect Our Ability To Develop Products And Continue Operations

In addition to the funds we received from our private placement of units in December 2002, we will need to raise substantial additional funds to continue our operations and to conduct research and development, preclinical studies and clinical trials necessary to bring our potential products to market and to establish manufacturing and marketing capabilities. We anticipate beginning new clinical studies in North America and/or Europe in 2003. A failure to raise substantial additional funds would require us to scale back or eliminate some or all of our research and development programs or license to third parties products or technologies that we possibly could seek to develop ourselves and would cause us to cease operations, at which time we will not be able to satisfy our obligations.

As of September 30, 2002, we had net accumulated operating losses of approximately $245.9 million, cash and cash equivalents of only $1.1 million and negative working capital of approximately $4.8 million. Our current liabilities as of September 30, 2002 included approximately $3.6 million of short-term promissory notes issued to entities affiliated with and/or related to one of our directors, which were subsequently converted into convertible promissory notes pursuant to the stockholder approval we received on October 28, 2002 at a Special Meeting of our stockholders. The aggregate amount of promissory notes and accrued interest converted into a convertible promissory note and warrant on November 12, 2002 was approximately $4.6 million. Since September 30, 2002, we have issued an additional $835,000 in convertible promissory notes to Cheshire Associates, LLC, or Cheshire Associates, an entity related to one of our directors and our principal stockholder. The gross cash proceeds of approximately $6.4 million from the private placement of units will be sufficient to fund our planned operations, excluding capital improvements and new clinical trial costs, for approximately four to five months following the closing date of the private placement of units. Because we do not anticipate generating any revenue from our products until at least the first quarter of 2004, if at all, we will continue to have negative cash flow and will need to raise substantial additional capital to fund our operations beyond such time. We may receive up to $29.5 million in gross proceeds upon exercise in full of the Class A and Class B warrants, which we expect will be sufficient to fund our planned operations, excluding capital improvements and new clinical trial costs, for an additional 20 months. Also, if our placement agent exercises the placement agent option and all 1,452,419 Class A and 1,452,419 Class B warrants underlying the option, we may receive approximately $4.5 million in gross proceeds which could fund our planned operations for approximately an additional 3 months. However, there can be no assurance that any of the warrants will be exercised or when such exercise might occur or that our placement agent will exercise the placement agent option or any of the Class A or Class B warrants included therein.

Although we anticipate that development of REMUNE® will continue to represent a significant portion of our overall expenditures, costs related to the development of REMUNE® decreased in 2002. We expect our costs related to the development of REMUNE® to either increase in 2003 and 2004 in the event we are able to raise additional capital enabling us to pursue additional research and development projects, or to remain relatively the same if our financing efforts prove unsuccessful. Other anticipated costs relating to the development of REMUNE® will depend on many factors — in particular, a potential decrease in such costs associated with our ability to establish a new collaborative, strategic or marketing partner to replace Pfizer Inc., or Pfizer. See "— Pfizer Has Terminated Its Collaboration With Us And We Have Had To Delay The Continued Development And Commercialization Of REMUNE®," "We May Be Unable to Enter Into Additional Collaborations Or Maintain Existing Ones" and "Our Failure To Develop And Commercialize Products Successfully May Cause Us To Cease Operations."

On September 9, 2002, we commenced the implementation of a cost reduction strategy to focus our core competencies on efforts related to the research, development, commercialization and production of REMUNE®. We anticipate that the cost reductions will impact our cash expenditures related to research, administrative and operational costs. In the process of implementing these cost reductions, we will incur one-time expenses related to severance, relocation of certain facilities and consulting payments. Excluding these one-time payments and any expansion of our research or manufacturing efforts, if all of our cost reductions are realized, we expect that these cost reductions will decrease our expenses significantly. However, we intend to increase our production capabilities at our King of Prussia, Pennsylvania, facility which may necessitate additional cash and capital requirements for such activities. In addition, there can be no assurances that we will be successful in implementing all or any portion of these cost reduction measures or that we will recognize all or any portion of the anticipated savings.

The timing and amount of our future capital requirements will depend on many factors, including:

  •
  the cost of manufacturing scale-up;

  •
  the time and costs involved in obtaining regulatory approvals;

  •
  continued scientific progress in our research and development programs;

  •
  the scope and results of preclinical studies and clinical trials;

  •
  the costs involved in filing, prosecuting and enforcing patent claims;

  •
  competing technological and market developments;

  •
  effective commercialization activities and arrangements;

  •
  the costs of defending against and settling lawsuits; and

  •
  other factors not within our control or known to us.

Our access to capital could be limited if we do not progress in:

  •
  scaling up manufacturing;

  •
  obtaining regulatory approvals;

  •
  our research and development programs; or

  •
  our preclinical and clinical trials.

Such access also could be limited by (i) overall financial market conditions, (ii) applicable National Association of Securities Dealers, or NASD, rules and federal and state securities laws, (iii) the collateralization by a perfected security interest in our intellectual property in respect of the aggregate $13.7 million in convertible notes issued in November 2001 and February, May, November and December 2002 to affiliates and/or related parties of Mr. Kevin Kimberlin, one of our directors and our principal stockholder, (iv) our obligations to Transamerica Technology Finance Corporation, successor in interest to Transamerica Business Credit Corporation, or Transamerica, of approximately $1.2 million, (v) the effect of the exercise of certain outstanding options and warrants exercisable into 12,350,008 shares of common stock, (vi) the effect of the conversion of the November 2001 and February, May, November and December 2002 convertible notes into 9,449,843 shares of common stock, (vii) the issuance of 9,522,072 shares of common stock and 9,522,072 Class A warrants to the selling security holders in our private placement of units, and (viii) the issuance of the placement agent option to Spencer Track Ventures, Inc., which is exercisable for 1,452,419 shares of common stock and 1,452,419 Class A warrants.

In June 2002, we restructured our equipment loans with Transamerica. As a result of the restructuring, we cured our then existing default under those loans and limited the circumstances which could serve as the basis for any future default by us. Pursuant to the agreements with Transamerica, upon the closing of the private placement, we paid to Transamerica $200,000 and are obligated to pay Transamerica the following milestone payments:

    (i) $200,000 when the aggregate net proceeds of any exercises of the Class A warrants equals or is greater than $300,000; and

    (ii) $200,000 when the aggregate net proceeds of any exercises of the Class B warrants equals or is greater than $300,000.

Although these payments have and will reduce our existing Transamerica debt, we also remain obligated to make our scheduled debt payments to Transamerica of $72,801 per month until the total aggregate amount of the debt and interest has been paid in full. Additionally, we granted to Transamerica a security interest in certain of our assets, including a subordinated interest in our intellectual property.

There can be no assurance, however, that we will not in the future be in default under our equipment loans with Transamerica and that Transamerica would not exercise its right to accelerate our debt and foreclose on some of our office and laboratory equipment and intellectual property. If this were to occur, it could result in a default under certain of our other debt instruments and would have a material adverse effect on us and would result in us having to cease operations and being unable to satisfy our obligations.

You Could Suffer Substantial Dilution Of Your Investment As A Result Of Proposed Subsequent Financings

Although we have completed the private placement of units, we currently are actively considering raising additional funds. We hope to raise gross proceeds of approximately $10.0 million through a subsequent offering. However, there can be no assurance that a subsequent offering will occur or, if it does occur, that it will occur in the near future or that it will result in raising additional funds. Any subsequent offerings may require the creation or issuance of a class or series of stock that by its terms ranks senior to the common stock with respect to rights relating to dividends and/or liquidation. If we are unable to raise funds on terms favorable to our then existing shareholders, your ownership interest and the value of your investment may be significantly diluted.

We do not expect to receive proceeds from product revenues sooner than the first quarter of 2004, if at all. Notwithstanding our current financing efforts, we will continue to have negative cash flow and will need to raise substantial additional capital to fund our operations beyond such time. We may be able to secure financing only on terms substantially less favorable to our current investors and to us, if at all. If we raise funds through equity arrangements, further dilution to stockholders will result. If we are unable to obtain financing before we generate enough revenue from our products to become cash flow break-even, we will be unable to pay our debts and will be forced to cease operations and potentially enter into bankruptcy.

You Could Suffer Substantial Dilution Of Your Investment As The Result Of Adjustments To The Convertible Notes, Warrants And Other Securities Issued In November 2001, February 2002, May 2002, November 2002 And December 2002

In November 2001, we issued to Kevin Kimberlin Partners LLP, or KKP, a $2.0 million convertible note and a warrant, each of which were initially convertible and exercisable, respectively, for 433,426 shares of common stock. In February 2002, we issued to Oshkim Limited Partnership, or Oshkim, a $2.0 million convertible note and a warrant, each of which were initially convertible and exercisable, respectively, for 429,000 shares of common stock, pursuant to the note purchase agreement. In May 2002, we issued to Oshkim a $4.0 million convertible note and a warrant, each of which were initially convertible and exercisable, respectively, for 2,319,109 shares of common stock. Such notes were issued pursuant to a note purchase agreement, dated November 11, 2001. The numbers of shares, as well as the applicable conversion or exercise price, as the case may be, are subject to weighted average antidilution adjustment in the event that we issue certain securities below the applicable conversion or exercise price and in certain other events which would dilute your interest in us.

In June 2002, we issued to Oshkim a $1.0 million convertible note and a warrant, each of which was initially convertible and exercisable, respectively, for 523,451 shares of common stock or $1.0 million in units offered in the private placement. Additionally, on July 11, 2002, we issued to The Kimberlin Family 1998 Irrevocable Trust, or the Kimberlin Family Trust, a $566,638 convertible note and a warrant, each of which was initially convertible and exercisable, respectively, for 354,858 shares of common stock. On July 30, 2002, we issued to the Kimberlin Family Trust a $637,189 convertible note and a warrant, each of which was initially convertible and exercisable, respectively, for 430,068 shares of common stock. Up to $1.0 million of the July notes was convertible into units offered in the private placement. Each of the notes and warrants issued in November 2001 and February, May, June and July 2002 was subsequently contributed by the initial holder to Cheshire Associates.

On November 12, 2002, we issued to Cheshire Associates a $4,847,608 convertible note and a warrant, each of which is initially convertible and exercisable, respectively, for 4,243,354 shares of common stock. On November 15, 2002, we issued to Cheshire Associates a $200,000 convertible note and a warrant, each of which is initially convertible and exercisable, respectively, for 174,581 shares of common stock. On November 20, 2002, we issued to Cheshire Associates a $200,000 convertible note and a warrant, each of which is initially convertible and exercisable, respectively, for 184,638 shares of common stock. On November 27, 2002, we issued to Cheshire Associates a $215,000 convertible note and a warrant, each of which is initially convertible and exercisable, respectively, for 264,518 shares of common stock.

In conjunction with our private placement of units, $2.0 million of principal and interest on the June and July notes and related warrants were converted by Cheshire Associates into 20 units. The convertible note and warrant issued to the Kimberlin Family Trust on July 30, 2002 and contributed to

Cheshire Associates has been reduced to $278,320 as a result of the $2.0 million conversion and has been transferred to a new promissory note and warrant dated December 10, 2002, each of which was initially convertible and exercisable, respectively, for 187,851 shares of common stock. Following the closing of the unit offering, the number of shares and applicable conversion and exercise price of the convertible notes and warrants issued to Oshkim, KKP, the Kimberlin Family Trust and Cheshire Associates, respectively, were adjusted pursuant to their weighted average anti-dilution provisions for the unit offering as well as for the conversion of the equity underlying the converted notes and warrants. Consequently, the number of shares of common stock issuable upon conversion of the outstanding convertible notes has decreased to 9,449,843 and the number of shares of common stock issuable upon the exercise of the related warrants has decreased to 9,747,757 shares. Such number of shares, as well as the applicable conversion or exercise price, as the case may be, are subject to adjustment in the event that we issue certain securities below the applicable conversion or exercise price and in certain other events. This also may dilute your interest in us.

We also issued an option to our placement agent to purchase 1,452,419 shares of common stock and 1,452,419 Class A warrants which, if exercised, may dilute your interest in us.

On June 26, 2002, we entered into an agreement with Trinity Medical Group USA, Inc. and its affiliate, Trinity Medical Group, Co. Ltd., a Thailand company, collectively Trinity, to amend certain of our existing agreements with Trinity. In consideration for entering into these amendments, Trinity has received 1.0 million shares of our common stock valued at approximately $2.4 million at the date of the amendments and also will receive as additional consideration, 250,000 shares of our common stock (up to 750,000 shares in the aggregate) as of the date of the satisfaction by Trinity of each of the following obligations: (i) the purchase by Trinity from us of an aggregate of 300,000 doses of REMUNE®, (ii) the purchase by Trinity from us of an aggregate of 600,000 doses of REMUNE® and (iii) the purchase by Trinity from us of an aggregate of 1.0 million doses of REMUNE®. Under the current agreement, Trinity also is obligated to purchase 500,000 shares of common stock at a purchase price of $10 per share on the date that is 30 days after the date on which Trinity receives the required marketing approval from the Food and Drug Administration of the Ministry of the Public Health of Thailand, or the Thai FDA. The issuance by us to Trinity of these 2,250,000 shares of common stock, and the granting by us to Trinity of certain registration rights relating to such shares, will dilute your interest in us. On August 13, 2002, we informed Trinity that it was our intent to register 500,000 restricted shares of common stock, held in the name of Trinity, through the filing of a Registration Statement on Form S-3. On December 13, 2002, we filed a Registration Statement on Form S-3 covering the shares of common stock and warrants issued in the private placement and 500,000 shares held in the name of Trinity. We are contemplating a renegotiation of our License and Collaboration Agreement with Trinity. However, we have not yet entered into any significant discussions with Trinity regarding such renegotiation.

We may in the future issue additional convertible notes, warrants or other securities. We are anticipating a subsequent offering which we plan to commence in the near future if the Class A warrants are not exercised. The number of underlying shares of common stock and the terms of the securities are not determinable at this time, but would dilute your interest in us.

You Could Suffer Substantial Dilution Of Your Investment If Certain Warrants And Options To Purchase Common Stock Are Exercised Or Our Convertible Notes Are Converted Into Common Stock

As of January 31, 2003, we had reserved approximately 5.7 million shares of our common stock for potential issuance upon the exercise of stock options or purchases under the employee stock purchase plans. Issuance of any of these additional shares could substantially dilute your interest in us. Furthermore, we have warrants outstanding which, if exercised, will purchase approximately 28,804,401 shares of our common stock and 9,449,843 shares which are issuable upon conversion of our outstanding convertible notes. Additionally, we issued an option to our placement agent to purchase 1,452,419 shares of common stock and 1,452,419 Class A warrants. The Class A warrants are exercisable for additional shares of common stock and Class B warrants. In addition, we may issue up to 750,000 shares of our common stock to Trinity pursuant to our License and Collaboration Agreement. See also "— You Could Suffer Substantial Dilution Of Your Investment As The Result Of Adjustments To The Convertible Notes, Warrants And Other Securities Issued In November 2001, February 2002, May 2002, November 2002 And December 2002."

Our Independent Auditors Have Expressed Substantial Doubt As To Our Ability To Continue As A Going Concern

As of September 30, 2002, we had a consolidated accumulated deficit of $245.9 million. We have not generated revenues from the commercialization of any product. We expect to continue to incur substantial net operating losses over the next several years which would imperil our ability to continue operations. We may not be able to generate sufficient product revenue to become profitable on a sustained basis, or at all, and do not expect to generate product revenue before the first quarter of 2004, if at all. We have operating and liquidity concerns due to our significant net losses, negative cash flows from operations and substantial working capital deficit. As a result of these and other factors, our independent auditors, BDO Seidman, LLP, indicated that there is substantial doubt about our ability to continue as a going concern.

Our Stock May Become Delisted And Subject To Penny Stock Rules, Which May Make It More Difficult For You To Sell Your Securities

On March 12, 2002, our common stock commenced trading below $1.00 per share on The Nasdaq National Market. The National Association of Securities Dealers Automated Quotation System, or Nasdaq, listing rules provide that if the closing bid price of a company's stock is below $1.00 for more than 30 consecutive trading days, the company faces possible delisting from Nasdaq. Additionally, Nasdaq listing rules require that a company's stockholder equity be at least $4.0 million, and after October 2002, be at least $10.0 million. Due to our common stock trading below $1.00 per share for more than 30 consecutive days, as of April 23, 2002, we received notification from Nasdaq that our common stock would be delisted from The Nasdaq National Market if we could not demonstrate compliance with NASD rules by July 24, 2002.

On September 4, 2002, the NASD approved our application to transfer our common stock to The Nasdaq SmallCap Market and consequently extended, until October 22, 2002, the period for us to comply with the minimum $1.00 bid per share requirement. Our common stock was moved to The Nasdaq SmallCap Market, effective September 9, 2002. On September 29, 2002, we submitted to Nasdaq a request to grant us an additional 180 calendar-day grace period to demonstrate compliance with Nasdaq continued listing requirements. On October 24, 2002, Nasdaq granted us the 180 day extension or until April 21, 2003. Subsequently, Nasdaq informed us that we now meet the listing requirements. However, there can be no assurance that we will continue to meet the Nasdaq's continued listing requirements. See "— We Recently Implemented A 1-for-4 Reverse Stock Split. The Effect Of A Reverse Split On The Trading Price Of Our Common Stock Is Unpredictable."

The transfer of our common stock to The Nasdaq SmallCap Market may adversely affect the liquidity and trading volume of our common stock and reduce the number of market makers willing to trade in our common stock, making it more likely that wider fluctuations in the quoted price of our common stock will occur. As a result, there is a risk that holders of our common stock will not be able to obtain accurate price quotes or be able to correctly assess the market price of our common stock. Increases in volatility also could make it more difficult to pledge shares of our common stock as collateral, if holders sought to do so, because a lender also might be unable to accurately value our common stock.

If we are delisted from the Nasdaq for any reason, our common stock will be considered a penny stock under regulations of the Securities and Exchange Commission, or the SEC, and therefore would be subject to rules that impose additional sales practice requirements on broker-dealers who buy and sell our securities. The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of the common stock and warrants and your ability to sell our securities in the secondary market. We cannot assure you that we will be able to maintain our listing on the Nasdaq. Being delisted would limit our ability to raise additional financing.

If An Active Trading Market Does Not Develop For The Warrants, Holders Of Warrants May Not Be Able To Resell Their Class A Or Class B Warrants

We are unable to predict whether an active trading market will develop or be sustained for the Class A and Class B warrants. If no active trading market develops, holders of the warrants may not be able to resell their warrants at their fair market value or at all.

The Class A and Class B warrants are issuances of new securities with no established trading market. The Class A and Class B warrants have been conditionally approved to list on the Nasdaq SmallCap Market. Representatives from Nasdaq have informed us that, pursuant to certain Nasdaq rules, the Class A and Class B warrants cannot be listed until at least 100,000 Class A warrants have been exercised. We cannot assure you when, or if, we will meet the 100,000 threshold. If we do not meet the 100,000 threshold, the liquidity of the Class A and Class B warrants may be affected.

We are not aware of any securities firm that intends to make a market in the warrants and any securities firm that does act as a market-maker could cease its market-making at any time. In addition, the liquidity of the trading market in the warrants, and the market prices quoted for the warrants, may be adversely affected by changes in the overall market conditions and by changes in our financial performance or prospects in the prospects for companies in our industry generally. See "— There Are Limits On Your Ability To Exercise The Warrants And Adverse Effects May Result From The Possible Redemption Of The Warrants."

We Recently Implemented A 1-for-4 Reverse Stock Split. The Effect Of A Reverse Split On The Trading Price Of Our Common Stock Is Unpredictable

At our Annual Meeting of Stockholders held on June 17, 2002, our stockholders granted to our Board of Directors the discretion to effect a 1-for-4 reverse stock split. On October 9, 2002, we announced that our Board of Directors had formally declared a 1-for-4 reverse stock split of issued and outstanding shares of our common stock effective as of the open of trading on October 9, 2002. Although the theoretical effect of a reverse stock split is to increase the per share price of common stock, the actual price effect of a reverse stock split is difficult to predict. There is historical evidence and academic research relating to reverse stock splits which indicates that shares of listed companies do not perform well subsequent to a reverse stock split. It is possible that the post-split trading price of our stock could fall below the level one would expect based on the proportional effect of the split alone.

An Existing Stockholder Directly Owns Approximately 14.1% Of Our Common Stock And Has The Right To Acquire An Additional 25,210,032 Shares Of Our Common Stock Which Could Result In Ownership Of Up To Approximately 62% Of Our Outstanding Shares And Could Allow Him To Influence Or Control Stockholder Votes

Kevin B. Kimberlin, a member of our Board of Directors, together with his affiliates and/or related parties, currently owns of record approximately 14.1% of our outstanding shares of common stock and have the right to acquire through the conversion of notes and exercise of options and warrants beneficially owned by them 25,210,032 additional shares. If the notes, options and warrants were to be converted and exercised in full, Mr. Kimberlin and his affiliates and/or related parties would own approximately 62% of our outstanding shares of common stock on a post-conversion/exercised basis. As a result of his ownership of our common stock and the ability to acquire additional shares,

Mr. Kimberlin and his affiliates and/or related persons could have the ability to control or influence substantially all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. If your interests as a stockholder are different from his interests, you may not agree with his decisions and you might be adversely affected thereby.

Mr. Kimberlin, in addition to being one of our directors and our principal stockholder, is the controlling stockholder of Spencer Trask & Co., which is the parent company of Spencer Trask Ventures, Inc., which acted as exclusive placement agent for, and was paid fees by us in connection with, the private placement of units completed in December 2002.

The Warrant Terms Were Arbitrarily Determined

The exercise and redemption prices and other terms of the Class A and Class B warrants sold as part of our private offering completed on December 10, 2002, were determined through negotiations between us and our placement agent and do not necessarily bear any relationship to our assets, book value, revenues or financial condition, or to any other recognized criterion of value. Such prices and other terms of the warrants should not be construed to indicate or predict future trading prices of our warrants or common stock in the public markets.

There Are Limits On Your Ability To Exercise The Warrants And Adverse Effects May Result From The Possible Redemption Of The Warrants

Purchasers of the warrants will be able to exercise the warrants only if a current prospectus relating to the securities underlying the warrants is then in effect under the Securities Act of 1933, or the Securities Act, and the warrants are qualified for sale or exempt from qualification under the applicable securities or "blue sky" laws of the states in which the various holders of the warrants then reside. Although we have agreed to make certain efforts to maintain the effectiveness of a current prospectus covering the securities underlying the warrants, there can be no assurance that we will be able to do so. The value of the warrants may be greatly reduced if a current prospectus covering the securities to be issued upon the exercise of the warrants is not kept effective under the Securities Act or if such securities are not qualified or exempt from qualification in the states in which the holders of the warrants then reside.

Subsequent purchasers of the Class A and Class B warrants may not exercise the warrants until the Registration Statement on Form S-1 of which this prospectus forms a part is declared effective by the SEC. We cannot assure you when or if the SEC will declare the Form S-1 effective and, if it is not, the warrants may never be exercisable.

Nasdaq has advised us that it will not quote the Class A or Class B warrants on the Nasdaq SmallCap Market until not less than 100,000 Class A warrants have been exercised. Although we have received conditional approval from Nasdaq to quote both the Class A and Class B warrants on Nasdaq once we reach the 100,000 threshold, holders of warrants may be subject to a lengthy delay before the Class A and Class B warrants will be quoted on the Nasdaq SmallCap Market. We cannot assure you if or when any Class A warrants will be exercised, or if they are exercised, when the 100,000 threshold will be attained.

In addition, the warrants are subject to redemption by us, at a price of $0.01 per warrant, following the effectiveness of the Form S-1 and upon at least 30 days prior written notice to the holders of the warrants if the average of the closing bid prices of common stock for any 10 consecutive trading days ending within 30 days prior to the date of the notice of redemption is greater than or equal to $2.49, in the case of the redemption of the Class A warrants, and $3.32, in the case of the redemption of the Class B warrants. If the warrants are redeemed, holders of warrants will lose their right to exercise the warrants, except during such 30-day notice of redemption period. Upon the receipt of a notice of redemption of the warrants, the holders will be required to: exercise the warrants and pay the exercise price at a time when it may be disadvantageous or difficult for them to do so; sell the warrants at the then market price when they might otherwise wish to hold the warrants; or accept the redemption price, which is $0.01 per warrant.

Legal Proceedings Could Require Us To Spend Substantial Amounts Of Money And Impair Our Operations

Since July 2001, several complaints have been filed in the United States District Court for the Southern District of California seeking an unspecified amount of damages on behalf of an alleged class of persons, who purchased shares of our common stock at various times between May 17, 1999 and July 6, 2001. The various complaints name us, one of our directors, one of our officers, Agouron Pharmaceuticals, Inc., or Agouron, and one of its officers, as defendants. The complaints allege that we, Agouron and/or such officers violated federal securities laws by misrepresenting and failing to disclose certain information about the results of clinical trials of REMUNE®. The complaints have been consolidated into a single action under the name In re Immune Response Securities Litigation by order of the Court. We have not yet formally responded to the complaints. Although we intend to vigorously defend the actions, we can not now predict or determine the outcome or resolution of these proceedings, or to estimate the amounts of, or potential range of, loss with respect to these proceedings. In addition, the timing of the final resolution of these proceedings is uncertain. The range of possible resolutions of these proceedings could include judgments against us or our officers or settlements that could require substantial payments by us, which could have a material adverse impact on our financial position, results of operations and cash flows. These proceedings also might require substantial attention of our management team and therefore divert their time and attention from our business and operations.

The Annual Use Of Our Net Operating Losses Will Likely Be Limited As A Result In A Change Of Our Ownership Or By State Statute

While the issue is not free from doubt, the issuance of notes and warrants in November 2001, February 2002, May 2002, November 2002 and December 2002 would not result in a change of ownership of us as defined by Section 382 of the Internal Revenue Code of 1986, as amended, or the Code. The issuance of shares of common stock upon the respective conversion and exercise of such notes and warrants would, however, almost certainly cause a change in our ownership at the time of such issuance. Pursuant to Sections 382 and 383 of the Code, the annual use of our net operating losses, or NOLs would be limited if there is a cumulative change of ownership (as that term is defined in Section 382(g) of the Code) of greater than 50% in the past three years. If a Section 382 ownership change occurs, there would be a substantial limitation on our ability to utilize our NOLs to offset future taxable income. As reported in our Form 10K/A for the year ended December 31, 2001, we had approximately $192.9 million of NOL carryforwards at such time. Additionally, our state NOL carryforwards are limited to 50% of actual carryforwards and have been statutorily suspended until 2004. We cannot assure you, however, that we will generate taxable income in the future against which the NOLs could be applied.

Pfizer Has Terminated Its Collaboration With Us And We Have Had To Delay The Continued Development And Commercialization Of REMUNE®

We received in July 2001, a letter from Pfizer which indicated that Pfizer had elected to immediately terminate, in their entirety, all of its rights and obligations under our agreement with them. Our agreement with Pfizer permitted this termination and the letter we received from Pfizer provided no explanation as to why Pfizer had elected to exercise its termination right. In addition, no explanation has been provided to us by Pfizer at any time after the July, 2001 termination letter. Although we retained all rights relating to REMUNE® upon Pfizer's termination, we lost a significant source of funding. Following the termination of our agreement with Pfizer, we decided not to proceed with one of our clinical trials of REMUNE® developed by Agouron (subsequently acquired by Pfizer). The termination of this agreement has had, and may continue to have, a material adverse effect on our stock price and, consequently, our ability to successfully raise additional capital.

We May Be Unable To Enter Into Additional Collaborations Or Maintain Existing Ones

We are seeking additional collaborative arrangements to develop and commercialize our products. We may not be able to negotiate collaborative arrangements on favorable terms in the future, or at all, and our current or future collaborative arrangements may not be successful or continue. We also are contemplating a renegotiation of our License and Collaboration Agreement with Trinity. However, we have not yet entered into any significant discussions with Trinity regarding such renegotiation.

Cheshire Associates (an affiliate and/or related person of Mr. Kimberlin) has a perfected security interest in our intellectual property as collateral for the November 2001, February 2002, May 2002, November 2002 and December 2002 convertible notes. Pursuant to an agreement with Cheshire Associates, we must comply with certain covenants with respect to our intellectual property. Additionally, Transamerica has a subordinated security interest in our intellectual property. The security interests and covenants could impair our ability to enter into collaborative and licensing arrangements.

Our Failure To Develop And Commercialize Products Successfully May Cause Us To Cease Operations

We have not completed the development of any product and, as part of our restructuring program announced in September 2002, have ceased development of all products other than REMUNE®. Our failure to develop and commercialize products successfully may cause us to cease operations. Our potential therapies which were under development prior to September 2002 will require significant additional research and development efforts and regulatory approvals prior to potential commercialization should these development efforts be continued in the future.

The discontinuation in May 1999 of a previous Phase III trial of REMUNE® due to the inability to meet certain primary clinical endpoints has had a material adverse effect on us. The most recent pivotal trial of REMUNE® conducted by our former collaborative partner, Pfizer, was discontinued by us. See "— Pfizer Has Terminated Its Collaboration With Us And We Have Had To Delay The Continued Development And Commercialization Of REMUNE®." We cannot assure you that any future trials of REMUNE® will be conducted. Furthermore, we cannot guarantee that we, or our corporate collaborators, if any, will ever obtain any regulatory approvals of REMUNE®. We currently are focusing our core competencies on REMUNE® although there can be no assurance that we will be successful in so doing.

Prior to the cessation of the development efforts in September 2002, our other therapies and technologies were at earlier stages of development than REMUNE® and may never be shown to be safe or effective and may never receive regulatory approval. Some of our technologies have not yet been tested in humans. Regulatory authorities may not permit human testing of potential products based on these technologies. Even if human testing is permitted, the products based on these technologies may not be successfully developed or shown to be safe or effective.

The results of our preclinical studies and clinical trials may not be indicative of future clinical trial results. A commitment of substantial resources to conduct time-consuming research, preclinical studies and clinical trials will be required if we are to develop any products. Delays in planned patient enrollment in our clinical trials may result in increased costs, program delays or both. None of our potential products may prove to be safe or effective in clinical trials. Approval of the Food and Drug Administration, the FDA, or other regulatory approvals, including export license permissions, may not be obtained and even if successfully developed and approved, our products may not achieve market acceptance. Any products resulting from our programs may not be successfully developed or commercially available for a number of years, if at all.

Moreover, unacceptable toxicity or side effects could occur at any time in the course of human clinical trials or, if any products are successfully developed and approved for marketing, during commercial use of our products. Although preliminary research and clinical evidence has shown REMUNE® to be safe, the appearance of any unacceptable toxicity or side effects could interrupt, limit, delay or abort the development of any of our products or, if previously approved, necessitate their withdrawal from the market.

Our Patents And Proprietary Technology May Not Be Enforceable And The Patents And Proprietary Technology Of Others May Prevent Us From Commercializing Products

We have a portfolio of 173 patents worldwide. Although we believe these patents to be protected and enforceable, the failure to obtain meaningful patent protection for our potential products and processes would greatly diminish the value of our potential products and processes.

Cheshire Associates, an entity related to Mr. Kimberlin, has a perfected security interest in our intellectual property as collateral for the November 2001, February 2002, May 2002, November 2002 and December 2002 convertible notes. Furthermore, Transamerica has a perfected subordinated security interest in substantially all of our intellectual property as collateral for our equipment loans with Transamerica.

In addition, whether or not our patents are issued, or issued with limited coverage, others may receive patents, which contain claims applicable to our products. Patents we are not aware of may adversely affect our ability to develop and commercialize products. Also, our patents related to HIV therapy have expiration dates that range from 2010 to 2015 and our patents related to autoimmune diseases have expiration dates that range from 2010 to 2018. The limited duration of our patents could diminish the value of our potential products and processes.

The patent positions of biotechnology and pharmaceutical companies are often highly uncertain and involve complex legal and factual questions. Therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. We also rely upon non-patented trade secrets and know how, and others may independently develop substantially equivalent trade secrets or know how. We also rely on protecting our proprietary technology in part through confidentiality agreements with our current and former corporate collaborators, employees, consultants and certain contractors. These agreements may be breached, and we may not have adequate remedies for any such breaches. In addition, our trade secrets may otherwise become known or independently discovered by our competitors. Litigation may be necessary to defend against claims of infringement, to enforce our patents or to protect trade secrets. Litigation could result in substantial costs and diversion of management efforts regardless of the results of the litigation. An adverse result in litigation could subject us to significant liabilities to third parties, require disputed rights to be licensed or require us to cease using certain technologies.

Our products and processes may infringe, or be found to infringe, on patents not owned or controlled by us. If relevant claims of third-party patents are upheld as valid and enforceable, we could be prevented from practicing the subject matter claimed in the patents, or would be required to obtain licenses or redesign our products or processes to avoid infringement.

The Lengthy Product Approval Process And Uncertainty Of Government Regulatory Requirements May Delay Or Prevent Us From Commercializing Products

Clinical testing, manufacture, promotion, export and sale of our products are subject to extensive regulation by numerous governmental authorities in the United States, principally the FDA, and corresponding state and foreign regulatory agencies. This regulation may delay or prevent us from commercializing products. Non-compliance with applicable requirements can result in, among other things, fines, injunctions, seizure or recall of products, total or partial suspension of product manufacturing and marketing, failure of the government to grant premarket approval, withdrawal of marketing approvals and criminal prosecution.

The regulatory process for new therapeutic drug products, including the required preclinical studies and clinical testing, is lengthy and expensive. We may not receive necessary FDA clearances for any of our potential products in a timely manner, or at all. The length of the clinical trial process and the number of patients the FDA will require to be enrolled in the clinical trials in order to establish the safety and efficacy of our products is uncertain.

Even if additional clinical trials of REMUNE® are initiated and successfully completed, the FDA may not approve REMUNE® for commercial sale. We may encounter significant delays or excessive costs in our efforts to secure necessary approvals. Regulatory requirements are evolving and uncertain. Future United States or foreign legislative or administrative acts also could prevent or delay regulatory approval of our products. We may not be able to obtain the necessary approvals for clinical trials, manufacturing or marketing of any of our products under development. Even if commercial regulatory approvals are obtained, they may include significant limitations on the indicated uses for which a product may be marketed.

In addition, a marketed product is subject to continual FDA review. Later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market, as well as possible civil or criminal sanctions.

Among the other requirements for regulatory approval is the requirement that prospective manufacturers conform to the FDA's Good Manufacturing Practices, or GMP, requirements. In complying with the FDA's GMP requirements, manufacturers must continue to expend time, money and effort in production, record keeping and quality control to assure that products meet applicable specifications and other requirements. Failure to comply and maintain compliance with the FDA's GMP requirements subjects manufacturers to possible FDA regulatory action and as a result, may have a material adverse effect on us. We, or our contract manufacturers, if any, may not be able to maintain compliance with the FDA's GMP requirements on a continuing basis. Failure to maintain compliance could have a material adverse effect on us.

The FDA has not designated expanded access protocols for REMUNE® as "treatment" protocols. The FDA may not determine that REMUNE® meets all of the FDA's criteria for use of an investigational drug for treatment use. Even if REMUNE® is allowed for treatment use, third party payers may not provide reimbursement for the costs of treatment with REMUNE®. The FDA also may not consider REMUNE® or any other of our products under development to be appropriate candidates for accelerated approval, expedited review or fast track designation.

Marketing any drug products outside of the United States will subject us to numerous and varying foreign regulatory requirements governing the design and conduct of human clinical trials and marketing approval. Additionally, our ability to export drug candidates outside the United States on a commercial basis is subject to the receipt from the FDA of export permission, which may not be available on a timely basis, if at all. Approval procedures vary among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. Foreign regulatory approval processes include all of the risks associated with obtaining FDA approval set forth above, and approval by the FDA does not ensure approval by the health authorities of any other country, including those in Thailand.

Specifically, in order for us to export REMUNE® to Thailand for clinical use in that country, we need to meet a number of regulatory requirements. One of those requirements is that we must ensure that we can manufacture REMUNE® at our United States manufacturing facility in a manner that is in "substantial compliance" with current United States GMP requirements. We must provide the FDA with "credible scientific evidence" that REMUNE® would be safe and effective under the conditions of proposed use in Thailand. Furthermore, the Thai FDA must (i) formally request the FDA to approve export of REMUNE® to Thailand, (ii) certify to the FDA that it is aware that REMUNE® is not approved in the United States or in any of several other countries with comprehensive drug review and approval systems and (iii) concur that the scientific evidence presented to the FDA is "credible scientific evidence that REMUNE® will be reasonably safe and effective" for use in Thailand. There can be no assurance, however, that we will successfully meet any or all of these requirements for the export of REMUNE®, and if we are unable to successfully meet all regulatory requirements, we will not be permitted by the FDA to export REMUNE® to Thailand for clinical use, even if the Thai government were to approve REMUNE® for such use. There can be no assurance that Trinity, our collaborative partner, will be successful in its capacity or efforts to obtain regulatory approval from the Thai FDA.

Technological Change And Competition May Render Our Potential Products Obsolete

The pharmaceutical and biotechnology industries continue to undergo rapid change, and competition is intense and is expected to increase. Competitors may succeed in developing technologies and products that are more effective or affordable than any that we are developing or that would render our technology and products obsolete or noncompetitive. Many of our competitors have substantially greater experience, financial and technical resources and production, marketing and development capabilities than us. Accordingly, some of our competitors may succeed in obtaining regulatory approval for products more rapidly or effectively than us, or technologies and products that are more effective and affordable than any that we are developing.

Our Lack Of Commercial Manufacturing And Marketing Experience May Prevent Us From Successfully Commercializing Products

We have not manufactured any of our products in commercial quantities. We may not successfully make the transition from manufacturing clinical trial quantities to commercial production quantities or be able to arrange for contract manufacturing and this could prevent us from commercializing products or limit our profitability from our products. Even if REMUNE® is successfully developed and receives FDA approval, we have not demonstrated the capability to manufacture REMUNE® in commercial quantities. Except for REMUNE®, we have not demonstrated the ability to manufacture in large-scale clinical quantities any of our treatments. We rely on a third party for the final inactivation step of the REMUNE® manufacturing process. If the existing manufacturing operations prove inadequate, there can be no assurance that any arrangement with a third party can be established on a timely basis or that we can establish other manufacturing capacity on a timely basis.

We have no experience in the sales, marketing and distribution of pharmaceutical or biotechnology products. Thus, our products may not be successfully commercialized even if they are developed and approved for commercialization.

The manufacturing process of our products involves a number of steps and requires compliance with stringent quality control specifications imposed by us and by the FDA. Moreover, our products can be manufactured only in a facility that has undergone a satisfactory inspection and certification by the FDA. For these reasons, we would not be able to quickly replace our manufacturing capacity if we were unable to use our manufacturing facilities as a result of a fire, natural disaster (including an earthquake), equipment failure or other difficulty, or if such facilities are deemed not in compliance with the GMP requirements, and the non-compliance could not be rapidly rectified. Our inability or reduced capacity to manufacture our products would prevent us from successfully commercializing our products.

We may enter into arrangements with contract manufacturing companies to expand our own production capacity in order to meet requirements for our products, or to attempt to improve manufacturing efficiency. If we choose to contract for manufacturing services, we may encounter costs, delays or other difficulties in producing, packaging and distributing our clinical trials and finished product. Further, contract manufacturers must also operate in compliance with the GMP requirements; failure to do so could result in, among other things, the disruption of our product supplies. Our potential dependence upon third parties for the manufacture of our products may adversely affect our profit margins and our ability to develop and deliver products on a timely and competitive basis.

Our Other Therapies And Technologies Have Been Halted At Early Stages Of Development, Thus We Are Dependent Upon The Success Of REMUNE®

In September 2002, we announced a restructuring program which includes focusing our core competencies and financial resources on REMUNE®. As part of the restructuring, the development of our other therapies and technologies, which were at earlier stages of development than REMUNE® and have not yet been shown to be safe or effective, has been halted. Our other therapies and technologies might never be fully developed and if they are they might never receive regulatory approval. Thus, we are completely dependent upon the success of REMUNE® and there can be no assurance that we will be successful in developing or commercializing this product.

Adverse Determinations Concerning Product Pricing, Reimbursement And Related Matters Could Prevent Us From Successfully Commercializing REMUNE® Or Any Of Our Other Products

Our ability to earn sufficient revenue on REMUNE® or any other product will depend in part on the extent to which reimbursement for the costs of the products and related treatments will be available from government health administration authorities, private health coverage insurers, managed care organizations and other organizations. Failure to obtain appropriate reimbursement may prevent us from successfully commercializing REMUNE® or any other product. Third party payers are increasingly challenging the prices of medical products and services. If purchasers or users of REMUNE® or any other product are not able to obtain adequate reimbursement for the cost of using the products, they may forego or reduce their use. Significant uncertainty exists as to the reimbursement status of newly approved health care products and whether adequate third party coverage will be available.

Our Success May Depend Upon The Acceptance Of REMUNE® By The Medical And HIV-Activist Communities

Our ability to market and commercialize REMUNE® depends on the acceptance and utilization of REMUNE® by the medical and HIV-activist communities. We will need to develop commercialization initiatives designed to increase awareness about us and REMUNE® among targeted audiences, including public health and AIDS activists and community-based outreach groups in additional to the investment community. Currently, we have not developed any such initiatives. Without such acceptance of REMUNE®, the product upon which we are completely dependent, we may not be able to successfully commercialize REMUNE® or generate revenue.

Product Liability Exposure May Expose Us To Significant Liability

We face an inherent business risk of exposure to product liability and other claims and lawsuits in the event that the development or use of our technology or prospective products is alleged to have resulted in adverse effects. We may not be able to avoid significant liability exposure. We may not have sufficient insurance coverage, and we may not be able to obtain sufficient coverage at a reasonable cost. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our products. A product liability claim could hurt our financial performance. Even if we avoid liability exposure, significant costs could be incurred that could hurt our financial performance.

If We Lose Our Key Personnel Or Are Unable To Attract And Retain Additional Personnel, We May Be Unable To Successfully Develop Our Technology

On May 21, 2002, we announced that Howard Sampson resigned as our Vice President of Finance, Chief Financial Officer, Secretary and Treasurer. Subsequently, on June 21, 2002, we announced the appointment of Michael L. Jeub as Vice President of Finance and Chief Financial Officer. In September 2002, Dr. Carlo resigned as our Chief Executive Officer and President. On January 7, 2003, after a four month search, we appointed John N. Bonfiglio, Ph.D. as our Chief Executive Officer. On January 13, 2003, we announced that Ronald B. Moss resigned as our President. There can be no assurances that we will not lose additional members of our executive management team or, if so, whether we would be able to hire adequate replacements for any such individuals.

Additionally, our ability to conduct business, raise additional financing and commercialize REMUNE® or our other products may be hindered if we lose additional executive officers or experienced personnel with historical knowledge of our business, transactions, science and technology. Currently, our most experienced executive officer has been with us for less than one year.

In addition, recruiting and retaining qualified scientific personnel to assist in scaling up our manufacturing facilities and perform future research and development work will be critical to our success. It has been particularly difficult for us to retain personnel in light of the performance of our common stock and the incurrence of substantial net operating losses. We do not have sufficient personnel to fully execute our business plan, and there is currently a shortage of skilled executives and scientists, which is likely to continue. As a result, competition for experienced executives and scientists from numerous companies and academic and other research institutions may limit our ability to hire or retain new executives and other personnel on acceptable terms. If we fail to attract and retain sufficient qualified personnel, we may not be able to develop or implement our technology.

Hazardous Materials And Environmental Matters Could Expose Us To Significant Costs

We may be required to incur significant costs to comply with current or future environmental laws and regulations. Although we do not currently manufacture commercial quantities of our product candidates, we produce limited quantities of these products for our clinical trials. Our research and development and manufacturing processes involve the controlled storage, use and disposal of hazardous materials, biological hazardous materials and radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and some waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by these laws and regulations, the risk of contamination or injury from these materials cannot be completely eliminated. In the event of an incident, we could be held liable for any damages that result, and any liability could exceed our resources. Current or future environmental laws or regulations may have a material adverse affect on our operations, business and assets.

Volatility Of Our Stock Price And Absence Of Dividends May Hurt Our Security Holders

The market price of our common stock has been and is likely to continue to be highly volatile. Factors such as the following could have a significant adverse impact on the market price of our common stock:

  •
  our ability to obtain additional financing and, if available, the terms and conditions of the financing;

  •
  our financial position and results of operations;

  •
  the results of preclinical studies and clinical trials by us, our collaborators or our competitors;

  •
  concern as to, or other evidence of, the safety or efficacy of our products or our competitors' products;

  •
  announcements of technological innovations or new products by us or our competitors;

  •
  U.S. and foreign governmental regulatory actions;

  •
  actual or anticipated changes in drug reimbursement policies;

  •
  developments with our collaborators;

  •
  developments concerning patent or other proprietary rights of ours or our competitors (including litigation);

  •
  status of litigation;

  •
  period-to-period fluctuations in our operating results;

  •
  changes in estimates of our performance by any securities analysts;

  •
  new regulatory requirements and changes in the existing regulatory environment;

  •
  market conditions for biopharmaceutical stocks in general; and

  •
  other factors not within our control.

We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

Changes To Financial Accounting Standards May Affect Our Reported Results Of Operations

We prepare our financial statements in conformity with U.S. accounting principles generally accepted in the United States, or GAAP. GAAP are subject to interpretation by the American Institute of Certified Public Accountants, the SEC and various bodies formed to interpret and create appropriate accounting policies. A change in those policies can have a significant effect on our reported results and may even affect our reporting of transactions completed before a change is announced. Accounting policies affecting many other aspects of our business, including rules relating to purchase and pooling-of-interests accounting for business combinations, employee stock option grants and revenue recognition have recently been revised or are under review. Changes to those rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business. For example, FAS 141 eliminates the pooling-of-interests method of accounting for business combinations and modifies the application of the purchase accounting method. The elimination of the pooling-of-interests method is effective for transactions initiated after June 30, 2001. In addition, our preparation of financial statements in accordance with GAAP requires that we make estimates and assumptions that affect the recorded amounts of assets and liabilities, disclosure of those assets and liabilities at the date of the financial statements and the recorded amounts of expenses during the reporting period. A change in the facts and circumstances surrounding those estimates could result in a change to our estimates and could impact our future operating results. Additionally, certain provisions of the Sarbanes Oxley Act of 2002 will impact our business. In particular, the creation by the SEC of an independent accounting oversight board to oversee and regulate audits will affect us and all public companies.

Our Certificate Of Incorporation And Bylaws Include Provisions That Could Make Attempts By Stockholders To Change Management More Difficult

The approval of 66 2/3 percent of our voting stock is required to approve certain transactions and to take certain stockholder actions, including the calling of special meetings of stockholders and the amendment of any of the anti-takeover provisions, such as those providing for a classified board of directors, contained in our certificate of incorporation. Further, pursuant to the terms of our stockholder rights plan, we have distributed a dividend of one right for each outstanding share of common stock. These rights will cause substantial dilution to the ownership of a person or group that attempts to acquire us on terms not approved by our Board of Directors and may have the effect of deterring hostile takeover attempts. The substantial aggregate equity positions of Mr. Kimberlin and his affiliates and/or related parties would make such hostile takeover attempts very unlikely. The practical effect of these provisions is to require a party seeking control of us to negotiate with our Board of Directors, which could delay or prevent a change in control. These provisions could limit the price that investors might be willing to pay in the future for our securities and make attempts by stockholders to change management more difficult.

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person first becomes an "interested stockholder," unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control.

There May Be Risks Related To Our Previous Use Of Arthur Andersen LLP As Our Independent Auditors

On March 14, 2002, Arthur Andersen LLP, our independent public auditor, was indicted on federal obstruction of justice charges arising from the federal government's investigation of Enron Corporation. On June 15, 2002, Arthur Andersen was convicted of these charges. Although we have engaged BDO Seidman, LLP, effective as of August 5, 2002, to replace Arthur Andersen as our independent public auditors, there are certain risks related to our consolidated financial statements for the fiscal years ended December 31, 2000 and 1999, which were audited by Arthur Andersen. The SEC has said that it will continue accepting financial statements audited by Arthur Andersen as long as a reasonable effort is made to have Arthur Andersen reissue its reports and to obtain a manually signed accountant's report from Arthur Andersen. Former representatives of Arthur Andersen have notified us that Arthur Andersen is no longer able to reissue its reports because the firm is no longer in existence.

Our current independent auditor, BDO Seidman, LLP, informed us that it discovered certain misclassifications of certain convertible notes issued to us by a related party in the financial statements included in our Annual Report on Form 10-K, as amended by Amendment No. 1, for the fiscal year ended December 31, 2001. As a result of these misclassifications, BDO Seidman, LLP re-audited our financial statements and we have restated certain financial information contained in our Form 10-K/A for the fiscal year ended 2001. We have restated certain financial information contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002 by filing Amendment No. 1 to the Quarterly Report. Certain amounts were incorrectly classified as debt rather than equity.

Certain investors, including significant funds and institutional investors, may choose not to hold or invest in securities of a company that does not have current financial reports available. Our access to the capital markets and our ability to make timely filings with the SEC could be impaired if the SEC ceases accepting financial statements from a prior period audited by Arthur Andersen for which Arthur Andersen will not reissue an audit report. In that case, we would not be able to access the public capital markets unless another independent accounting firm is able to audit the financial statements originally audited by Arthur Andersen. Any delay or inability to access the public capital markets caused by these circumstances would be disruptive and adversely affect the price and liquidity of our securities and would have a material adverse effect on our business and financial condition.

USE OF PROCEEDS

Assuming the Class A warrants issued to the investors in the December 2002 private placement are exercised in full at a price per share of $1.33, we will receive net proceeds of $12,664,356 from the sale of 9,522,072 shares of our common stock and 9,522,072 Class B warrants. Further assuming that the 9,522,072 Class B warrants are subsequently exercised in full at a price per share of $1.77, we will receive additional net proceeds of $16,854,067 from the sale of an additional 9,522,072 shares of common stock.

Because the Class A and Class B warrants issued to the placement agent in our private placement contain a cashless exercise provision which we anticipate will be used in connection with its exercise of its Class A and Class B warrants, we do not anticipate that we will receive proceeds from such exercises.

Although we have not yet formulated a specific plan, we intend to use a significant portion of the net proceeds from the exercise of the Class A and Class B warrants, if any, for additional working capital, operations, personnel and regulatory expertise, research, the development of REMUNE®, the scaling up of our manufacturing facilities in King of Prussia, Pennsylvania and other general corporate purposes, including research and development expenditures and general and administrative expenditures. We also plan to satisfy certain payment obligations.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business and do not anticipate paying any cash dividends in the foreseeable future.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq SmallCap Market under the symbol IMNR. The following table sets forth the range of high and low sales prices for our common stock on the Nasdaq Market for the periods indicated. On September 9, 2002, our common stock began trading on the Nasdaq SmallCap Market. Prior to September 9, 2002, our common stock traded on the Nasdaq National Market. The prices of our common stock set forth in this table have been adjusted to reflect all stock splits effected prior to the date of this prospectus.

2003	High	Low
January 1 - January 31, 2003	$1.55	$0.93
2002	High	Low
January 1 - March 31, 2002	$5.76	$2.84
April 1 - June 30, 2002	3.60	1.28
July 1 - September 30, 2002	2.76	1.40
October 1 - December 31, 2002	1.80	0.39
2001	High	Low
January 1 - March 31, 2001	$20.00	$8.50
April 1 - June 30, 2001	27.68	5.40
July 1 - September 30, 2001	19.72	4.12
October 1 - December 31, 2001	7.24	4.60
2000	High	Low
January 1 - March 31, 2000	$79.00	$17.25
April 1 - June 30, 2000	49.75	22.00
July 1 - September 30, 2000	49.75	26.00
October 1 - December 31, 2000	30.00	9.94

On January 31, 2003, the last reported sales price of our common stock on the Nasdaq SmallCap Market was $1.32 per share. As of January 29, 2003, our common stock was held by approximately 1,005 stockholders of record.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2002 (unaudited) on an actual basis. As Adjusted reflects the sale by us of approximately sixty-four (64) units in our private placement completed in December 2002 and the exercise of the Class A and 50% of the Class B warrants. This table should be read in conjunction with the Consolidated Financial Statements and the related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended and restated.

(in thousands except per share amounts)	Actual (unaudited) (2)	As Adjusted (1)(3)(4)
Liabilities:
Current portion of equipment notes and capital leases payable	$1,216	$1,203
Convertible notes payable, related party, net of discount of $8,112	2,507	2,507
Equipment notes payable	387	—
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.0025 par value, 170,000,000 shares authorized and 9,977,391 outstanding at 9/30/02	25	84
Warrants	5,320	5,562
Additional paid-in capital	244,946	271,550
Accumulated other comprehensive income	2	2
Accumulated deficit	(245,884)	(245,884)

Total stockholders' equity	$4,409	$31,314

  (1)
  Includes net proceeds to the company, which are gross proceeds from sale of 64 units less placement fees and related expenses totaling $6,904,000.

  (2)
  Excludes 10,897,589 shares issuable upon the exercise of outstanding options and warrants, 9,449,843 shares issuable upon the conversion of outstanding convertible notes and 1,250,000 shares issuable pursuant to our License and Collaboration Agreement, as amended.

  (3)
  Value attributed to the Class A and Class B warrants is derived using an exercise price of $1.33 and $1.77, respectively and a 50% market probability discount applied to the Class B warrants, net of $1,090,000 relating to warrants that were cancelled in connection with the conversion of debt to private placement units in December 2002.

  (4)
  Excludes placement agent options for 12.854 units issuable to Spencer Trask Ventures, Inc. in conjunction with the private placement.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

The following selected consolidated financial data have been derived from our audited consolidated financial statements as of and for the fiscal years ended December 31, 2001, 2000, 1999, 1998 and 1997 and our unaudited consolidated financial statements for the nine months ended September 30, 2002 and 2001. Operating results for the nine months ended September 30, 2002 are not necessarily indicative of results that may be achieved for the entire year ending December 31, 2002 or any other period. The following selected consolidated financial data should be read in conjunction with our consolidated financial statements, the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Nine Months Ended September 30,		Years Ended December 31,
	2002	2001	2001 (3)	2000	1999	1998	1997
	(unaudited)		(restated)
Statement of Operations Data:
Revenues:
Contract research revenue	$12	$200	$248	$3,540	$14,226	$5,488	$2,000
Licensed research revenue	21	9,655	9,705	3,864	6,529	12,185	—

	33	9,855	9,953	7,404	20,755	17,673	2,000

Expenses:
Research and development	10,782	15,271	19,757	21,900	31,246	33,240	34,090
General and administrative	3,723	4,173	5,512	4,399	5,154	4,163	3,904
Restructuring costs	—	—	—	—	650	—	—
Collaborative contract costs	2,360	—	—	—	—	—	—

Total operating expenses	16,865	19,444	25,269	26,299	37,050	37,403	37,994

Loss from operations	(16,832)	(9,589)	(15,316)	(18,895)	(16,295)	(19,730)	(35,994)
Equity in loss of investee	—	(123)	(201)	—	—	—	—
Investment income	56	1,192	1,235	7,181	1,372	1,668	2,437
Impairment of investment	—	—	(1,237)	—	—	—	—
Interest expense including $1,541 and $96 non-cash accretion in September 2002 and December 2001, respectively	(2,137)	(243)	(431)	(308)	(45)	—	—
Other income	—	7	7	736	—	—	—

Loss before cumulative effect of accounting change	(18,913)	(8,756)	(15,943)	(11,286)	(14,968)	(18,062)	(33,557)
Cumulative effect of accounting change (1)	—	—	—	(13,212)	—	—	—

Net loss	(18,913)	(8,756)	(15,943)	(24,498)	(14,968)	(18,062)	(33,557)
Preferred stock items	—	(334)	(334)	(1,030)	(1,030)	(705)	—

Net loss applicable to common stockholders	$(18,913)	$(9,090)	$(16,277)	$(25,528)	$(15,998)	$(18,767)	$(33,557)

Loss per share — basic and diluted:
Net loss applicable to common stockholders	$(2.04)	$(1.09)	$(1.93)	$(3.60)	$(2.57)	$(3.24)	$(6.13)

Weighted average number of shares outstanding (2)	9,253	8,318	8,435	7,098	6,213	5,787	5,471

(1)
In the fourth quarter of 2000, we changed our accounting policy for revenue recognition to conform to SAB No. 101 (see Note 3 to the Consolidated Financial Statements).

(2)
In October 2002, our Board of Directors formally declared a one-for-four reverse stock split of issued and outstanding shares of common stock (see Note 1 to the Consolidated Financial Statements).

(3)
Our previously issued Consolidated Financial Statements for the year ended December 31, 2001 have been restated. This restatement is described in Note 1 in the Consolidated Financial Statements.

		As of December 31,
	September 30, 2002
(in thousands)		2001 (1)(3)	2000	1999	1998	1997
	(unaudited)	(restated)
Balance Sheet Data:
Cash, cash equivalents, marketable securities and short-term investments	$1,127	$2,701	$28,356	$23,087	$25,232	$30,439
Working capital (deficiency)	(4,800)	501	20,554	14,686	22,892	28,939
Total assets	14,809	17,498	45,603	39,997	35,626	37,375
Long-term obligations, net of discounts	3,504	1,349	7,765	1,221	—	—
Redeemable, convertible preferred stock	—	—	9,907	9,627	9,347	—
Stockholders' equity	4,409	13,088	19,522	20,546	22,060	35,102

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements concerning our liquidity, capital resources, financial condition, results of operation and timing of anticipated revenues and expenditures. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause or contribute to such differences include those discussed under "Risk Factors," as well as those discussed elsewhere in this prospectus. The following discussion should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this prospectus. Except for our ongoing obligation to disclose material information as required by federal securities laws, we undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Overview

We are a biopharmaceutical company developing immune-based therapies to induce specific immune responses for the treatment of HIV. Until the implementation of a restructuring program in September 2002, we also had been developing immune-based therapies to induce specific immune responses for the treatment of autoimmune diseases and cancer, as well as targeted, non-viral delivery technology for gene therapy which are designed to enable the delivery of genes directly to the liver via intravenous injection. As a result of our restructuring program, we have refocused our efforts entirely on REMUNE® and halted development of all of our other products.

We have not been profitable since our inception and had an accumulated deficit of $245.9 million as of September 30, 2002. To date, we have not recorded any revenues from the sale of products. Revenues recorded through September 30, 2002 were primarily received from contract research, licensing of technology, milestone achievement payments and investment income. We expect our operating losses to continue, as well as to experience quarter-to-quarter fluctuations, some of which could be significant, due to research, development, manufacturing scale-up and clinical trial activities. We cannot provide assurance that we will be able to generate sufficient product revenue to become profitable on a sustained basis or at all.

As discussed in Note 1 to our 2001 consolidated financial statements, we noted certain misclassifications of certain convertible notes issued by us to a related party. The effects of these misclassifications impacted the audited consolidated financial statements as of and for the year ended December 31, 2001, and the unaudited financial statements as of and for the three months ended March 31, 2002. Such filings have been amended by the filing with the SEC of a Form 10-K/A on January 28, 2003 and a Form 10-Q/A on February 3, 2003.

2002 Events

In September 2002, we implemented a restructuring program and management changes aimed at reducing costs and refocusing our efforts on REMUNE®. The restructuring program reduced staff and cut spending at our headquarters while maintaining limited manufacturing capacity at our production facility in King of Prussia, Pennsylvania. When fully implemented, the reductions are expected to contribute an estimated $7.2 million in savings annually at approximately $600,000 in cost savings per month. Such projected cost savings assume the sublease of certain of our facilities in King of Prussia, PA and Carlsbad, CA. Not all of these subleases have been effected, and we cannot predict the date by which these cost savings will be achieved or the actual amount of such savings until we enter into any such contracts, if at all.

On October 9, 2002, our Board of Directors formally declared a one-for-four reverse stock split of issued and outstanding shares of common stock. On October 24, 2002, Nasdaq granted us an additional

180 calendar day grace period to demonstrate compliance with the Nasdaq minimum $1.00 bid price per share requirement for continued listing. Subsequently, because the closing bid price of our common stock was at $1.00 or greater for at least ten consecutive trading days, effective on October 31, 2002, Nasdaq informed us that we were in compliance with its listing requirements. See "Risk Factors—Our Stock May Become Subject To Penny Stock Rules, Which May Make It More Difficult For You To Sell Your Securities."

In December 2002, we completed a private offering of common stock and warrants resulting in $8.4 million in gross proceeds, including $6.4 million of new investment proceeds and $2.0 million of non-cash proceeds converted from previously issued related party convertible promissory notes. We intend to use the net proceeds of the offering for general corporate purposes such as research, development, the scaling up of the manufacturing capabilities of our King of Prussia, Pennsylvania facility, operations, personnel and regulatory expertise and to repay a portion of our outstanding indebtedness to Transamerica Finance Corporation. We could raise an additional $29.5 million if all of the Class A warrants and Class B warrants issued in the offering, which are redeemable by us at $2.49 and $3.32, respectively, are exercised. Alternatively, we could raise an additional $12.7 million if only the Class A warrants are exercised. We estimate that the gross cash proceeds of approximately $6.4 million from the private offering will be sufficient to fund our planned operations for approximately four to five months following the closing date of the offering. If all of the Class A and Class B warrants are exercised, we estimate that the $29.5 million in proceeds would provide us with sufficient funds to fund our planned operations, excluding capital improvements, into the fourth quarter of 2004. If only the Class A warrants are exercised, we estimate that the additional $12.7 million would provide us with sufficient funds to fund our planned operations, excluding capital improvements, through December 2003. However, there can be no assurances that all or any portion of the warrants will be exercised by the initial purchasers or by any subsequent holders. We also issued to Spencer Trask Ventures, Inc., the placement agent for the private offering, an option to purchase 1,452,419 shares of common stock and 1,452,419 Class A warrants. We have not included the exercise of this option and Class A warrants in the estimated proceeds discussed above.

Management currently is evaluating equity financing alternatives to meet our future capital requirements. In addition, we are seeking collaborative partners for all of our technologies. In any event, we will need to raise substantial additional capital to fund our operations. If we were unable to raise adequate capital, it would have a material adverse effect on us and would cause us to cease operations, at which time we will not be able to satisfy our obligations. See Notes 1 and 9 to the Consolidated Financial Statements. Our ability to find collaborative partners could be materially and adversely affected by the security interest held by Mr. Kimberlin and his related parties in substantially all of our intellectual property. See "Risk Factors—We May Be Unable To Enter Into Additional Collaborations Or Maintain Existing Ones."

Various Financings

In February 2002, we privately placed with Oshkim a $2.0 million convertible note and warrant by amending the Note Purchase Agreement and Intellectual Property Security Agreement with KKP from November 2001. Oshkim is an affiliate of Mr. Kimberlin. The amendments added Oshkim as a party to the agreements and allowed us to issue the note and warrant in February 2002 to Oshkim on different terms than the note and warrant issued in November 2001.

The February 2002 note bears interest at a rate of 8% per year and is secured by our intellectual property. The note matures on February 14, 2005, but is convertible into shares of our common stock at any time prior to maturity, at the option of the investor, initially at a conversion price of $4.662 per share. The conversion price was based on a 112.5% premium to the average closing bid price of our common stock for the five-day trading period ended February 13, 2002. The value of the conversion discount for the convertible note is approximately $639,000, which is being amortized as interest expense over the three-year term of the note. The warrant has a term of ten years and is initially exercisable for up to 429,000 shares of our common stock with an exercise price of $4.144 per share. The exercise price was based on the average closing bid price of our common stock for the five-day trading period ended February 13, 2002. The warrant was valued at approximately $906,000 and has been recorded as a discount to the note. The resultant discount to the note is being accreted over the three-year term of the note. Both the conversion price of the note and exercise price of the warrant provide anti-dilution protection for the investor.

In March 2002, we issued a short-term secured promissory note to Oshkim for $2.0 million. The note earned interest at 8%, with a maturity date of May 5, 2002 and was secured by our intellectual property. In May 2002, the short-term secured promissory note was repaid in full with interest of approximately $19,000.

In May 2002, we privately placed with Oshkim a $4.0 million convertible note and warrant pursuant to the amended Note Purchase Agreement and Intellectual Property Security Agreement. Proceeds of approximately $2.0 million were used to repay the short-term secured promissory note issued in March 2002 plus interest, which was due May 5, 2002. The remaining proceeds were used for product development, working capital and other general corporate purposes.

The May 2002 note bears interest at a rate of 8% and is secured by our intellectual property. The note matures on May 3, 2005, but is convertible into shares of our common stock at any time, at the option of the investor, initially at a conversion price of $1.7248 per share. The conversion price was based on a 20% discount to the average closing bid price of our common stock for the ten-day trading period ended May 2, 2002. The value of the conversion discount for the convertible note is $1,962,000, which is being amortized as interest expense over the three-year term of the note. The warrant is for a term of ten years and is initially exercisable for up to 2,319,109 shares of our common stock with an exercise price of $2.156 per share. The exercise price was based on the average closing bid price of our common stock for the ten-day trading period ended May 2, 2002. The warrant was valued at approximately $2.0 million and has been recorded as a discount to the note. The resultant discount to the note is being accreted over the three-year term of the note. Both the conversion price of the note and exercise price of the warrant provide anti-dilution protection for the investor.

In June 2002, we privately placed with Oshkim a $1.0 million convertible note and warrant pursuant to the amended Note Purchase Agreement and Intellectual Property Security Agreement. The proceeds were used for product development, working capital and other general corporate purposes. Oshkim has transferred the convertible note and warrant to Cheshire Associates, an entity affiliated with Kevin Kimberlin. The convertible note was exchanged for ten units offered in connection with our December 2002 private offering.

In July 2002, we privately placed with Kimberlin Family Trust two convertible notes and warrants of approximately $1.2 million, pursuant to the amended Note Purchase Agreement and Intellectual Property Security Agreement. The proceeds were used for product development, working capital and other general corporate purposes. The Kimberlin Family Trust has transferred all convertible notes and warrants to Cheshire Associates. Cheshire Associates exchanged $1.0 million of the convertible notes and warrants issued in July 2002 for ten units offered in connection with our December 2002 private offering. The remaining principal balance of $278,320 was transferred to a new convertible note and warrant dated December 10, 2002.

In August, September and October 2002, we issued short-term secured promissory notes to the Kimberlin Family Trust, Oshkim and Cheshire Associates for approximately $4.6 million. The notes earned interest at 8%, with a maturity date of November 30, 2002 and were secured by our intellectual property. In November 2002, these short-term secured promissory notes were repaid in full with interest of approximately $61,000.

In October 2002, for purposes of NASD rules, we obtained at a special meeting of our stockholders approval for the private convertible debt transactions completed in May 2002, June 2002 and July 2002 and future placements pursuant to the Note Purchase Agreement with KKP, Oshkim and the Kimberlin Family Trust.

In November 2002, we privately placed convertible notes and warrants of approximately $5.5 million to Cheshire Associates pursuant to the amended Note Purchase Agreement and Intellectual Property Security Agreement with similar terms to the May 2002 private placement. Proceeds of approximately $4.6 million were used to repay the short-term secured promissory notes issued in August, September and October 2002, plus accrued interest of approximately $61,000. The remaining proceeds were used for working capital and other general corporate purposes.

The November 2002 private placement notes bear interest at a rate of 8% and are secured by our intellectual property. The notes mature during November 2005, but are convertible into shares of our common stock at any time, at the option of the investor, initially at conversion prices ranging from $0.8128 to $1.1456 per share. The conversion prices were based on a 20% discount to the average closing bid price of our common stock for the ten-day trading period ended prior to each closing. The value of the conversion discounts for the convertible notes is $5.4 million, which is being amortized as interest expense over the three-year terms of the notes. The warrants are for terms of ten years and are initially exercisable for up to 4,867,091 shares of our common stock with exercise prices ranging from $1.016 to $1.432 per share. The exercise prices were based on the average closing bid prices of our common stock for the ten-day trading period prior to each closing. The warrants were valued at approximately $3.0 million and have been recorded as discounts to the notes. The resultant discounts to the notes are being accreted over the three-year terms of the notes. Both the conversion prices of the notes and exercise prices of the warrants provide anti-dilution protection for the investor.

In December 2002, as part of the private offering, we converted $2.0 million of related party convertible promissory notes previously issued in June and July 2002. The remaining principal balance of $278,320 from the third note dated July 30, 2002 was reissued to Cheshire Associates pursuant to the amended Note Purchase Agreement and Intellectual Property Security Agreement. In addition, approximately $74,000 of accrued interest for the three notes was repaid with conversion proceeds.

The December private placement note bears interest at a rate of 8% per year and is secured by our intellectual property. The note matures on July 30, 2005, but is convertible into shares of our common stock at any time prior to maturity, at the option of the investor, initially at a conversion price of $1.4816 per share. The conversion price was based on a 20% discount to the average closing bid price of our common stock for the ten-day trading period ended July 29, 2002. The value of the conversion discount for the convertible note is $124,000, which is being amortized as interest expense over the three-year term of the note. The warrant is for a term of ten years and is initially exercisable for up to 187,851 shares of our common stock with an exercise price of $1.852 per share. The exercise price was based on the average closing bid price of our common stock for the ten-day trading period ended July 29, 2002. The warrant was valued at approximately $154,000 and has been recorded as a discount to the note. The resultant discount to the note is being accreted over the three-year term of the note. Both the conversion price of the note and exercise price of the warrant provide anti-dilution protection for the investor.

Other Significant Events

In late June 2002, we amended our REMUNE® license and collaboration contract with Trinity Medical Group USA, Inc, Trinity. The amended contract provides that should Trinity decide to commercialize REMUNE® in Thailand, Cambodia, Burma, Singapore, Vietnam, Sri Lanka, Indonesia, the Philippines, Laos and Malaysia, Trinity will pay us 110% of our manufacturing costs plus a mark-up of $50 for each unit of REMUNE® purchased. The $50 per unit mark-up would expire upon the earlier to occur of the purchase by Trinity of one million doses of REMUNE® and December 31, 2007. As consideration for the increased per unit purchase price to be paid to us, Trinity was issued 1,000,000 shares of restricted common stock valued at $2,360,000 and will be issued up to an additional 750,000 shares of restricted stock upon the occurrence of certain purchase milestones. All of the restricted shares issued to Trinity are subject to registration rights set forth in the original agreement. In addition, we waived Trinity's obligation to purchase $5.0 million of our common stock, which would have applied in the event of the optional technology transfer of REMUNE® manufacturing rights in Trinity's licensed territories. Also, we provided in the amendment for an increase to 500,000 shares from 83,333 shares the number of shares which Trinity will receive in exchange for a $5.0 million payment by Trinity to us upon Thai government approval of REMUNE®.

In June 2002, we restructured our equipment loans with Transamerica Technology Finance Corporation, or Transamerica. As a result of the restructuring, we cured the existing default under those loans and limited the circumstances, which could serve as the basis for any future default by us. Pursuant to the agreements signed with Transamerica, we paid Transamerica $200,000 upon the closing of the December private offering and are obligated to pay Transamerica (i) $200,000 upon exercise of the Class A warrants and (ii) $200,000 upon exercise of the Class B warrants. These payments have and will reduce our existing Transamerica debt. Additionally, Transamerica was granted a security interest in our assets, including a subordinated interest in our intellectual property. We also remain obligated to make our scheduled debt payments to Transamerica until the debt and interest has been paid in full. The total amount owed to Transamerica as of September 30, 2002 was approximately $1.2 million.

Since July 2001, several complaints have been filed in the United States District Court for the Southern District of California seeking an unspecified amount of damages on behalf of an alleged Class of persons, who purchased shares of our common stock at various times between May 17, 1999 and July 6, 2001. The various complaints name us and certain of our officers as defendants, as well as Agouron Pharmaceuticals, Inc. and one of its officers. The complaints allege that we, Agouron and/or such officers violated federal securities laws by misrepresenting and failing to disclose certain information about the results of clinical trials of REMUNE®. The complaints have been consolidated into a single action under the name In re Immune Response Securities Litigation by order of the Court. Although we intend to vigorously defend the actions, we do not believe it is feasible to predict or determine the outcome or resolution of these proceedings or to estimate the amounts of, or potential range of, loss with respect to these proceedings. In addition, the timing of the final resolution of these proceedings is uncertain. The range of possible resolutions of these proceedings could include judgments against us or our officers or settlements that could require substantial payments by us, which could have a material adverse impact on our financial position, results of operations and cash flows. These proceedings also might require substantial attention of our management team and therefore divert their time and attention from our business and operations.

In July 2001, we regained full rights to REMUNE® due to the termination by Agouron Pharmaceuticals, Inc., a Pfizer company, of the agreement we had with them relating to the development and commercialization of REMUNE®. As a result of this termination, we recognized approximately $7.7 million in deferred revenue from the collaboration in the third quarter of 2001. Also, as a result of this termination and along with delays in manufacturing scale-up operations, we have adjusted our operational timelines and delayed expenditures and activities where prudent to conserve capital resources. See Notes 1 and 14 to the Consolidated Financial Statements.

As required by the terms of the Series F Redeemable Convertible Preferred Stock we issued in April 2001, we converted 160.7 shares of the 200 shares outstanding of our Series F Redeemable Convertible Preferred Stock for 1,052,231 shares of our common stock. In May 2001, we redeemed the remaining 39.3 shares of our Series F Redeemable Convertible Preferred Stock using a cash payment of $2.8 million. See Note 12 to the Consolidated Financial Statements.

In December 1999, the SEC issued Staff Accounting Bulletin No. 101, or SAB No. 101, "Revenue Recognition in Financial Statements." We implemented SAB No. 101 in the fourth quarter of 2000 by adjusting the first, second and third quarters of our 2000 financial statements. Our statement of operations reflects a one-time charge to earnings of $13.2 million for the cumulative effect of the change in accounting principle as of January 1, 2000. Deferred revenue recognized, to reflect the application of the SAB No. 101 restatement adjustments, was $960,000, $968,000 and $968,000 for the first, second and third quarters of 2000, respectively. Deferred revenue of $968,000 per quarter was recognized in the first and second quarters of 2001 based on the expected development period, which was estimated to be through June 2003. Due to the termination of the development agreement with Pfizer, the remaining deferred revenue of approximately $7.7 million was recognized as revenue during the third quarter of 2001. See Notes 3 and 14 to the Consolidated Financial Statements.

Results of Operations

Nine Months Ended September 30, 2002 and 2001

We recorded revenues of $33,000 for the nine months ended September 30, 2002, as compared to $9.9 million for the corresponding period in 2001. The decrease in revenues in 2002 is due to the termination by Pfizer in July 2001 of our development and commercialization collaboration for REMUNE®. We expect no additional revenues unless it is earned through corporate collaborations or new research and development agreements. We have not received any revenues from the sale of products and do not expect to derive revenue from the sale of any products for the foreseeable future.

Our research and development expenditures were $10.8 million for the nine months ended September 30, 2002, as compared to $15.3 million for the corresponding periods in 2001. This decrease in research and development spending of $4.5 million is attributable to significant reductions in salaries, benefits and operating supplies, adjustments to our operational timelines and delaying expenditures, hiring and manufacturing scale-up activities of REMUNE® which reduced expenses by $1.8 million, reduced spending for clinical trials and related regulatory activities in 2002 due to completion or termination of clinical studies in our immune-based therapy programs which contributed $1.2 in savings and decreasing activities on our other non-HIV development programs which resulted in reduced spending of $1.5 million.

Our REMUNE® clinical spending should continue to decrease consistent with the prior quarters, but could increase if we entered into any new research and development collaborations. However, spending associated with our scale-up of the manufacturing process for REMUNE® and the cost of producing clinical supplies for ongoing and future REMUNE® studies is expected to increase during fiscal year 2003 as we focus our financial resources entirely on REMUNE®. Clinical study spending for our other development programs has decreased beginning in the second quarter of 2002 as we completed our Phase I/II clinical trial relating to multiple sclerosis during the first quarter of 2002. We expect research and development expenditures for our other development programs to also continue to decrease due to our restructuring in September 2002 which, among other things, was intended to focus our resources entirely on REMUNE®. Overall, we expect future research and development expenditures for REMUNE® to increase but quarter to quarter fluctuations may occur due to the timing of expenditures. If we enter into additional collaborations, research and development expenditures for our other development programs would likely increase over their current levels. There can be no assurance that we will enter into any collaborations, that existing collaborations will not be terminated, or that we will be able to obtain other financing needed to continue our research and development efforts.

General and administrative expenses were $3.7 million for the nine months ended September 30, 2002, as compared to $4.2 million for the corresponding period in 2001. This decrease was primarily attributable to lower professional fees, reductions in personnel through attrition and restructuring related layoffs and lower insurance premiums. These decreases were partially offset by higher consulting fees. We expect quarterly general and administrative expenses to remain consistent with prior quarters with savings attributed to the September 2002 restructuring being offset by possible increased consulting fees.

Collaborative contract costs of $2.4 million for the nine months ended September 30, 2002 was expensed as a result of amending our collaboration with Trinity. For consideration received, we issued 1.0 million shares of our common stock and expensed the value of such shares at approximately $2.4 million.

Investment income decreased to $56,000 for the nine months ended September 30, 2002 from $1.2 million during the corresponding period in 2001. The decrease in investment income in 2002 from 2001 was primarily due to overall lower cash balances in interest-bearing investments and lower interest rates. Also contributing to the decrease was the sale of approximately $416,000 of equity securities during 2001. Interest expense increased to $596,000 for the nine months ended September 30, 2002, as compared to $243,000 for the corresponding period in 2001. This increase is attributable to the issuance by us to related parties of approximately $15.7 million of 8% convertible notes and short-term promissory notes between November 2001 and December 2002.

Accretion of convertible notes payable was $1.5 million for the nine months ended September 30, 2002. Accretion represents the amortization, over a three-year period, of the value of the notes allocated to the value of warrants issued in connection with the convertible notes.

Years Ended December 31, 2001, 2000 and 1999

We recorded revenues of $10.0 million in 2001 as compared to $7.4 million in 2000 and $20.8 million in 1999. The increased revenues for 2001 were primarily attributed to deferred revenues recognized from the SAB 101 adjustment including the final recognition of $7.7 million upon termination of the development agreement with Pfizer. As a result, we expect no additional revenue unless it is earned through new research and development agreements, if any. The decrease in revenue in 2000 from 1999 was primarily related to the timing of revenues received under our agreement with Pfizer. Revenues for 2000 included the final payment in a series of six quarterly payments of approximately $3.3 million to fund research and development as compared to 1999, which included four quarterly payments and a milestone payment of $5.0 million. Revenues for 2000 also included an adjustment due to the implementation of SAB 101, which recognized $3.5 million of the $13.2 million deferred under SAB 101. We have not received any revenues from the commercial sale of products and do not expect to derive revenue from the sale of products for the foreseeable future.

Research and development costs totaled $19.8 million for 2001 as compared to $21.9 million for 2000 and $31.2 million for 1999. The decrease in research and development spending of approximately $2.1 million from 2000 to 2001 was due primarily to adjusting our operational timelines and delaying expenditures and activities of the manufacturing scale-up of REMUNE®. Due to the recent termination notification from Pfizer, we have reviewed clinical information provided by Pfizer on studies that they had been funding and determined that it is not feasible for us to continue their studies. Those studies were terminated by Pfizer during the third quarter. For any future studies to be initiated, we would need to raise additional capital or enter into a new research and development collaboration; until such time, our REMUNE® clinical spending should remain somewhat consistent with the prior quarters primarily because the recently halted U.S., pivotal HIV clinical study was conducted and paid for by Pfizer. However, spending associated with our scale-up of the manufacturing process for REMUNE® and the cost of producing clinical supplies for ongoing and future REMUNE® studies more than likely will decrease in the foreseeable future or until we raise additional capital or enter into a new research and development collaboration. The decrease in costs from 1999 to 2000 was due primarily to reduced spending on clinical and regulatory expenses of $8.0 million and to a lesser degree, reduced spending on our autoimmune, gene therapy and cancer programs of $1.1 million. The decrease in clinical and regulatory expenses was related to the discontinuation of a 2,500 patient, Phase III clinical trial of REMUNE® in May 1999 and the decreased spending on our autoimmune, gene therapy and cancer programs related to the workforce reduction in June 1999.

We expect future clinical study spending for our other development programs to remain consistent with the fourth quarter of 2001 unless we initiate new clinical studies. We expect the next quarter's research and development expenditures to remain constant or decrease from the current quarter. Overall, we expect future research and development expenditures to remain constant or decrease, but quarter to quarter fluctuations may occur due to the timing of expenditures. If we enter into additional collaborations, research and development expenditures would increase over the current level; but we cannot provide assurance that we will enter into any collaborations, that existing collaborations will not end, or that we will be able to obtain other financing needed to continue our research and development efforts.

General and administrative expenses totaled $5.5 million for 2001 as compared to $4.4 million for 2000 and $5.2 million for 1999. This increase in spending was primarily attributed to higher professional fees and insurance costs during 2001 as compared to 2000. The decrease in spending from 1999 to 2000 was primarily attributed to our work force reduction in 1999 and somewhat lower professional fees and office related expenses. We expect general and administrative expenses for 2002 to remain consistent with 2001 with possible increases in professional fees and insurance costs as a result of litigation.

Restructuring costs of $650,000 for the year ended December 1999 were associated with our restructuring plan implemented in June 1999 and completed in October 1999, which reduced the work force by approximately 30%. Employee severance, health benefits, placement services and other implementation costs were included in the restructuring costs. As of December 1999, there was approximately $100,000 of accrued restructuring costs remaining to provide for severance costs for salaries. These amounts were paid out in the first quarter of 2000.

Investment income decreased to $1.2 million for 2001 from $7.2 million for 2000 and $1.4 million for 1999. The decrease in investment income in 2001 compared to 2000 was due primarily to the sales of approximately $5.7 million of equity securities held for sale that were acquired through licensing of our technology. Also contributing to the decrease was lower interest income due to lower cash balances overall in interest bearing investments for the year 2001 as compared to interest earned in 2000 and 1999.

Interest expense increased to $431,000 for 2001 from $308,000 for 2000 and $45,000 for 1999. The increase in interest expense in 2001 compared to 2000 was due primarily to the $96,000 of non-cash accretion for the convertible note payable issued in November 2001 and partially to increased interest payments on equipment loans representing a full twelve months of expense in 2001 because the equipment line of credit was fully drawn in May 2000. The interest expense in 1999 reflects the first equipment line of credit draw as of September 1999.

We recorded an impairment of $1.2 million for a long-term asset in 2001 as a result of renegotiating our investment in MicroGenomics, Inc. in December 2001. This write-down was based on an independent valuation of MicroGenomics, Inc. See Note 8 to the Consolidated Financial Statements.

Other income of $736,000 for the year ended December 2000 was primarily attributable to the gain recognized from the sale in March 2000 of undeveloped property adjacent to our headquarters facility in Carlsbad, California for approximately $2.0 million in gross proceeds.

The cumulative effect of accounting change of $13.2 million for the year 2000 was the result of adopting SAB 101 and is associated with revenues recognized primarily in 1998 and 1999. See Note 3 to the Consolidated Financial Statements.

Liquidity and Capital Resources

Since our inception in 1986 through September 30, 2002, we have financed our activities primarily from public and private sales of equity, funding from collaborations with corporate partners, investment income and the issuance of convertible notes. From November 2001 through December 2002, we have raised $15.7 million from the issuance to entities affiliated with or related to Kevin Kimberlin, who is one of our directors and our principal stockholder, of convertible notes and warrants and short-term promissory notes. At September 30, 2002, we had a working capital deficit of $4.8 million, including $1.1 million of cash, cash equivalents and marketable securities. This compares with working capital of $501,000 and $2.7 million of cash, cash equivalents and marketable securities as of December 31, 2001. Working capital decreased during this period as a result of $12.7 million of cash used in operations, $36 million in borrowing under short-term promissory notes, capitalization of $354,000 in equipment leases that are due within one year and the $219,000 increase in the current portion of existing equipment notes. This decrease in working capital was offset by the issuance of $8.2 million in convertible notes and related warrants.

In December 2002, we completed a private offering of $8.4 million of units comprised of common stock and warrants which resulted in gross proceeds of approximately $6.4 million. In addition, we could raise an additional of $29.5 million in gross proceeds if the warrants are exercised in full. Alternatively, we could receive an additional $12.7 million if only the Class A warrants are exercised. We estimate that the gross cash proceeds of approximately $6.4 million from the private offering will be sufficient to fund our planned operations for approximately four to five months following the closing date of the offering, and we estimate that the additional $29.5 million from exercise of the warrants in full would be sufficient to fund our planned operations, excluding capital improvements, into the fourth quarter of 2004. If only the Class A warrants are exercised, the additional $12.7 million would be sufficient to fund our planned operations through December 2003. There can be no assurances that all or any portion of the warrants will be exercised by the initial purchasers or by any subsequent holders or, if so, when such exercise might occur.

Once we have used the net proceeds from the sale of stock in the private placement, and the net proceeds, if any, received upon exercise of the warrants issued in the private placement, we will be forced to look for alternative sources of funding which, even if available, may be on terms substantially less favorable. If we are unable to raise adequate capital, we may be required to delay, or reduce the scope of, our research or development of REMUNE®, or take other measures to cut costs, which would have a material adverse effect on us and would cause us to cease operations, at which time we will not be able to satisfy our obligations. In any event, we will need to raise substantial additional capital to fund our operations beyond four months. We cannot provide any assurance, however, that changes in our research and development plans or other changes affecting our operating expenses will not result in the expenditure of such resources before such time. See "Risk Factors—Our Current Cash Position, Additional Financing Requirements And Limited Access To Financing Will Adversely Affect Our Ability To Develop Products And Continue As A Going Concern."

We will need to raise substantial additional funds to conduct research and development, preclinical studies and clinical trials necessary to bring potential products to market and to establish manufacturing and marketing capabilities. We anticipate that for the foreseeable future, the scale-up of the manufacturing process for REMUNE® and the cost of producing clinical supplies for ongoing and future REMUNE® studies will continue to represent a significant portion of our overall expenditures. Overall, future REMUNE® research and development expenditures are expected to increase from current levels due to the completion of our private offering in December 2002. Future spending for research and development may further increase if we enter into additional collaborations, but there can be no assurance that we will enter into any such collaborations. We have delayed additional capital improvements of approximately $1.0 million for 2002 related to the scale-up of the manufacturing process, but anticipate that those costs would need to be incurred in 2003 to continue the scale-up of the manufacturing process for REMUNE®. Other anticipated costs with respect to REMUNE®, including investment in inventory, will depend on many factors including the need for additional clinical trials and other factors, which will influence our determination of the appropriate continued investment of our financial resources in this program.

Our future capital requirements will depend on many factors including whether all or any portion of the warrants from the December 2002 private offering will be exercised by the initial purchasers or by any subsequent holders. Other capital requirement factors include continued scientific progress in our research and development programs, the scope and results of preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patent claims, the costs involved in defending claims in class actions, competing technological and market developments, the cost of manufacturing scale-up and inventories, effective commercialization activities and arrangements and other factors not within our control. We intend to seek additional funding through additional research and development agreements with suitable corporate collaborators and through public or private financings, if available. However, we cannot provide assurance that such collaboration arrangements or any public or private financings will be available on acceptable terms, if at all. If we raise funds through future equity arrangements, further dilution to stockholders will result.

In June 2002, we restructured our equipment loans with Transamerica. As a result of the restructuring, we cured the existing default under those loans and limited the circumstances which could serve as the basis for any future default by us. Pursuant to the agreements signed with Transamerica, we paid Transamerica $200,000 upon the closing of our private placement on December 10, 2002, and we are obligated to pay Transamerica $200,000 milestone payments upon receipt of proceeds from each of the following transactions: (i) exercise of the Class A warrants and (ii) exercise of the Class B warrants. These payments have and will reduce our existing Transamerica debt. We also remain obligated to make our scheduled debt payments to Transamerica until the debt and interest has been paid in full. The total amount owed to Transamerica was approximately $1.2 million as of September 30, 2002. Additionally, Transamerica was granted a security interest in our assets, including a subordinated security interest in our intellectual property. There can be no assurance, however, that we will not in the future be in default under our equipment loans with Transamerica and that Transamerica would not exercise its right to accelerate our debt and foreclose on some of our office and laboratory equipment and intellectual property.

Critical Accounting Policies

Principles of consolidation

The consolidated financial statements include our and our wholly-owned subsidiary's accounts. All significant intercompany accounts and transactions have been eliminated.

Investments in other entities

We use the equity method to account for investments in corporate entities in which we have a voting interest of 20% to 50%, or in which we otherwise have the ability to exercise significant influence. Under the equity method, the investment is originally recorded at cost and adjusted to recognize our share of net earnings or losses of the investee, limited to the extent of our investment in the investee. Changes in these estimates may have a material effect on our financial statements.

Risks and uncertainties

Substantially all of our revenues were derived from a collaborative arrangement with Pfizer. However, in July 2001, we received notification from Pfizer of termination of this development and commercial collaboration arrangement.

Our products are in various stages of development. Prior to generating product revenues, we must complete the development of our products, including several years of human clinical testing, and receive regulatory approvals prior to selling these products in the human health care market. Our products may not be successfully developed, regulatory approvals may not be granted, or patient and physician acceptance of any of these products may not be achieved.

We face additional risks associated with biopharmaceutical companies whose products are in various stages of development. These risks include, among others, our need for additional financing to complete our research and development programs and commercialize our technologies. Financing may not be available to us when required or, if available, may not be available under favorable terms.

We believe that patents and other proprietary rights are important to our business. Our policy is to file patent applications to protect technology, inventions and improvements to our inventions that we consider important to the development of our business. The patent positions of pharmaceutical and biotechnology firms, including our company, are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved. Changes in our estimates in the realizability of our intellectual property may have a material effect on our financial statements.

Licensed technology

Intangible assets are recorded at cost and amortized over their estimated useful lives. In December 1999, we acquired licenses to certain patent technology, which are being amortized over seven years. Changes in our estimates of useful lives may have a material effect on our financial statements.

Impairment of long-lived assets

We evaluate potential impairment of long-lived assets in accordance with FAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." FAS No. 144 requires that certain long-lived assets, excluding investments under the equity method of accounting, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable based on expected undiscounted cash flows that result from the use and eventual disposition of the asset. The amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset.

In accordance with FAS No. 144, the Company has identified its property and equipment totaling $8,295,000 at September 30, 2002 as long-lived assets subject to impairment review. Given the current financial status of the Company, its historical losses and the indeterminable outcome of the development and approval of its products, there is substantial uncertainty as to the Company's ability to recover its investment in these long-lived assets through the generation of net future cash flows. In light of this uncertainty, the Company plans to obtain an independent third-party appraisal of these long-lived assets in the first quarter of 2003. As a result of such appraisal, a substantial impairment charge may be recognized for the year ended 2002.

Changes in Accountants

On August 5, 2002, with the approval of our Board of Directors, we terminated our relationship with our outside accounting firm, Arthur Andersen LLP, and changed our outside accounting firm to BDO Seidman, LLP. Arthur Andersen LLP reports on our 1999 and 2000 consolidated financial statements contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Except for a going concern qualification, Arthur Andersen LLP's report on our consolidated financial statements for the fiscal year ended December 31, 2001 did not contain an adverse opinion or disclaimer of opinions, nor were they modified or qualified as to uncertainty, audit scope or accounting principles. In addition, during 2000 and 2001, and the interim period prior to the change in accounting firms, there were no disagreements with Arthur Andersen LLP on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports. We did not consult with BDO Seidman, LLP on any financial or accounting reporting matters in the period before its appointment.

Quantitative and Qualitative Disclosures About Market Risk

We invest our excess cash primarily in U.S. government securities and money market accounts. These instruments have maturities of two years or less when acquired. We do not utilize derivative financial instruments, derivative commodity instruments or other market risk sensitive instruments, positions or transactions. Accordingly, we believe that, while the instruments we hold are subject to changes in the financial standing of the issuer of such securities, we are not subject to any material risks arising from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices or other market changes that affect market risk sensitive instruments.

OUR BUSINESS

The following discussion contains forward-looking statements concerning our liquidity, capital resources, financial condition, results of operation and timing of anticipated revenues and expenditures. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause or contribute to such differences include those discussed under "Risk Factors," as well as those discussed elsewhere in this prospectus. The following discussion should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this prospectus. Except for our ongoing obligation to disclose material information as required by federal securities laws, we undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

GENERAL

We are a biopharmaceutical company co-founded by Dr. Jonas Salk, a pioneer vaccinologist who discovered the first effective polio vaccine. We were created primarily to pursue Dr. Salk's concept of developing a therapeutic vaccine for the treatment of human immunodeficiency virus ("HIV") infection. We have developed REMUNE®, an immune-based therapy, to induce specific immune responses for the treatment of HIV. Our lead product, REMUNE®, designed to treat individuals already infected by HIV, is intended to induce an HIV-specific immune response in order to boost the body's natural defense mechanisms and control the amount of HIV in the blood. Over the course of 18 clinical studies, REMUNE® has been administered to over 3,000 people and has been shown to be safe. In addition, the data from these studies suggest that REMUNE® may be effective in promoting the immune system's own ability to defend against HIV and reducing the amount of HIV in the blood when used alone or in conjunction with antiviral drugs.

Data from a Phase II clinical trial (STIR — 2102) of REMUNE® involving 243 HIV infected patients suggested that treatment of HIV with REMUNE® stimulated HIV-specific immune responses correlated with control of virus. Dr. Eduardo Fernandez-Cruz, head of Department of Clinical Immunology at the University General Hospital "Gregorio Maranon" in Madrid, Spain and lead investigator of the study, presented the data at the XIV International AIDS Conference. Also, at the conference, Dr. Bruce Walker, Director of the AIDS Research Center, Massachusetts General Hospital, presented data from a double-blind adjuvant controlled study involving 10 HIV infected patients suggesting that REMUNE® induced helper T-cell immune responses aimed specifically at HIV in chronically infected HIV-positive individuals taking HAART (Highly Active Antiretroviral Therapy), thereby providing a possible treatment regime for HIV-infected patients. Currently, helper T-cell responses (cell-mediated immunity) are thought to be important in controlling HIV-1 infection. On August 15, 2002, we announced the results from an ongoing study by the Canadian HIV Trials Network (CTN-140) suggesting for the first time in a clinical trial that REMUNE® might give relief for HIV-infected patients from the adverse side effects of antiretroviral therapies. See "— Immune-Based Therapies for HIV-Clinical Trials."

We also have created six distinct therapeutic vaccines in various stages of development for autoimmune diseases and cancer and have established an extensive patent portfolio spanning four different technologies with a total of 173 patents issued to us worldwide. As part of our restructuring program announced in September 2002, we have ceased development of all therapeutic vaccines other than REMUNE®.

We currently are focusing our core competencies on REMUNE®, our most clinically advanced product. On September 9, 2002, we announced a restructuring program and management changes aimed at reducing costs and continuing our efforts to develop and commercialize REMUNE®. As part of our dedication of efforts on REMUNE®, we terminated 26 of the 42 employees then located at our headquarters in Carlsbad, California, affecting substantially all non-management employees who were not working specifically on REMUNE®. On January 7, 2003, we appointed John N. Bonfiglio, Ph.D., as our Chief Executive Officer. We also have added five employees to our staff at our REMUNE® production facilities in King of Prussia, Pennsylvania bringing the total number of employees at both locations to 46.

REMUNE®-Related Regulatory Activities

We currently are evaluating the processes necessary in order to seek and obtain regulatory approval for the commercialization of REMUNE® in the United States, Europe and Thailand. We intend to meet with the European regulatory authorities and the FDA to discuss the application process and to determine what additional trials may be required in connection with the filing of applications for approval of REMUNE®. Currently, we are working with consultants and scientific advisors engaged by an affiliate and/or related party of one of our directors to evaluate the data collected from our previous clinical studies in an effort to determine what additional clinical trials and protocols will be necessary for us to obtain regulatory approval in the United States and Europe. We currently are evaluating plans to commence new clinical trials of REMUNE® in North America and/or Europe in 2003.

Trinity, one of our stockholders and our collaborative partner, is pursuing commercial approval of REMUNE® in Thailand. Commercial sales of REMUNE® in Thailand, if any, will be subject to: approval by the Food and Drug Administration of the Ministry of Public Health of Thailand, or the Thai FDA, operation of our manufacturing facility in King of Prussia, PA in substantial compliance with the FDA's GMP requirements and receipt of FDA export permission. We currently cannot estimate by what date, if at all, these approvals will be obtained. See "— Our Immune Based Therapies — Immune-Based Therapies for HIV — Commercialization Strategy" and "Risk Factors — The Lengthy Product Approval Process And Uncertainty Of Government Regulatory Requirements May Delay Or Prevent Us From Commercializing Products."

THE IMMUNE SYSTEM

The immune system is the human body's natural defense mechanism to prevent and combat disease. There are two major arms of the immune system: T cell-based and B cell or antibody-based.

T cells are specialized white blood cells that kill other cells within the body that have become infected. A T cell-based immune response begins when the immune system recognizes foreign invaders such as viruses or bacteria within the body. T cells are then dispatched to seek and destroy cells, which have been infected by these foreign invaders. This response, however, is not always sufficient to eradicate the disease, and certain diseases are able to produce substances that suppress this immune response, thus making it important to provide assistance to the immune system.

We believe that our technology can regulate the body's immune system to recognize and combat illnesses such as HIV infection, autoimmune disease and cancer. We are developing REMUNE® to potentially boost T cell responses against HIV. We have ceased development for all other products to potentially boost T cell responses against cancer and to regulate disease-inducing T cell responses in autoimmune diseases such as rheumatoid arthritis, psoriasis and multiple sclerosis as a result of our restructuring program.

OUR IMMUNE-BASED THERAPIES

IMMUNE-BASED THERAPIES FOR HIV

BACKGROUND.    AIDS, which is caused by a virus commonly known as HIV, is a condition that slowly destroys the body's immune system thus making the body vulnerable to infections. HIV spreads through the body by invading host cells and using the host cells' protein synthesis capability to replicate. The immune system responds by producing antibody and cellular immune responses capable of attacking HIV. While these and other responses are usually sufficient to temporarily arrest progress of the infection and reduce levels of virus in the blood, the virus continues to replicate and slowly destroys the immune system by infecting and killing critical T cells, known as CD4 cells. As the infection progresses, the immune system's control of HIV weakens, the level of virus in the blood rises, and the level of T cells declines to a fraction of normal level. Currently available antiviral products have been shown to be effective at reducing the levels of virus in the blood; however, certain limitations in the therapy have prevented the antiviral products from being as effective as originally predicted. This is due primarily to HIV's ability to develop resistance to these drugs and the drugs' inability to stimulate the infected individual's own immune system to kill the virus.

In 2001, the Joint United Nations Programme on HIV/AIDS, or UNAIDS, estimated that there are approximately 39.9 million individuals around the world infected with HIV. UNAIDS also stated that during 2001, 5.1 million individuals (including 800,000 children) became newly infected with HIV. This represented approximately 14,000 new infections per day. In North America, the number of HIV-infected individuals has been estimated at 940,000. The HIV epidemic represents a significant societal threat to both developed and developing nations because most of the HIV-infected individuals are expected to ultimately develop AIDS, creating a significant burden on healthcare systems and economies around the world.

REMUNE®.    REMUNE® is designed to stimulate an HIV-infected individual's immune system to attack HIV. We believe that results of previous clinical trials demonstrate that REMUNE® significantly boosts HIV-specific immune responses and suggest that REMUNE® may induce a positive virologic effect in HIV-infected individuals. Furthermore, we believe REMUNE® stimulates the production of specific antiviral substances that naturally protect components of the immune system from HIV infection. Leading HIV clinical researchers have begun to recognize that, in order to effectively stop or slow the progression of HIV to AIDS, therapies must stimulate HIV-specific cell mediated immune responses in infected individuals in addition to reducing viral load through the use of antiviral drugs. By utilizing an immune-based therapy such as REMUNE®, in conjunction with existing antiviral drugs, it may be possible to boost the HIV infected individual's immune system against the virus, such that the virologic effect of antiviral drug therapy is prolonged and enhanced.

Technology.    REMUNE® is composed of inactivated HIV, depleted of its outer envelope, and emulsified in Incomplete Freund's Adjuvant, or IFA, an agent that elicits a more potent immune response by more effectively presenting the inactivated virus to the immune system. REMUNE® is manufactured by first culturing HIV-infected human T cells. The virus is then purified from this cell culture and inactivated with betapropiolactone, a chemical agent commonly used for viral inactivation, and then physically inactivated with irradiation. Each of these procedures alone is capable of inactivating HIV. During processing and purification, the outer envelope protein of the virus, known as gp120, is depleted from the inactivated HIV. The final envelope-depleted HIV is emulsified in IFA and is filled in syringes. REMUNE® is designed to be administered by intramuscular injection once every three months.

In past years, others have attempted to develop immune-based therapies for HIV infection. Most of these therapies were based on the viral envelope, proteins located on the outside of the virus. None of these therapies have proven effective, which may have been due to mutations in the viral envelope. REMUNE® is based on the core proteins of the virus, which are consistent across multiple strains of HIV. The HIV-1 virus continues to evolve and mutate, and as a result, different strains or clades of HIV-1 have emerged worldwide. This creates a moving target for single protein immunogens that are being developed that are clade specific. Because REMUNE® is a whole virus and contains the core proteins that are more genetically conserved, we believe that individuals treated with REMUNE® may be able to elicit broad immune responses to multiple subtypes of HIV-1 found throughout the world. This type of broad cross reactivity may have future implications for both therapeutic and preventive vaccines.

Clinical Trials.    HIV is an extremely complex virus. The numerous trials that have been conducted with REMUNE® have provided us with information about which type of patients may benefit and under what circumstances our immune-based therapy may have utility. REMUNE® is currently involved in two follow-up open label studies, one in Spain and the other in Thailand, and several small clinical research studies. Also, the NIH is currently conducting a trial designed to determine REMUNE®'s ability to stimulate HIV-1 specific immunity when used in combination with drug therapy.

On August 15, 2002, we announced the results from an ongoing study by the Canadian HIV Trials Network (CTN-140) which examined the effects of stopping HAART (Highly Active Antiretroviral Therapy) in adults with chronic HIV infection. The results suggested for the first time in a clinical trial that REMUNE® might give relief for HIV-infected patients from the adverse side effects of antiretroviral therapies. This may be significant because a growing number of studies indicate that HIV-infected patients are developing greater resistance and significant adverse side effects to currently available antiretroviral drugs. According to Dr. Emil Toma, principal investigator of the trial and a professor at University of Montreal and active staff at Hotel-Dieu du Centre Hospitalier de l'Universite de Montreal, the results from this study suggest that treatment strategies using REMUNE® might give their systems the break from drug therapies they need to recover.

The study, conducted over 116 weeks and still ongoing, involved ten adults with a median age of 41 and ranging from 36 to 51 years of age. All have chronic HIV infection and used HAART for a median of 2.7 years, with HIV RNA levels (VL) below detection limit (<50 HIV-1 RNA copies/ml) for a median of two years and median CD4+ T cell count of 385/ml prior to antiretroviral treatment interruption. After HAART intensification with ddI, GM-CSF, hydroxyurea, and initiation of therapeutic vaccination with REMUNE®, patients stopped antiretrovirals, but continued to receive REMUNE® every three months. Each participant in the study has received nine doses of REMUNE®. Evaluations taken during the study include: clinical, virologic (viral load, HIV genotype, sensitive cultures), immunologic (lymphocyte phenotyping, serum cytokines/chemokines, Interferon-alpha (IFN-alpha) Elispot, intracellular cytokine staining for IFN-alpha secretion from CD4+ and CD8+ T cells, lymphoproliferative responses, thymus CT-Scans), health-related quality-of-life and nutrition.

The REMUNE® study conducted in Spain (STIR-2102) was a three-year, double-blind, adjuvant-controlled Phase II clinical trial. The study involved 243 HIV-infected patients and was completed in May, 2001. This trial combined REMUNE® with antiviral drug therapy and was designed to assess the effect of REMUNE® on virologic failure.

In May 2001, the data safety monitoring board, or DSMB, for this trial, an independent panel of experts designed to evaluate immunologic and virologic endpoints, met and concluded that the trial did not meet its primary endpoint. The primary endpoint analysis revealed no significant difference between the control group and the REMUNE® group. The DSMB noted at that time, however, that the study included a subgroup analysis which seemed to indicate that REMUNE® may have had a positive effect on viral load in patients who are more immunocompetent. The DSMB recommended further studies with REMUNE® in such patients.

In August 2001, the DSMB reconvened to review the final analysis of the trial as defined by the statistical plan of the trial protocol. The DSMB advised that the analysis first reported by the DSMB was insufficient, as it included only the treatment time, but not the complete follow up time of all patients, and did not include the intent-to-treat analysis. In addition, the DSMB, among other things, reviewed the reports of three outside statisticians engaged by us with the DSMB's concurrence, to independently review the data and noted that these statisticians concurred that the most appropriate primary analysis was the Cox regression model stratified by baseline viral load in an intent-to-treat analysis.

After reviewing the data provided by the trial protocol and the reports and views of the protocol statistician and the three outside statisticians, the DSMB expressed its view that, using the intent-to-treat analysis, REMUNE® showed a positive impact on controlling virus and that the study had met its primary endpoint (p=0.034).

The results of the Spain trial were analyzed by Dr. Fernandez-Cruz, the principal investigator of the trial, the protocol statistician, us and the three outside statisticians using the intent-to-treat principle. Statistical analyses included the information from patients in both the treatment phase (patients who remained on stable ART [AZT plus ddI] treatment) and the follow-up phase (patients who switched from ART treatment to a three-drug HAART regimen [3TC, D4T, and Indinavir]). Treatment plus follow-up observation times showed a protective effect of REMUNE® on time to virologic failure when compared to placebo (Hazard Ratio = 0.66, p= 0.054). Regression analysis (Cox Proportional Hazards Model) which stratified the primary endpoint on baseline viral load (above and below 10,000 copies/ml) and CD4 (above and below 400 cells per cubic mm) increased the differences, showing a significant effect of REMUNE® (Hazard Ratio = 0.63, p= 0.036) on time to virologic failure. The same analysis, stratified on baseline viral load without CD4, also showed a significant effect of REMUNE® on time to virologic failure (Hazard Ratio = 0.63; p = 0.034). The analysis of patients who remained on stable ART (AZT plus ddI) treatment showed no difference in time to virologic failure between treatment and placebo groups (Hazard Ratio = 0.80; p = 0.34). However, because this method of analysis did not include follow-up time of patients who remained in the study on stable HAART therapy, and in light of the aforementioned analyses, we believe this analysis is not appropriate.

The intent-to-treat principle dictates that data from every patient enrolled in the study, at all time points, be included in the analysis. Viral load is the amount of HIV detected in the blood. The hazard ratio is a ratio of the probability of developing an endpoint in the treatment group, compared to the probability of developing an endpoint in the placebo group. Therefore, a hazard ratio that lies between 1 and 0 demonstrates a protective effect of treatment. For example, a hazard ratio of 0.5 denotes the probability of developing an endpoint in the treatment group is one-half of the probability of developing an endpoint in the placebo group.

Further analysis by Dr. Eduard Fernandez-Cruz of the data from this trial suggests that treatment with REMUNE® stimulated HIV-specific immune responses correlated with control of virus. Dr. Fernandez-Cruz presented the data in August 2002, at the XIV International AIDS Conference. Dr. Fernandez-Cruz reported that therapeutic vaccination induces a decrease of immune system activation, an increase of HIV-specific helper T-cell activity, an increase in killer cells and a positive impact on the control of virus.

In the overall study, patients receiving a combination of REMUNE® and antiviral medication demonstrated a delay in the time to reach virologic failure compared to the control group (Cox stratification model, p<0.05). The potential efficacy of REMUNE®, administered in combination with ART or HAART, was assessed by comparing the time to increases in viral level and decreases in CD4+ T cell counts between patient groups that received antiretroviral therapy plus REMUNE® or either therapy plus placebo. Study results indicated that REMUNE® was shown to be safe and well tolerated.

In addition, in a pre-specified group of 54 subjects, a significant lymphocyte proliferative helper T-cell immune response was observed in the REMUNE® treated group compared to controls (P<0.05). Furthermore, higher levels of cytotoxic T cells (killer cells) were observed in the REMUNE® group compared to the control group (P<0.05). Cytotoxic T cells recognize and kill virus-infected cells. Helper T-cells and cytotoxic T cell activity correlated (r=0.44, P<0.05). Additionally, killer cell activity correlated with control of virus in the REMUNE® treated group (r=-0.58, P<0.05).

Also at the XIV International AIDS Conference, Dr. Bruce Walker, Director of the AIDS Research Center, Massachusetts General Hospital presented data from a double blind, adjuvant controlled study involving ten patients with chronic HIV infection. The data suggests that REMUNE® induced helper T-cell immune responses aimed specifically at HIV in chronically infected HIV-positive individuals taking HAART (Highly Active Antiretroviral Therapy), thereby providing a possible treatment regime for HIV-infected patients. Currently, helper T-cell responses (cell-mediated immunity) are thought to be important in controlling HIV-1 infection.

All ten participants in the study had previously achieved undetectable viral levels through the use of HAART drug therapy. Five patients were treated with intramuscular injections of REMUNE® once every three months for 52 weeks, while the remaining five patients received injections of a placebo. Five out of five REMUNE® treated patients showed a significant increase (p = 0.008) in helper T-cell immune responses against HIV-1. None of the patients receiving placebo exhibited helper T-cell responses. The study and all of the Lymphocyte Proliferation Assays (LPAs, a measurement of helper T-cell response) were conducted at Massachusetts General Hospital.

In 2000, three additional studies were initiated, including a Phase III, 150 patient international study, the main sponsor of which is GlaxoSmithKline, called QUEST, which includes REMUNE®. The international study is designed to evaluate the effectiveness of an anti-HIV strategy that combines HAART and therapeutic vaccinations in keeping the virus suppressed after complete treatment cessation. A 28-week, 45-patient, Phase I study is being funded by and conducted at Cedars Sinai Medical Center in Los Angeles to examine the effects of REMUNE® plus HAART when administered during the earliest stage of HIV infection. Another similar research study in chronically infected patients is being conducted at the Naval Hospital in San Diego.

The Thailand clinical trial, which involved 297 HIV-infected patients, conducted by Trinity, was completed in 1999. The primary endpoint was an increase in CD4 cells. Trinity determined that the primary endpoint was successfully met in this 40-week clinical trial, although this determination has not been confirmed by the Thai FDA. Although patients received no antiviral drug therapy, REMUNE® augmented CD4 cell counts and enhanced HIV-specific immunity. Further follow-up has shown stable or decreased viral load in a majority of the patients that have been examined.

In July 2001, Pfizer notified us of their decision to terminate their 1998 collaboration with us to develop and commercialize REMUNE®. In August 2001, we announced our decision not to proceed with the 550-patient, Phase III pivotal trial which was initiated in late 1999 to evaluate whether REMUNE® plus HAART delays virologic failure in HIV-infected individuals. As a result of our decision not to proceed with this study, an additional pivotal trial or trials may be needed before we would be permitted to submit REMUNE® to the FDA for commercialization. We will be unable to do this until we identify a new collaborator or raise substantial new funds. We cannot assure you that we will be able to obtain a new collaborator or raise sufficient additional funds necessary to conduct any additional clinical trials. See "Risk Factors — Pfizer has Terminated Its Collaboration with Us and We Have Had to Delay the Continued Development and Commercialization of REMUNE®."

In 1999, we discontinued a 2,526-patient, Phase III clinical endpoint trial. The trial was discontinued because differences in clinical endpoints were not observed between treatment groups, and extending the trial would have been unlikely to provide sufficient, additional clinical endpoints to permit statistically significant differences between the treatment groups to be observed in the near term. The primary efficacy endpoint for the trial was disease progression to an AIDS defining condition, or death. At the time the study began, this was the only accepted endpoint for approval by the FDA for vaccines. In 1999, the FDA agreed to accept virologic endpoint trials for the basis of approval for REMUNE® for future clinical studies.

The results of a Phase I, ten-patient pediatric trial completed by the National Institute of Health, or NIH, in 1998 were published in the Journal of Infectious Disease, and presented at the meeting of the Infectious Disease Society of America, showed that REMUNE® was safe in children concurrently taking antiviral drug therapy, suggesting that REMUNE® stimulates HIV-specific immune responses. Furthermore, the results suggested that children receiving the adult dose of REMUNE® had a significant sustained decrease in viral load (the amount of circulating HIV) compared to children who received a lower dose. The study was then expanded to enroll an additional 22 children who were subsequently treated with open label REMUNE® at the adult dose.

Previous Phase I and II studies in approximately 350 adult subjects indicated that REMUNE® is well-tolerated with the most common side effect being injection site reactions. These trials indicated that REMUNE® is safe, and that it may induce HIV-specific immune responses and showed positive trends on the virologic and immunologic markers.

If we obtain financing and/or a collaborator, we may need to conduct future clinical trials. We cannot assure that we will be able to obtain a new collaborator or raise sufficient funds. Currently, we have not identified any potential collaboration partners.

We also have created six distinct therapeutic vaccines in various stages of development for autoimmune diseases and cancer and have established an extensive patent portfolio in four different technology areas with a total of 173 patents issued to us worldwide. As part of our restructuring program announced in September 2002, we have halted development of all therapeutic vaccines other than REMUNE®.

Existing Therapies for HIV.    Currently available antiviral products have been shown to be effective at reducing the levels of virus in the blood; however, certain limitations in the therapy have prevented the antiviral products from being as effective as originally predicted. The antiviral products may be associated with significant toxicity and eventual viral resistance. In addition, non-compliance with the strict dosage regimen of various combinations of reverse transcriptase and protease inhibitors, or cocktail therapies, may also reduce their effectiveness and can accelerate emergence of resistance. A number of individuals who begin cocktail therapies will discontinue treatment due to resistance, toxicity, lack of compliance or because the cocktail therapy was not effective in reducing the viral load. Not all HIV-infected individuals in the United States use cocktail therapies. Due to the limitations of chronic use of antiviral drug therapies, new guidelines issued by the NIH (2/5/01) suggest starting these therapies later in the disease (for individuals with greater than 350 CD4 T cells/mm3, initiating drug therapy when the level of virus has reached 55,000 copies/ml). Thus, a need exists for therapies that would be useful early in the disease as well as those that complement existing antiviral drug therapies.

REMUNE® Benefits.    REMUNE®, unlike antiviral drugs, can induce an HIV-specific response, which is now thought by numerous researchers to be important in controlling HIV replication. REMUNE® has been administered to over 2,000 patients in over 25 separate clinical trials, has an excellent safety profile, is well tolerated and is easy to administer via intramuscular injection in the deltoid muscle.

The fact that REMUNE® may reconstitute HIV-specific immunity provides a unique niche for REMUNE® to be utilized in combination with drug therapies to provide long-term management of the disease. One goal of the combination REMUNE®/drug approach is to prolong the impact of antiviral drug therapies on viral load by increasing the immune response to HIV-infected cells. If successful, a delay in drug resistance and a prolonged duration of low levels of virus in the blood coupled with an increase in the immune response to HIV could translate into clinical benefit.

Manufacturing.    We lease approximately 103,000 square feet in two adjacent facilities in King of Prussia, Pennsylvania dedicated to the manufacture of REMUNE® for clinical trials and, if the product is approved, initial commercial production. In February 1996, we received clearance from the FDA to release the product for use in clinical trials. We rely on a third party for the final inactivation step of the manufacturing process. We are in the process of limited scale-up and validation of our manufacturing facilities. As part of our restructuring program, we intend to sublease the 50,600 square foot facility adjacent to our manufacturing facility.

Commercialization Strategy.    We currently are evaluating the processes necessary in order to receive regulatory approval for the commercialization of REMUNE® in the United States, Europe and Thailand.

We intend to meet with the European regulatory authorities and the FDA to discuss the application process and to determine what additional trials may be required in connection with the filing of an application for approval of REMUNE®. We are working with consultants and scientific advisors engaged by an affiliate and/or related party of one of our directors to evaluate the data collected from our previous clinical studies and determine the potential structure of additional protocols necessary for regulatory approval.

We also may seek a strategic partner to commercialize REMUNE® in the United States, Europe, Japan or certain other countries. However, there can be no assurances that we will be successful in our efforts to find such a partner or that any such arrangement will be on terms and conditions beneficial to us or as to the nature, duration or risks of termination associated with any such arrangement. If REMUNE® is approved by the FDA for commercialization, we will need to seek third party reimbursement for the costs of related treatments from government health administration authorities, private health coverage insurers, managed care organizations and other organizations.

Pursuant to a license and collaboration agreement, as amended, and a stock purchase agreement, Trinity has conducted clinical trials of REMUNE® in Thailand and is in the process of seeking approval for REMUNE® from the Thai FDA. Under these agreements, we granted to Trinity a license to commercialize REMUNE® throughout Southeast Asia if it seeks and obtains approval from the proper regulatory authorities. If Trinity decides to commercialize REMUNE®, Trinity is obligated to purchase from us its commercial supply of REMUNE®. Pursuant to the agreements, Trinity has the option within three years following the first commercial sale of REMUNE® in Thailand to elect to manufacture REMUNE®. Our ability to export REMUNE® to Thailand through Trinity is subject to, among other things, approval by the Thai FDA, receipt of an export permission from the U.S. FDA, completion of the scale-up and validation of our manufacturing facilities and operation of our manufacturing facilities in substantial compliance with the U.S. FDA's GMP requirements. Currently, our manufacturing facilities cannot support the commercial scale production of REMUNE® for sales in Thailand. We currently cannot estimate at what date, if at all, these certifications and qualifications will be obtained. If we receive export permission and adequate financing, we anticipate, but can offer no assurance, that our production facilities will be ready in approximately six months. See "— Manufacturing."

On June 26, 2002, we entered into an agreement with Trinity to amend each of these contracts. The amended contract provides that should Trinity decide to commercialize REMUNE® in Thailand, Cambodia, Burma, Singapore, Vietnam, Sri Lanka, Indonesia, the Philippines, Laos or Malaysia, Trinity will pay us 110% of our manufacturing costs plus a mark-up of $50 for each unit of REMUNE® purchased. The $50 per unit mark-up would expire upon the earlier to occur of the purchase by Trinity of 1.0 million doses of REMUNE® and December 31, 2007. In addition, Trinity's obligation to purchase shares of our common stock has been revised so that Trinity is instead obligated to purchase 500,000 shares of our common stock at a price of $10 per share in the event that Trinity receives approval from the Thai FDA to commercialize REMUNE®, but would not be further obligated to purchase any shares of our common stock upon the occurrence of any other events. Trinity has received as of the date of execution and delivery of the amendments 1.0 million shares of our common stock solely in consideration for its agreement to amend these contracts and also will receive as additional consideration for the amendments 250,000 shares of our common stock (up to 750,000 shares in the aggregate) as of the date of the satisfaction by Trinity of each of the following obligations: (i) the purchase by Trinity from us of an aggregate of 300,000 doses of REMUNE®, (ii) the purchase by Trinity from us of an aggregate of 600,000 doses of REMUNE®, and (iii) the purchases by Trinity from us an aggregate of 1.0 million doses of REMUNE®. We also have granted to Trinity certain registration rights relating to the up to 2,250,000 aggregate shares of common stock issued or issuable to Trinity pursuant to the amended agreements. On December 13, 2002, we filed a Registration Statement on Form S-3 with the SEC covering 500,000 shares of common stock held in Trinity's name. See "Risk Factors — The Lengthy Product Approval Process And Uncertainty Of Government Regulatory Requirements

May Delay Or Prevent Us From Commercializing Products" and "— You Could Suffer Substantial Dilution Of Your Investment As The Result Of Adjustments To The Convertible Notes, Warrants And Other Securities Issued In November 2001, February 2002, May 2002, November 2002 And December 2002."

Although certain clinical trials have been completed, approval of REMUNE® by the U.S. FDA, European regulators or other regulatory agencies is required prior to commercialization of REMUNE® in the respective territory. We may need to conduct additional clinical trials in order to obtain regulatory approval and are planning to conduct Phase III studies in North America and/or Europe in 2003 provided sufficient financing is available.

MANUFACTURING

We manufacture REMUNE® at our facilities in King of Prussia, Pennsylvania. Additional manufacturing capacity for autoimmune disease and cancer will be needed for commercial scale production, if these therapies are approved for commercial sale in Thailand and the U.S. For the manufacture of the autoimmune disease therapies, we obtain synthetic peptides from third party manufacturers. We believe that the synthetic peptides and other materials necessary to produce the autoimmune disease therapies are readily available from various sources, and several suppliers are capable of supplying the autoimmune disease peptides in both clinical and commercial quantities.

Our manufacturing facilities in King of Prussia, Pennsylvania are dedicated to the manufacture of REMUNE® for clinical trials and, if the product is approved, initial commercial production. In February 1996, we received clearance from the FDA to release the product for use in clinical trials. We rely on a third-party for the final inactivation step of the manufacturing process. We are in the process of limited scale-up and validation of our King of Prussia manufacturing facilities.

PATENTS

Substantially all of our patents are subject to security interests, collateralizing loans of approximately $13.7 million and our existing debt to Transamerica of approximately $1.2 million.

REMUNE® — HIV Therapy.    In 1993, we received a United States patent relating to REMUNE®. In 1998 and 1999, additional patents were issued relating to certain products and methods. We have also received similar patents in Australia, certain European countries, Japan, Russia and the Republic of South Africa. We have additional patent applications relating to REMUNE® on file in the United States, as well as in other countries. Our patent applications cover, in part, certain products and/or methods of their use for the immunotherapeutic treatment of HIV-infected patients and/or preventive treatment of uninfected individuals. Our patents relating to HIV therapy have expiration dates that range from 2010 to 2015. There can be no assurance that any additional HIV-related patents will be issued to us. Further, there can be no assurance that our currently issued patents, or any patent that may be issued to us in the future, will survive opposition or litigation or provide meaningful proprietary protection.

Autoimmune Diseases.    During January 1994, the European Patent Office granted us a patent covering processes for vaccinating against diseases resulting from pathogenic responses by specific T cell populations. In March 1997, we were issued a patent covering this technology in the United States. In May 1994, the Australian Industrial Property Organization accepted a similar application from us. In November 1998 and January 1999, we were issued two additional United States patents directed to this technology. These patents include composition and/or method claims for the prevention or treatment of certain autoimmune diseases, such as rheumatoid arthritis and proliferative T cell diseases. In December 1999, we obtained exclusive rights to the T cell receptor intellectual property of Connetics Corporation and XOMA, (US) LLC, creating a broader platform for the potential development of products to treat chronic connective tissue and autoimmune diseases such as rheumatoid arthritis, psoriasis and multiple sclerosis. We also have patents and patent applications relating to our autoimmune technology on file in the United States and other countries, including members of the European Patent Convention and Japan. These patent applications cover certain compositions and methods relating to the use of T cell receptor peptide sequences to vaccinate against autoreactive T cells involved in autoimmune disease. In 2000, we received a patent covering methods and compositions relating to a combination of key protein sequences for the treatment of rheumatoid arthritis. Our patents related to autoimmune diseases have expiration dates that range from 2010 to 2018. There can be no assurance that any further autoimmune disease patents will be issued to us or that any issued patents, or any patent that may be issued in the future, will survive opposition or litigation or provide us with any meaningful proprietary protection.

Cancer Program.    Technologies for genetically modifying fibroblasts with cytokine genes or for modifying tumor cells with genes to inhibit TGF-b production have been exclusively licensed to us from Sidney Kimmel Cancer Center (SKCC). SKCC has issued patents and has applied for patent protection in the United States and Europe related to the technologies licensed exclusively to us. In April 1999, we were granted a patent for Membrane-Bound Cytokine Compositions Comprising GM-CSF (granulocyte macrophage colony stimulating factor) and Methods of Modulating an Immune Response Using Same. We have licensed exclusive rights to the technologies for inhibiting TGF-b via expressed antisense for lung cancer and licensed exclusive rights to the IL3 radiosensitization in several cancers, including prostate cancer but excluding colon cancer. Our patents relating to the cancer program have expiration dates that range from 2014 to 2017. There can be no assurance that our issued patents, or any patent that may be issued to us in the future, will survive opposition or provide meaningful proprietary protection.

Gene Therapy.    In November 1992, we obtained an exclusive license to a United States patent, received by the University of Connecticut, covering our core gene delivery system technology, including methods and compositions for delivering DNA to the liver via receptors on the surface of liver cells. In addition, during 1997 and 1999, two related United States patents were issued, extending our gene delivery protection to include the delivery of any polynucleotide to any mammalian cell via any internalizing cell surface receptor. As a result, our patent protection in the United States is no longer limited to the delivery of genes to the liver. In 1998, a corresponding Japanese patent application also was issued, covering the delivery of any polynucleotide to mammalian cells via non-protein synthetic liver-specific ligands.

We also license and own a number of issued United States and foreign patents covering the delivery of specific genes and polynucleotides to cells using our proprietary technology, as well as formulations tailored for such delivery. For example, we own and license United States and foreign patents covering the targeted delivery of antisense polynucleotides, for example, to cells to treat Hepatitis B infection. We also own a United States patent covering the targeted delivery of a gene encoding interferon to liver cells. We also license an allowed European patent application covering the targeted delivery of genes encoding secretory proteins, including blood coagulation factors, to cells (e.g., to treat hemophilia). Our patents related to gene therapy have expiration dates ranging from 2009 to 2019.

COMPETITION

HIV.    We are primarily engaged in the treatment of HIV infection segment of the biopharmaceutical industry, which is intensely competitive and rapidly changing. If successfully developed and approved, REMUNE® will compete with numerous existing therapies. For example, there are approximately 19 drugs currently approved by the FDA for the treatment of HIV. In addition, a number of companies are pursuing the development of novel pharmaceutical products that target the same diseases that we are targeting, and some companies, including several multinational pharmaceutical companies, are simultaneously marketing several different drugs and may therefore be able to market their own combination drug therapies. We believe that a significant number of drugs currently under development will become available in the future for the treatment of HIV.

Although we believe that there is a significant future market for therapeutics to treat HIV infection and other viral diseases, we anticipate that, even if we were to successfully develop REMUNE® and REMUNE® were approved for commercial marketing, it would face intense and increasing competition in the future as new products enter the market and advanced technologies become available. There can be no assurance that existing products or new products for the treatment of HIV developed by competitors, principally including GlaxoSmithKline plc, Merck & Co., Inc., Bristol-Myers Squibb Company and Abbott Laboratories, will not be more effective, and/or more effectively marketed and sold, than REMUNE®, should it be successfully developed and receive regulatory approval, or any other therapeutic for HIV that may be developed by us. Competitive products or the development by others of a cure or new treatment methods may render our technologies, products and compounds obsolete, uncompetitive or uneconomical prior to our recovery of development or commercialization expenses incurred with respect to any such technologies or products or compounds. Many of our competitors have significantly greater financial, technical, human, and other resources than us and may be better equipped to develop, manufacture, sell, market and distribute products. In addition, many of these companies have extensive experience in preclinical testing and clinical trials, obtaining FDA and other regulatory approvals and manufacturing and marketing pharmaceutical products. Many of these competitors also have products for use individually or in combination therapy that have been approved or are in late-stage development and operate large, well-funded research and development programs. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and biotechnology companies. Furthermore, academic institutions, governmental agencies and other public and private research organizations are becoming increasingly aware of the commercial value of their inventions and are more actively seeking to commercialize technologies they have developed.

New developments in the areas in which we are conducting our research and development are expected to continue at a rapid pace in both industry and academia. If our product candidates and compounds are successfully developed and approved, we will face competition based on the safety and effectiveness of our products and compounds, the timing and scope of regulatory approvals, availability of manufacturing, sales, marketing and distribution capabilities, reimbursement coverage, price and patent position. There can be no assurance that our competitors will not develop more effective or more affordable technology or products, or achieve earlier than us patent protection, product development or product commercialization. Accordingly, our competitors may succeed in commercializing products more rapidly and/or effectively than us, which could have a material adverse effect on our business, financial condition and results of operations.

Treatments for Autoimmune Disease.    A number of technologies have been developed to treat autoimmune diseases, including several existing and emerging technologies related to immune system regulation, if successfully developed, could compete with our autoimmune disease treatments under development. We believe that our principal competition in the autoimmune disease area will come from companies conducting research in the areas of T cell receptors, interaction between T cells and the target antigen and tissue, specific targeting of activated T cell populations and mechanisms of tolerance. Scientific reports on T cell receptor research have also discussed approaches similar to ours. Our autoimmune product candidates are designed to be complementary to currently available treatments and we believe that they may be complementary to future treatments that are not immune based. Currently, we have ceased developing treatments for autoimmune diseases other than HIV as part of our restructuring program announced in September 2002.

Treatments for Cancer.    New cancer therapies are being developed by a number of individual investigators and companies. Many of our competitors have substantially greater experience, financial and technical resources and production, marketing and development capabilities than us. There can be no assurance that competitors have not or will not succeed in developing technologies and products more quickly or that are more effective than any which have been or are being developed by us or which would render our technology and products obsolete and noncompetitive. Currently, we have ceased developing treatments for cancer as part of our restructuring program announced in September 2002.

Gene Therapy.    We believe that competition in the treatment of the diseases targeted by our gene therapy program, if developed, will be of two primary types: chronic treatment with pharmaceutical products and other gene therapy systems under development for insertion of the correct gene. There currently exist a number of approved therapies for the treatment of hemophilia and hepatitis B and C Both purified and recombinant forms of Factor VIII have been approved by the FDA for treatment of hemophilia and are effective in stopping bleeding episodes. Interferon alpha-2b is currently approved for treatment of chronic hepatitis B and C. Other interferons are being tested for the treatment of hepatitis B and C. In addition to interferons, a variety of nucleoside analogs, including 3TC, have been tested for treatment of chronic hepatitis B. Currently, we have ceased developing a gene therapy program as part of our restructuring plan announced in September 2002.

Several major pharmaceutical companies are investigating gene therapy treatments for the delivery of proteins to treat these diseases. If these prove effective, they may compete with our gene delivery therapies. Many of our competitors have substantially greater experience, financial and technical resources and production, marketing and development capabilities than us. There can be no assurance that competitors have not or will not succeed in developing technologies and products more quickly and/or that are more effective than any which have been or are being developed by us or which would render our technology and products obsolete and noncompetitive.

GOVERNMENT REGULATION

Clinical testing, manufacture, promotion and sale of our drug products are subject to extensive regulation by numerous governmental authorities in the United States, principally the FDA and corresponding state and foreign regulatory agencies. We believe that REMUNE® and most of our other potential immune-based therapies will be regulated by the FDA as biological drug products under current regulations of the FDA. Biological products must be shown to be safe, pure and potent (i.e., effective) and are subject to the same regulatory requirements as pharmaceutical drug products under the Federal Food, Drug and Cosmetic Act, or the FDA Act, as amended by the Food and Drug Administration Modernization Act of 1997, or the FDA Modernization Act, except that a biological product licensed under the Public Health Service Act, or the PHS Act, is not required to have an approved New Drug Application, or NDA, under the Federal Food, Drug and Cosmetic Act, or the FDC Act. The FDA Modernization Act directed the FDA to take measures to minimize the differences in the review and approval of marketing applications for biological and pharmaceutical drug products. The FDA Modernization Act also made significant revisions to the statutory requirements with regard to the approval of new biologics and pharmaceutical drug products. Among other things, the FDA Modernization Act established a new statutory program for the approval of fast-track drugs, streamlined clinical research, and revised the content of product approval applications and the FDA review process. The FDA is required to issue regulations and guidelines in order to implement certain of these new requirements. Until the FDA fully implements these regulations and guidelines, we cannot determine the likely impact of the FDA Modernization Act on the review and approval of any marketing applications that we may submit to the FDA in the future. The FDC Act, the PHS Act and other federal and state statutes and regulations govern or influence the testing, manufacture, safety, effectiveness, labeling, storage, recordkeeping, approval, advertising, distribution and promotion of biological prescription drug products. Non-compliance with applicable requirements can result in, among other things, fines, injunctions, seizure of products, total or partial suspension of product manufacturing and marketing, failure of the government to grant premarket approval, withdrawal of marketing approvals and criminal prosecution.

The steps required before a biological drug product may be marketed in the United States generally include preclinical studies and the filing of an Investigational New Drug, or IND, application with the FDA, which must become effective pursuant to FDA regulations before any human clinical trials may commence. Reports of results of preclinical studies and clinical trials for biological drug products are submitted to the FDA in the form of a Biologics License Application, or the BLA, for approval for marketing and commercial shipment. Submission of a BLA does not assure FDA approval for marketing. The BLA review process may take several years to complete, although reviews of applications for treatments of AIDS, cancer and other life-threatening diseases may be accelerated or expedited which may lead to approval in as little as six months. Failure to receive FDA marketing approval for REMUNE® or any of our other products under development on a timely basis, would have a material adverse effect on our business, prospects, financial condition and results of operations.

In the past, in addition to obtaining approval for each biological drug product, an Establishment License Application, or ELA, usually was required to be filed and approved by the FDA. However, the FDA Modernization Act repealed the statutory requirement for an ELA for a biological product. Now only a single BLA covering both the biological product and the facility in which the product is manufactured is required. The FDA also has been directed by the FDA Modernization Act to take measures to minimize the differences in the review and approval of biological drugs required to have an approved BLA under the PHS Act and pharmaceutical drugs required to have an approved NDA under the FDC Act.

AMONG THE OTHER REQUIREMENTS FOR BLA APPROVAL IS THE REQUIREMENT THAT PROSPECTIVE MANUFACTURERS CONFORM TO UNITED STATES GOOD MANUFACTURING PRACTICES, OR GMP, REGULATIONS SPECIFICALLY FOR BIOLOGICAL DRUGS, AS WELL AS THOSE FOR OTHER DRUGS. IN COMPLYING WITH THE GMP REGULATIONS, MANUFACTURERS MUST CONTINUE TO EXPEND TIME, MONEY AND EFFORT IN PRODUCTION, RECORDKEEPING AND QUALITY CONTROL TO ASSURE THAT THE PRODUCT MEETS APPLICABLE SPECIFICATIONS AND OTHER REQUIREMENTS. THE FDA PERIODICALLY INSPECTS BIOLOGICAL DRUG PRODUCT MANUFACTURING FACILITIES IN ORDER TO ASSURE COMPLIANCE WITH APPLICABLE GMP REQUIREMENTS. FAILURE TO COMPLY WITH THE GMP REGULATIONS SUBJECTS THE MANUFACTURER TO POSSIBLE FDA REGULATORY ACTION, SUCH AS THE SUSPENSION OF MANUFACTURING, PRODUCT RECALL OR SEIZURE, INJUNCTION AND CRIMINAL PROSECUTION. THERE CAN BE NO ASSURANCE THAT WE OR OUR CONTRACT MANUFACTURERS, IF ANY, WILL BE ABLE TO MAINTAIN COMPLIANCE WITH THE GMP REGULATIONS ON A CONTINUING BASIS. FAILURE TO MAINTAIN SUCH COMPLIANCE COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

We believe our proprietary GeneDrug and cancer treatment therapies also will likely be regulated as biological products. This is because our gene products are subject to the FDA's industry guidance for Human Somatic Cell Therapy and Gene Therapy, which was issued by the FDA in March 1998, or the 1998 Guidance, as well as earlier FDA notices on this subject. The 1998 Guidance confirms that gene therapy products will be regulated by the FDA as biological products subject to biological product licensure requirements. In addition, the 1998 Guidance describes FDA concerns regarding production, quality control testing, and the administration of recombinant vectors for gene therapy. No assurance exists that we or our suppliers can successfully address all of the concerns of the 1998 Guidance with respect to gene therapy products. In addition, since issuance of the 1998 Guidance there have been developments relating to adverse patient reactions in gene therapy trials that have led to increased FDA scrutiny of all gene therapy research. No assurance exists that we can successfully respond to the more rigorous requirements prompted by that scrutiny. As with all our other potential products, the gene therapy products will be subject to extensive FDA regulation throughout the product development process, and there can be no assurance that any of these products will be successful at securing the requisite FDA marketing approval on a timely basis, if at all.

The preclinical and clinical testing process to obtain FDA approval of a biological drug is expensive and time consuming. Most preclinical studies are conducted in animals, usually to evaluate the potential safety of a product. The results of preclinical studies are submitted to the FDA as part of the IND application, which must become effective pursuant to FDA regulations before human clinical trials may begin. Human clinical trials typically are conducted in three phases and are subject to detailed protocols. Each protocol indicating how the clinical trial will be conducted must be submitted for review to the FDA as part of the IND application. The FDA's review of a trial protocol does not necessarily mean that, if the trial is completed, it will constitute proof of safety or efficacy (including potency). Further, each clinical trial must be conducted under the auspices of an independent Institutional Review Board, or IRB, established pursuant to FDA regulations. The IRB considers, among other things, ethical concerns, informed consent requirements and the possible liability of the institution conducting the trials. The FDA or IRB may require changes in a protocol both prior to and after the commencement of a clinical trial. There is no assurance that the IRB or FDA will permit a trial to go forward or, once started, to be completed.

The three phases of clinical trials are generally conducted sequentially, but they may overlap. In Phase I, the initial introduction of the drug into humans, the drug is tested for safety, side effects, dosage tolerance, metabolism and clinical pharmacology. Phase I testing for an indication typically takes at least one year to complete. Phase II involves controlled tests in a large but still limited patient population to determine the preliminary effectiveness of the drug for specific indications, to determine optimal dosage and to identify possible side effects and safety risks. Phase II trials typically take at least from one and one-half to two and one-half years to complete. If preliminary evidence suggesting effectiveness has been obtained during Phase II evaluations, expanded Phase III trials are undertaken to gather the additional information about safety and effectiveness that is needed to evaluate the overall benefit-risk relationship of the product and to provide an adequate basis for physician labeling. Phase III trials for an indication generally take from two and one-half to five years to complete. There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specified time period, if at all, with respect to any of our products that have not completed any such testing. Nor can there be any assurance that completion of clinical testing will result in FDA approval. Furthermore, the FDA may suspend clinical trials at any time if the patients are believed to be exposed to a significant health risk. See "— General — Products Under Development."

The FDA Modernization Act amended the FDC Act to streamline clinical research on biological and pharmaceutical drugs. Under the FDA Modernization Act, a clinical investigation may begin 30 days after the FDA receives an IND application containing information about the drug and clinical investigation that includes:

  1.
  information about the design of the investigation and adequate reports of basic information, certified by the applicant, necessary to assess the drug's safety in a clinical trial; and

  2.
  adequate information on the chemistry and manufacturing of the drug, controls available for the drug and primary data tabulations from animal or human studies.

The FDA is authorized to halt a clinical study at any time by issuing a clinical hold, confirmed in writing, prohibiting the sponsor from conducting the investigation. The clinical hold may be issued based on the FDA's determination that the drug presents an unreasonable risk to the safety of the research subjects, taking into account the qualifications of the investigators, information about the drug, the design of the clinical investigation, the conditions for which the drug is to be investigated and the health status of the subjects. Clinical holds also may be imposed by the FDA for other reasons, as established by adopted regulations. The FDA Modernization Act, however, largely codifies current regulations albeit with several significant changes. First, it potentially reduces the amount of data required to be submitted as part of an IND (most importantly by sanctioning the use of "primary data tabulations from animal and human studies" rather than full reports from such studies). Second, it codifies the procedural safeguards for issuance of clinical holds and strengthens certain rights of the manufacturer, including the right to obtain a written decision from the FDA regarding the removal of a clinical hold within 30 days of a written request from the IND sponsor.

Under the FDA's current IND regulations, a number of procedures are available to expedite approval or to allow expanded access to investigational drugs. Certain investigational drugs, including products for the treatment of AIDS, can be distributed outside of traditional IND requirements on a "treatment" basis. Generally, the FDA may permit an investigational drug, including an investigational biological drug, to be used for "treatment" of patients outside of controlled clinical trials, if:

  1.
  the drug is intended to treat a serious or immediately life-threatening disease;

  2.
  there is no comparable or satisfactory alternative drug or other therapy available to treat that stage of the disease in the intended patient population;

  3.
  the drug is under investigation in a controlled clinical trial, or all clinical trials have been completed; and

  4.
  the sponsor of the controlled clinical trial is actively pursuing marketing approval of the investigational drug with due diligence.

Although the FDA has previously granted expanded access to REMUNE® for those patients who are ineligible to enroll in the Phase III clinical endpoint trial, the FDA has not to date designated expanded access protocols for REMUNE® as "treatment" protocols. Either expanded access or a treatment protocol designation might permit third party reimbursement of some of the costs associated with making REMUNE® available to patients in such an expanded access context. There can be no assurance that the FDA will determine that REMUNE® meets all of the FDA's criteria for use of an investigational drug for treatment use or that, even if the product is allowed for treatment use, that third party payers will provide reimbursement for any of the costs of REMUNE® treatment. The FDA Modernization Act also amended the FDC Act to permit expanded access to individuals and larger groups to unapproved new therapeutic and diagnostic products. Although the FDA Modernization Act largely codified existing FDA regulations in this area, it also expands access to all investigational therapies. First, it allows the FDA to authorize the emergency shipment of investigational new drugs for the diagnosis, monitoring, or treatment of a serious disease or condition. Second, it permits any person, through a licensed physician, to request and obtain from a manufacturer or distributor an investigational drug for the diagnosis, monitoring, or treatment of a serious disease or condition if the following conditions are met:

  1.
  a comparable or satisfactory alternative therapy is not available;

  2.
  there is sufficient evidence of the drug's safety and effectiveness to permit such use;

  3.
  the use will not interfere with the conduct of clinical investigations to support marketing approval; and

  4.
  a clinical protocol is submitted to the FDA describing the use of the investigational drug in a single patient or small group of patients.

The FDA Modernization Act also authorizes expanded patient access to investigational drugs under a treatment IND application.

The FDA also has issued regulations to accelerate the approval of or to expedite the review of new biological drug products for serious or life-threatening illnesses that provide meaningful therapeutic benefit to patients over existing treatments (e.g., the ability to treat patients unresponsive to, or intolerant of, available therapy, or improved patient response over available therapy). Under the accelerated approval program, the FDA may grant marketing approval for a biological or nonbiological drug product earlier than would normally be the case, based on an effect on a surrogate endpoint or a clinical endpoint other than survival. Under the program, the sponsor must agree to conduct postmarketing studies to verify and describe the clinical benefits of the product. In addition to the accelerated approval process, the FDA has established procedures designed to expedite the development, evaluation and marketing of new therapies intended to treat persons with life-threatening and severely debilitating illnesses, especially when no satisfactory alternative therapy exists.

The term "life-threatening" is defined by the FDA to mean: (1) disease or conditions where the likelihood of death is high unless the course of the disease is interrupted and (2) diseases or conditions with potentially fatal outcomes, where the endpoint of clinical trial analysis is survival. "Severely debilitating" is defined by the FDA to mean diseases or conditions that cause major irreversible morbidity. As a condition of approval, the FDA may require the sponsor to conduct certain postmarketing studies to delineate additional information about the drug's risks, benefits and optimal use. The FDA Modernization Act established a new statutory program for the approval of fast track drugs, including biological products. Fast track drugs are defined as new drugs or biological products intended for the treatment of serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs for such conditions. Under the fast track program, a request for designation may be submitted concurrently with, or any time after, submission of an IND application. If a product meets the statutory criteria, the FDA is required to designate the product as a fast track drug within 60 days of the request for designation. REMUNE® has not yet met the statutory criteria for the fast track program. A BLA or NDA for a fast track drug may be approved by the FDA upon a determination that the drug has an effect on a clinical endpoint or a surrogate endpoint that is reasonably likely to predict clinical benefits. The FDA can condition approval of a fast track drug upon a requirement to conduct post-approval studies and submit copies of promotional materials to the FDA prior to dissemination. The law also provides procedures for the expedited withdrawal of marketing approval of a fast track drug. There can be no assurance that the FDA will consider REMUNE®, or any other of our products under development, to be an appropriate candidate for accelerated approval, expedited review or fast track designation.

BOTH BIOLOGICAL AND NON-BIOLOGICAL DRUG APPLICATIONS AND THE DRUG MANUFACTURERS ARE SUBJECT TO THE PRESCRIPTION DRUG USER FEE PROVISIONS OF THE FDA ACT FOR CERTAIN KINDS OF APPLICATIONS, INCLUDING ANY APPLICATION FILED ON THE COMPANY'S REMUNE® PRODUCT. THE USER FEE PROVISIONS ARE COMMONLY REFERRED TO AS "PDUFA," AND THE CURRENT VERSION, WHICH BECAME EFFECTIVE ON OCTOBER 1, 2002, IS KNOWN AS "PDUFA III." THERE ARE THREE TYPES OF FEES ASSESSED UNDER THE PDUFA III PROVISIONS: AN APPLICATION FEE; A PRODUCT FEE; AND AN ESTABLISHMENT FEE. THE AMOUNTS OF THOSE FEES ARE ADJUSTED EACH OCTOBER 1, THE BEGINNING OF THE GOVERNMENT FISCAL YEAR. THE FEE AMOUNTS ARE LIKELY TO INCREASE EACH YEAR UNTIL PDUFA III EXPIRES AT THE END OF FISCAL 2007, AT WHICH TIME IT IS LIKELY TO BE RENEWED AND MODIFIED BY CONGRESS.

THE APPLICATION FEE IS A ONE-TIME FEE DUE WHEN THE APPLICATION IS FILED. FOR FISCAL YEAR 2003, THE APPLICATION FEE FOR AN APPLICATION CONTAINING CLINICAL DATA IS $533,400. THERE ARE ALSO FEES FOR SUPPLEMENTS THAT REQUIRE CLINICAL DATA AND THAT ARE FILED AFTER THE APPLICATION IS APPROVED. THE ORIGINAL APPLICATION FEE IS WAIVED BY STATUTE FOR THE FIRST APPLICATION SUBMITTED BY A SMALL BUSINESS (I.E., THE COMPANY AND ITS AFFILIATES TOGETHER HAVE LESS THAN 500 EMPLOYEES). IF, AS IS EXPECTED, THE BLA FOR REMUNE® IS THE FIRST FILED BY THE COMPANY, WE EXPECT TO QUALIFY FOR EXEMPTION FROM THE APPLICATION FEE. SUBSEQUENT APPLICATIONS AND

SUPPLEMENTS CONTAINING CLINICAL DATA MADE TO THE ORIGINAL APPLICATION ARE NOT EXEMPT FROM THE APPLICABLE FEE.

THE PRODUCT FEE IS AN ANNUAL FEE ASSESSED ON THE HOLDER OF THE APPLICATION AFTER IS IT APPROVED. FOR FISCAL 2003, THE PRODUCT FEE IS $32,400. LIKEWISE, THE ESTABLISHMENT FEE IS AN ANNUAL FEE ASSESSED ON THE FACILITY IN WHICH THE APPROVED PRODUCT IS PRODUCED. IF MORE THAN ONE PRODUCT SUBJECT TO FEES IS PRODUCED IN THE FACILITY, THEN THE ESTABLISHMENT FEE IS DIVIDED EQUALLY AMONG THE HOLDERS OF THE PRODUCT APPROVALS. FOR FISCAL YEAR 2003, THE ESTABLISHMENT FEE IS $209,900. THE STATUTE PERMITS FDA TO WAIVE OR REDUCE THE PRODUCT AND ESTABLISHMENT FEES IF THE MANUFACTURER AND THE APPROVED PRODUCT MEET CERTAIN STRINGENT CRITERIA. IF AND WHEN REMUNE® IS APPROVED, THERE CAN BE NO ASSURANCE THAT THE COMPANY AND REMUNE® WILL QUALIFY FOR, OR RECEIVE, A FEE WAIVER OR REDUCTION UNDER THE APPLICABLE LAW AND FDA GUIDANCES.

IN RETURN FOR THE USER FEE AUTHORITY, THE FDA HAS ESTABLISHED PERFORMANCE GOALS TO REVIEW APPLICATIONS COVERED BY THE USER FEE PROVISIONS QUICKLY. OVER THE LAST SEVERAL YEARS, FDA HAS SUBSTANTIALLY REDUCED THE TYPICAL NEW DRUG APPLICATION REVIEW TIMES. THE RECENT (FISCAL YEAR 2000) MEDIAN APPROVAL TIME FOR STANDARD ORIGINAL APPLICATIONS WAS 12.5 MONTHS WHILE THAT FOR PRIORITY ORIGINAL APPLICATIONS WAS 6 MONTHS. HOWEVER, THE FDA RECENTLY ANNOUNCED A REORGANIZATION THAT WILL SHIFT THE REVIEW OF THERAPEUTIC BIOLOGIC DRUGS AND THE REVIEW STAFF FOR THEM FROM THE CENTER FOR BIOLOGIC EVALUATION AND RESEARCH TO THE CENTER FOR DRUG EVALUATION AND RESEARCH WITHIN THE NEXT FEW MONTHS. REORGANIZATIONS CAN AFFECT THE REVIEW PERFORMANCE, SO THERE CAN BE NO ASSURANCE THAT REVIEW TIMES OF BIOLOGIC AND NON-BIOLOGIC DRUGS WILL IMPROVE OR EVEN REMAIN AT PRIOR LEVELS DURING AND AFTER THE SHIFT. IN, ADDITION, THERE CAN BE NO ASSURANCE THAT THE COMPANY'S REMUNE® APPLICATION WILL BE APPROVED WITHIN THE TYPICAL TIME PERIOD, IF AT ALL.

WE ALSO ARE SUBJECT TO REGULATION UNDER THE OCCUPATIONAL SAFETY AND HEALTH ACT, THE ENVIRONMENTAL PROTECTION ACT, THE TOXIC SUBSTANCES CONTROL ACT, THE RESOURCE CONSERVATION AND RECOVERY ACT AND OTHER PRESENT AND POTENTIAL FUTURE FEDERAL, STATE OR LOCAL REGULATIONS. REGULATIONS CONCERNING BIOTECHNOLOGY MAY AFFECT OUR RESEARCH AND DEVELOPMENT PROGRAMS. FURTHERMORE, EXISTING OR ADDITIONAL GOVERNMENT REGULATIONS MAY BE APPLIED THAT COULD PREVENT OR DELAY REGULATORY APPROVAL OF OUR PRODUCTS, OR AFFECT THE PRICING OR DISTRIBUTION OF SUCH PRODUCTS.

We are also subject to foreign regulatory requirements governing human clinical trials and pharmaceutical sales that vary widely from country to country. Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities of foreign countries must be obtained prior to marketing the product in those countries. The approval process may be more or less rigorous from country to country, and the time required may be longer or shorter than that required in the United States. Similar to our arrangement with Trinity in Thailand and Southeast Asia, we may seek to use foreign marketing partners to assist in obtaining foreign regulatory approval for REMUNE® and other products.

Employees

As of January 31, 2003, we had 48 full-time employees, of whom four hold Ph.D.s or other advanced degrees. Of these employees, 37 are engaged in, or directly support, research and development. A significant number of our management and professional employees have had prior experience with pharmaceutical and biotechnology companies. None of our employees are covered by a collective bargaining agreement.

Facilities

We lease a 50,400 square foot laboratory facility located in Carlsbad, California. Under the terms of the lease, which expires on December 31, 2005, we have a one five-year option to extend. Current monthly rent on the facility is approximately $76,700. As part of our restructuring program, we intend to sublease this property; however, current market conditions are not favorable and there can be no assurance that we will be able to locate a subtenant.

We also lease a 31,200 square foot facility located adjacent to our laboratory facility in Carlsbad, California. Under the terms of the lease, which expires on March 31, 2008, monthly rent on the facility is approximately $21,270. The lessor holds a Letter of Credit for $600,000 as an additional security deposit. As part of our restructuring program, we occupy 13,046 square feet of this facility as our headquarters and we have subleased the remaining 18,154 square feet beginning March 15, 2003 through to the end of the lease, a term of 60.5 months. The initial monthly sublet rent is $9,440 per month with the same annual percentage rent increases as the master lease.

We also lease a 52,500 square foot manufacturing facility located in King of Prussia, Pennsylvania. Under the terms of the lease, which expires on October 31, 2011, we have two five-year options to extend. Current monthly rent on the facility is $41,891.

We also lease a 50,600 square foot facility located adjacent to our manufacturing facility in King of Prussia, Pennsylvania. Under the terms of the lease, which expires on October 31, 2011, and has two five-year options to extend, current monthly rent on the facility is approximately $27,500. As part of our restructuring program we intend to sublease this property. However, current market conditions are not favorable and there can be assurance that we will be able to locate a subtenant.

Legal Proceedings

Since July 2001, several complaints have been filed in the United States District Court for the Southern District of California seeking an unspecified amount of damages on behalf of an alleged class of persons who purchased shares of our common stock at various times between May 17, 1999 and July 6, 2001. The various complaints name us, one of our directors and one of our officers as defendants, as well as Agouron Pharmaceuticals, Inc., or Agouron, and one of its officers as defendants. The complaints allege that we, Agouron and/or such officers violated federal securities laws by misrepresenting and failing to disclose certain information about the results of clinical trials of REMUNE®. The complaints have been consolidated into a single action under the name In Re Immune Response Securities Litigation by order of the Court. We have not yet formally responded to the complaints. Although we intend to vigorously defend the actions, we do not believe it is feasible to predict or determine the outcome or resolution of these proceedings, or to estimate the amounts of, or potential range of, loss with respect to these proceedings. In addition, the timing of the final resolution of these proceedings is uncertain. The possible resolutions of these proceedings could include judgments against us or our officers or settlements that could require substantial payments by us, which could have a material adverse impact on our financial position, results of operations and cash flows. These proceedings may require substantial attention of our management team and therefore divert their time and attention from our business and operations.

MANAGEMENT

Executive Officers

John N. Bonfiglio, age 48, has been our Chief Executive Officer since January 2003. Dr. Bonfiglio previously served as Chief Operating Officer and Executive Vice President at Cypress Biosciences from 2001 until November 2002, as Chief Executive Officer and President of Peregrine Pharmaceuticals Inc. (formerly Techniclone Corporation) from 1999 until 2001 and as Vice President of Technology and Business Development from 1997 until 1999 and as Director of Business Development and Strategic Planning of Immunotherapy for Baxter Healthcare Corporation from 1994 until 1997. Dr. Bonfiglio received his Ph.D. in Synthetic Organic Chemistry from the University of California, San Diego and his MBA from Pepperdine University.

Michael L. Jeub, age 59, has been our Vice President of Finance and Chief Financial Officer since June 2002. Mr. Jeub is also currently a partner in Tatum CFO Partners, LLP, as Senior Vice President of Finance and Chief Financial Officer. Mr. Jeub previously served at Jenny Craig International from 1994 until 1998, as Senior Vice President and Chief Financial Officer and at National Health Laboratories from 1993 until 1994, as Chief Financial Officer. Additionally, Mr. Jeub previously served at Medical Imaging Centers of America from 1991 until 1993 and as Vice President of Finance and Chief Financial Officer, and at International Clinical Laboratories from 1970 until 1988. Mr. Jeub received his B.S. from California State Polytechnic University, Pomona and his CPA certification in the State of California.

Board of Directors

We have three classes of directors serving staggered three-year terms. Class I and Class III consist of three directors each and Class II consists of four directors. Set forth below is information regarding the Class I, Class II and Class III directors including principal occupations at present and for the past five years, certain directorships held by each, their ages as of January 27, 2003 and the year in which each first became a director.

	Principal Occupation at Present and for the Past Five Years; Directorships	Director Since	Age
CLASS I
James B. Glavin	James B. Glavin has been the Chairman of our Board of Directors since May 1993 and was Chief Executive Officer from April 1987 until September 1994. Mr. Glavin served as our President from October 1987 until September 1994, and our Treasurer from April 1987 until May 1991. Mr. Glavin previously served as Chairman of the Board of Directors of Smith Laboratories, Inc., a medical products company, from September 1985 until May 1990 and was Acting President and Chief Executive Officer of such company from September 1985 until August 1989. Mr. Glavin currently serves as a director of Nektar Therapeutics, Inc. (formerly Inhale Therapeutic Systems, Inc.), AVANIR Pharmaceuticals and the Meridian Fund.	1987	67

John N. Bonfiglio, Ph.D.
	John N. Bonfiglio, Ph.D. has been a member of our Board of Directors since February 2003 and has served as our Chief Executive Officer since January 2003. Dr. Bonfiglio previously served as Chief Operating Officer and Executive Vice President at Cypress Biosciences from 2001 until November 2002, as Chief Executive Officer and President of Peregrine Pharmaceuticals (formerly Techniclone Corporation) from 1999 until 2001 and as Vice President of Technology and Business Development from 1997 until 1999 and as Director of Business Development and Strategic Planning of Immunotherapy for Baxter Healthcare Corporation from 1994 until 1997.	2003	48
Jed B. Trosper	Jed B. Trosper has been a member of our Board of Directors since August 2002. Mr. Trosper has been the Chief Executive Officer of Spencer Trask & Co.'s Corporate Venture Group since March 17, 2002. Mr. Trosper previously served as the President of the international division of Home Shopping Network, Inc. from June 1999 until December 2001 and as the Chief Operating Officer of Home Shopping Network, Inc. from October 1997 through June 1999. Mr. Trosper received a BS in Business from Indiana University with a concentration in accounting.	2002	48
[James Egan]
CLASS II
Alan S. Rosenthal, M.D.	Dr. Rosenthal served as Vice President of Pharmaceutical Discovery and Scientific Affairs at Abbott Laboratories from 1993 until 1999; Senior Vice President of Scientific Affairs at Boehringer Ingelheim Pharmaceuticals, Inc. from 1987 until 1993; Vice President of Immunology & Inflammation Research at Merck, Sharp & Dohme from 1978 until 1986; he was on the staff at National Institute of Allergy and Infectious Diseases, NIH, from 1966 until 1978. He is on the following advisory boards: Johns Hopkins University School of Medicine Corporate Advisory Council, Visiting Board of Biological Sciences Division, The University of Chicago, Cancer Center Advisory Board, Vanderbilt University School of Medicine. He received his M.D. from Vanderbilt University in 1964.	2000	62

William M. Sullivan	William M. Sullivan was the Chairman of our Board of Directors from March 1987 until May 1993. Mr. Sullivan was the Chairman of the Board of Sparta Pharmaceuticals, Inc. from October 1991 until March 1998 and President and Chief Executive Officer from October 1991 until March 1996. He previously served as Chairman of the Board, President and Chief Executive Officer of Burroughs Wellcome Co., a pharmaceutical company, from December 1981 until January 1986. Mr. Sullivan currently serves as a Director of BioVentures, Inc. and Research Corporation Technologies.	1987	68
CLASS III
Dennis J. Carlo, Ph.D.	Dennis J. Carlo, Ph.D., a co-founder of The Immune Response Corporation, was our President and Chief Executive Officer from September 1994 until September 2002, and our Chief Scientific Officer from September 1998 until September 2002. Dr. Carlo also served as our Chief Operating Officer from April 1987 until September 1994 and our Executive Vice President from October 1987 until September 1994. Dr. Carlo has been our Assistant Corporate Secretary and a director since 1987. From January 1982 until May 1987, Dr. Carlo was Vice President of Research and Development and Vice President of Therapeutic Manufacturing at Hybritech Incorporated, a biotechnology company that was acquired by Eli Lilly & Company, a pharmaceutical company, in 1986. From 1971 until 1981, Dr. Carlo held various positions at Merck & Co., Inc., including Director of Development and Basic Cellular Immunology and Director of Bacterial Vaccines and Immunology. Dr. Carlo is also a director of AVANIR Pharmaceuticals and TransMolecular, Inc. Dr. Carlo has authored or co-authored over 200 articles and abstracts in the field of immunology. Dr. Carlo received his Ph.D., M.S. and B.S. from Ohio State University.	1987	59
Kevin B. Kimberlin	Mr. Kimberlin, a co-founder of The Immune Response Corporation, was our Secretary from November 1986 until September 1989. Mr. Kimberlin has been Chairman of the Board of Spencer Trask & Co., a venture capital company, since 1991. He was a co-founder of Myriad Genetics, Inc., the first human genome company and of Ciena Corporation, the first photonics company, and the General Partner of Next Level Communications, a leading broadband equipment company from January 1998 until its initial public offering in November 1999.	1986	51

Board Committees

Our Board of Directors has appointed a Stock Option and Compensation Committee, an Employee Stock Option Committee, an Audit Committee and a Nominating Committee.

The members of the Stock Option and Compensation Committee are [William M. Sullivan and Alan S. Rosenthal]. The Stock Option and Compensation Committee's functions are to assist in the administration of, and grant options under, our 1989 Stock Plan and to assist in the implementation of, and provide recommendations with respect to, our general and specific compensation policies and practices.

The sole member of the Employee Stock Option Committee is [Dennis J. Carlo]. The Employee Stock Option Committee's function is to assist in the administration of, and grant options under, the 1989 Stock Plan with respect to our employees who are not officers or directors.

The members of the Audit Committee are [James B. Glavin and William M. Sullivan]. The Audit Committee's functions are to review the scope of the annual audit, monitor the independent auditor's relationship with us, advise and assist the Board of Directors in evaluating the auditor's report, supervise our financial and accounting organization and financial reporting and, at the discretion of the Audit Committee, nominate for stockholder approval at the annual meeting, with the approval of the Board of Directors, a firm of certified public accountants whose duty it is to audit our financial statements and accounting records for the fiscal year for which it is appointed.

The members of the Nominating Committee are [William M. Sullivan and Alan S. Rosenthal.] The Nominating Committee's function is to select and nominate individuals to fill vacancies on the Board of Directors. The Nominating Committee is not required to consider nominees recommended by our security holders.

Director Compensation

As part of an overall company-wide effort to reduce spending, the Board voted in June 1999 to forego monetary compensation for their services. On November 14, 2000, the Board voted to grant outside directors an election to receive either cash or options to purchase our common stock in lieu of director fees for the period January 1, 2000 through December 31, 2002. The outside directors elected to receive stock options to purchase our common stock in lieu of director fees for such period. During 2001, the outside directors as a group received options to purchase an aggregate of 83,882 shares of our common stock in lieu of monetary compensation for the three years covering 2000 through 2002. Directors are reimbursed for their expenses for each meeting attended.

On November 14, 2000, the Board of Directors voted to merge and consolidate the 1990 Directors' Stock Option Plan with the 1989 Stock Plan, referred to as the 1989 Stock Plan. As a result, directors who never have been our employees now receive options to purchase 6,250 shares of our common stock upon election or appointment to the Board of Directors pursuant to the 1989 Stock Plan. These options have exercise prices equal to the fair market value of our common stock on the date of grant. They vest in four annual installments on each of the first four anniversaries of the date of grant, and if held for at least six months, vest in full upon the non-employee director's retirement, death or disability. The 1989 Stock Plan, as amended, provides that each non-employee director will receive on the date of each Annual Meeting of the Stockholders an option to purchase 1,562 shares of our common stock with a one-year vesting period.

In September 2001, we renewed our consulting agreement with Mr. Glavin which provides that Mr. Glavin will use reasonable efforts to furnish consulting services to us in return for an annual fee of $48,000. For consulting services rendered during 2001, Mr. Glavin was paid $48,000. For consulting services in 2002, Mr. Glavin received $8,000.

Executive Compensation

The following table sets forth the compensation for services provided to us in all capacities for the fiscal years ended December 31, 2000, 2001 and 2002, by those persons who were, respectively, at December 31, 2002 (i) our Chief Executive Officer and (ii) our other most highly compensated executive officer whose total annual salary and bonus for fiscal year 2002 exceeded $100,000. The following table also sets forth the compensation for John N. Bonfiglio, who joined us as Chief Executive Officer in January 2003.

Summary Compensation Table

Long-Term Compensation Awards
Annual Compensation
Name and Principal Position				Securities Underlying Options (#)	All Other Compensation ($)(1)(2)(3)
	Year	Salary ($)	Bonus ($)
Ronald B. Moss Former President (4)	2002 2001 2000	212,258 187,425 187,425	75,000 — 40,000	— — —	3,157 3,063 3.063
Michael L. Jeub Vice President of Finance, Chief Financial Officer (5)	2002 2001 2000	111,461 — —	— — —	— — —	3,549 — —
Dennis J. Carlo Former President and Chief Executive Officer (6)	2002 2001 2000	397,770 395,040 413,852	150,000 — 150,926	— 9,617 121,575	18,486 18,246 16,418
Howard Sampson Former Vice President, Finance, Chief Financial Officer, Secretary and Treasurer (7)	2002 2001 2000	114,810 229,223 242,000	— — 62,000	— — 40,912	2,553 4,773 4,393
John N. Bonfiglio Chief Executive Officer (8)	2002 2001 2000	— — —	— — —	— — —	— — —

(1)
During fiscal year 2002, we made contributions under our 401(k) Plan for Dr. Carlo, Mr. Jeub, Mr. Sampson and Dr. Moss of $2,400, $1,552, $1,275 and $2,400, respectively, and made contributions under a long-term disability insurance plan for Dr. Carlo of $10,186. We also funded a group term life insurance plan in an amount in excess of $50,000. Amounts added to compensation related to this plan for Dr. Carlo, Mr. Jeub, Mr. Sampson and Dr. Moss were $5,900, $1,997, $1,278 and $757, respectively.

(2)
During fiscal year 2001, we made contributions under our 401(k) Plan for Dr. Carlo, Mr. Sampson and Dr. Moss of $2,400, $2,400 and $2,400, respectively, and made contributions under a long-term disability insurance plan for Dr. Carlo of $9,177. We also funded a group term life insurance plan in excess of $50,000. Amounts added to compensation related to this plan for Dr. Carlo, Mr. Sampson and Dr. Moss were $6,669, $2,373 and $663, respectively.

(3)
During fiscal year 2000, we made contributions under our 401(k) Plan for Dr. Carlo, Mr. Sampson and Dr. Moss of $2,400, $2,400 and $2,400, respectively, and made contributions under a long-term disability insurance plan for Dr. Carlo of $8,366. We also funded a group term life insurance plan in an amount in excess of $50,000. Amounts added to compensation related to this plan for Dr. Carlo, Mr. Sampson and Dr. Moss were $5,652, $1,993 and $663, respectively.

(4)
Dr. Moss became our President in September 2002. Dr. Moss served as our Vice President of Medical and Scientific Affairs prior to that time. Dr. Moss resigned in January 2003.

(5)
Mr. Jeub became our Vice President of Finance and Chief Financial Officer in June 2002. Mr. Jeub was not employed by us prior to that time.

(6)
Effective September 6, 2002, Dr. Carlo resigned as our President and Chief Executive Officer. Dr. Carlo joined us in 1986 and served as President and Chief Executive Officer since 1994. He remains a member of our Board of Directors.

(7)
Mr. Sampson joined us as Executive Director, Finance and Controller in April 1999, and served as Vice President, Finance and Chief Financial Officer from June 1999 through the date of his resignation in May 2002.

(8)
Dr. Bonfiglio joined us as Chief Executive Officer in January 2003 and will earn an annual compensation of $260,000.

Stock Option Grants

The following tables summarize option grants to and exercises by Ronald B. Moss, John N. Bonfiglio, Michael L. Jeub, Dennis J. Carlo and Howard Sampson, and the value of the options held by such persons at the end of fiscal 2002. We do not grant stock appreciation rights.

Options Grants in Fiscal Year 2002

	Individual Grants
	Number of Securities Underlying options Granted (#)	% of Total Options Granted to Employees in Fiscal Year (1)	Exercise or Base Price ($/Sh) (2)	Expiration Date (3)	Grant Date Present Value ($) (4)
Ronald B. Moss (5)	100,992	16	2.20	8/30/12	65,869
Michael L. Jeub (6)	62,500	10	2.36	6/17/12	43,684
Dennis J. Carlo (7)	93,757	15	2.20	various (7)	41,778
Howard Sampson (8)	—	—	—	—	—
John N. Bonfiglio (9)	—	—	—	—	—

(1)
We granted options covering a total of 625,169 shares of our common stock to employees in 2002.

(2)
The exercise price on each date of grant was equal to the fair market value of our common stock on the date of grant.

(3)
The options have a term of ten years, subject to earlier termination in certain events related to termination of employment.

(4)
The fair value of each option grant was estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2002: risk free interest rate of 2.628%, expected option life of five years, expected volatility of 1.41 and a dividend rate of zero. Option valuation using a Black-Scholes based option-pricing model generates a theoretical value based upon certain factors and assumptions. Therefore, the value which is calculated is not intended to predict future prices of our common stock. The actual value of a stock option, if any, is dependent on the future price of the stock, overall stock market conditions and continued service with us, since options remain exercisable for only a limited period following retirement, death or disability. There can be no assurance that the values reflected in this table or any other value will be achieved.

(5)
Dr. Moss became our President in September 2002. Dr. Moss served as our Vice President of Medical and Scientific Affairs prior to that time. Dr. Moss resigned in January 2003.

(6)
Mr. Jeub became our Vice President of Finance and Chief Financial Officer in June 2002. Mr. Jeub was not employed by us prior to that time.

(7)
Dr. Carlo resigned as our President and Chief Executive Officer effective September 2002. Dr. Carlo remains a member of our Board of Directors. Dr. Carlo's current year option grants represent repriced options. See the 10-Year Option Repricings table on page 64.

(8)
Mr. Sampson resigned as our Vice President, Finance, Chief Financial Officer, Secretary and Treasurer in May 2002.

(9)
Dr. Bonfiglio joined us as Chief Executive Officer in January 2003. Dr. Bonfiglio was not employed by us prior to that time.

Option Exercises in Fiscal Year 2002 and Option Values at End of Fiscal Year 2002

			Number of Securities Underlying Unexercised Options at End of Fiscal 2002 (#)		Value of Unexercised In-the-Money Options at End of Fiscal 2002 ($) (1)
	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable / Unexercisable		Exercisable / Unexercisable
Ronald B. Moss (2)	—	—	34,935	81,819	—	—
Michael L. Jeub (3)	—	—	8,427	54,073	—	—
Dennis J. Carlo (4)	—	—	—	93,757	—	—
Howard Sampson (5)	—	—	—	—	—	—

(1)
Calculated on the basis of the fair market value of our common stock at December 31, 2002, the fiscal year end ($0.971 per share), minus the exercise price.

(2)
Dr. Moss became our President in September 2002. Dr. Moss served as our Vice President of Medical and Scientific Affairs prior to that time. Dr. Moss resigned in January 2003.

(3)
Mr. Jeub became our Vice President of Finance and Chief Financial Officer in June 2002. Mr. Jeub was not employed by us prior to that time.

(4)
Dr. Carlo resigned as our President and Chief Executive Officer effective September 2002. Dr. Carlo remains a member of our Board of Directors.

(5)
Mr. Sampson resigned as our Vice President, Finance, Chief Executive Officer, Secretary and Treasurer in May 2002.

10-Year Option Repricings

Name	Date of Repricing	Number of Securities Underlying Options Repriced	Market Price of Stock at Time of Repricing	Exercise Price at Time of Repricing	New Exercise Price	Length of Original Option Term Remaining at Date of Repricing
Dennis J. Carlo	8/30/02	5,258	$2.20	$12.52	$2.20	32 months
	8/30/02	7,896	$2.20	$26.24	$2.20	41 months
	8/30/02	3,810	$2.20	$31.00	$2.20	46 months
	8/30/02	5,128	$2.20	$13.00	$2.20	22 months
	8/30/02	1,370	$2.20	$13.00	$2.20	3 months
	8/30/02	3,052	$2.20	$32.76	$2.20	53 months
	8/30/02	14,999	$2.20	$40.24	$2.20	64 months
	8/30/02	1,444	$2.20	$35.50	$2.20	77 months
	8/30/02	4,077	$2.20	$28.25	$2.20	88 months
	8/30/02	46,723	$2.20	$23.75	$2.20	97 months

In connection with Dr. Carlo's resignation as our President and Chief Executive Officer in 2002, we entered into an Employment Agreement and General Release with Dr. Carlo which provided for, among other things, the repricing of 93,757 options previously granted to Dr. Carlo. Each of the stock options affected by this repricing will vest on the date which is six (6) months after the repricing date. All other provisions of the repriced stock options will remain the same.

CERTAIN MANAGEMENT CONTRACTS

Pursuant to the terms of the employment agreement between us and John N. Bonfiglio, Ph.D., our Chief Executive Officer, dated as of January 7, 2003, we have agreed to pay Dr. Bonfiglio an annual base salary of $260,000. In addition, we granted Dr. Bonfiglio stock options to purchase an aggregate of 750,000 shares of our common stock at an exercise price of $1.20 per share. The stock options have a term of 10 years and will vest as follows: (i) fifty thousand (50,000) shares shall be vested immediately as of the January 13, 2003; (ii) seventy-five thousand (75,000) shares shall vest in such amounts and upon the achievement of certain milestones as described in the employment agreement between us and Dr. Bonfiglio; (iii) one hundred twenty-five thousand (125,000) shares shall vest immediately upon the earliest to occur of (x) the date which is twelve months after the effective date of the employment agreement provided that Dr. Bonfiglio provides continuous service as an employee, director or consultant from January 7, 2003, through such anniversary date, (y) if our Board of Directors decides to relocate Dr. Bonfiglio in accordance with the employment agreement, the date on which Dr. Bonfiglio is legally domiciled in the State of Pennsylvania, or (z) if the Board of Directors does not relocate Dr. Bonfiglio in accordance with the employment agreement, the date of such decision by the Board of Directors; and (iv) five hundred thousand (500,000) shares shall vest pro rata daily with each day of Dr. Bonfiglio's continuous service as employee, director or consultant for three years following the date of grant.

Pursuant to the terms of the Employment Agreement and General Release that we entered into with Dr. Carlo, we agreed to pay Dr. Carlo (i) an annual base salary of $395,040, on a pro rata basis, until November 28, 2002 and (ii) the amount of $98,760 at such time when the aggregate net proceeds from the exercise of the Class A Warrants are equal to or greater than $300,000. We also have agreed to pay to Dr. Carlo a special incentive bonus of $150,000 when the aggregate net proceeds of the exercise of the Class B warrants shall be equal to or greater than $300,000. As part of the agreement, we paid to Dr. Carlo a bonus of $150,000 in December 2002 upon the closing of the private offering. The agreement also provides that 93,757 stock options held by Dr. Carlo on August 30, 2002 have been modified as follows: (a) the exercise price for the stock options are set equal to the closing price of our common stock on August 30, 2002 and (b) the stock options will vest six months after the repricing date. Since November 28, 2002, we have not entered into any additional employment or consulting agreements with Dr. Carlo.

Compensation Committee Interlocks and Insider Participation

For our fiscal year ended December 31, 2002, Messrs. [Sullivan and Kimberlin] served as the members of our Stock Option and Compensation Committees. Mr. Sullivan was formerly the Chairman of the Board of Directors from March 1987 until May 1993. Mr. Kimberlin was formerly our Secretary from November 1986 until September 1989. [None of our executive officers or directors had any "interlock" relationship to report during our fiscal year ended December 31, 2002].

Change in Control Arrangements

Our 1989 Stock Plan, as amended, provides that in the event of a merger or reorganization, we shall either continue outstanding options granted under the 1989 Stock Plan, as amended, or shall provide for the exchange of such options for a cash payment equal to the difference between the amount paid for one share under the terms of the merger or reorganization and the exercise price for each option, or shall accelerate the exercisability of each option followed by the cancellation of options not exercised, in all cases without the optionee's consent. Outstanding employee stock option agreements entered into pursuant to the 1989 Stock Plan, as amended, provide for the automatic vesting of employee stock options in the event of a change in control. Our 1989 Stock Plan provides that a change of control will not be deemed to have occurred if a person is or becomes the beneficial holder of 50% of our outstanding securities through the purchase and subsequent conversion, exercise or exchange of convertible notes and warrants issued pursuant to the Note Purchase Agreement, dated as of November 11, 2001, as amended, between us and KKP, Oshkim and the Kimberlin Family Trust and any affiliates or related parties thereof. Future employee stock option agreements and common stock purchase agreements entered into pursuant to the 1989 Stock Plan, as amended, will contain similar provisions unless otherwise determined by the Option Committee. Options granted to directors who were never our employees upon election to the Board and at each Annual Meeting of the Stockholders also vest in the event that we are subject to a change in control.

Pension and Long-Term Incentive Plans

We have no pension or long-term incentive plans.

Stock Plans

1989 Stock Plan

Our 1989 Stock Plan was adopted by the Board of Directors in September 1989 and subsequently approved by its stockholders. It was last amended and restated on March 10, 1999. On November 14, 2000, the Board of Directors approved the consolidation of the 1989 Stock Plan and the 1990 Directors' Stock Option Plan effective as of November 14, 2000. Any shares not subject to exercise under the Directors' Plan or which are not exercised because of forfeiture or termination of options granted under the Directors' Plan are added to the shares available under the 1989 Stock Plan.

Purpose.    The purpose of the 1989 Stock Plan is to assist us in the recruitment, retention and motivation of employees, directors and independent contractors who are in a position to make material contributions to the our progress. The 1989 Stock Plan offers a significant incentive to our employees, officers, directors and independent contractors by enabling such employees, officers, directors and contractors to acquire our common stock, thereby increasing their proprietary interest in our growth and success.

Administration.    The 1989 Stock Plan is administered by the Stock Option and Compensation Committee composed of two or more disinterested members of the Board of Directors. Subject to the limitations set forth in the 1989 Stock Plan, the Stock Option and Compensation Committee has the authority to determine to whom options will be granted and shares will be sold, the number of shares to be offered for sale and options to be granted, the price and other terms and conditions of each sale of shares and the exercise price and terms and conditions of each option and the type of option to be granted, and to interpret the 1989 Stock Plan and adopt rules thereunder and to make all other decisions relating to the operation of the 1989 Stock Plan. The Employee Stock Option Committee, composed of one or more members of the Board of Directors who need not be disinterested, administers the 1989 Stock Plan with respect to our employees who are not officers or directors.

Non-Employee Director Grants.    Under the terms of the 1989 Stock Plan, an outside director will receive options to purchase 6,250 shares of our common stock upon election or appointment to the board and an option to purchase 1,562 shares of our common stock on the date of the Annual Meeting of stockholders. In addition, each outside director chose to receive annual retainer payments and/or meeting fees for the years 2000 through 2002 in the form of options to purchase shares from us as described below.

Eligibility and Shares Subject to the 1989 Stock Plan.    Under the 1989 Stock Plan, 1,669,510 shares of our common stock have been reserved for issuance, either by direct sale or upon exercise of options granted to our employees, officers and directors and independent contractors. The 1989 Stock Plan provides for the grant of both incentive stock options, or ISOs, intended to qualify as such under Section 422 of the Internal Revenue Code, as amended, and nonstatutory stock options, or NSOs. ISOs may be granted only to our employees. NSOs may be granted, and common stock may be sold directly, to our employees, directors and independent contractors. The 1989 Stock Plan provides that options granted to any optionee in a single calendar year shall not cover more than 125,000 shares. Such limitation is designed to qualify income recognized upon exercise of options granted under the 1989 Stock Plan for tax deductibility by us. If any options granted under the 1989 Stock Plan, including options granted under the Directors' Plan prior to the consolidation of the plans, shall for any reason expire or be canceled or otherwise terminated without having been exercised in full, the shares allocable to the unexercised portion of such options shall again become available for the 1989 Stock Plan.

To date, all stock options have been granted with exercise prices equal to the fair market value of our common stock on the date of grant. As of December 31, 2002, no shares of our common stock have been issued for direct sale under the 1989 Stock Plan.

Pursuant to the terms of the 1989 Stock Plan, the Stock Option and Compensation Committee or Employee Stock Option Committee, as appropriate, will determine the number of options (and any other awards) to be allocated to employees, directors and independent contractors under the 1989 Stock Plan in the future, and such allocations may only be made in accordance with the provisions of the 1989 Stock Plan as described herein. We believe that the granting of options is necessary to attract high quality personnel as well as to reward and thereby retain existing key personnel. Moreover, the attraction and retention of such personnel is essential to our continued progress which ultimately is in the interests of our stockholders.

Terms of Options.    The terms of any options granted under the 1989 Stock Plan will be set forth in an option agreement to be entered into between us and each optionee. The terms of the option agreements entered into under the 1989 Stock Plan need not be identical, and the Stock Option and Compensation Committee shall determine all terms and conditions of each such agreement, which shall be consistent with the 1989 Stock Plan.

Options granted pursuant to the 1989 Stock Plan will vest at the time or times determined by the Stock Option and Compensation Committee.

The maximum term of each option granted under the 1989 Stock Plan is ten years (five years in the case of an ISO granted to a 10% stockholder). Stock options granted under the 1989 Stock Plan must be exercised by the optionee during the earlier of the term of such option or within 90 days after termination of the optionee's employment, except that the period may be extended on certain events including death and termination of employment due to disability.

The exercise price of shares of our common stock subject to options qualifying as ISOs must not be less than 100% (110% in the case of an ISO granted to a 10% stockholder) of the fair market value of our common stock on the date of the grant. The exercise price of NSOs granted under the 1989 Stock Plan must not be less than 85% of the fair market value of our common stock on the date of grant. Under the 1989 Stock Plan, the exercise price is payable in cash, common stock or by full-recourse promissory note. The 1989 Stock Plan also permits an optionee to pay the exercise price of an option by delivery (on a form prescribed by us) of an irrevocable direction to a securities broker approved by us to sell the optionee's shares and deliver all or a part of the sale proceeds to us in payment of all or part of the exercise price and any withholding taxes or by delivery of an irrevocable direction to pledge the optionee's shares to a securities broker or lender approved by us as security for a loan and to deliver all or part of the loan proceeds to us in payment of all or part of the exercise price and any withholding taxes.

Terms of Shares Offered for Sale.    The terms of any sale of shares of our common stock under the 1989 Stock Plan will be set forth in a common stock purchase agreement to be entered into between us and each purchaser. The terms of the stock purchase agreements entered into under the 1989 Stock Plan need not be identical, and the Option Committee shall determine all terms and conditions of each such agreement, which shall be consistent with the 1989 Stock Plan. The purchase price for shares sold under the 1989 Stock Plan shall not be less than 85% of the fair market value of such shares. The purchase price may be paid, at the Stock Option and Compensation Committee's discretion, with a full-recourse promissory note secured by the shares, except that the par value of the shares must be paid in cash. Shares may also be awarded under the 1989 Stock Plan in consideration of services rendered prior to the award, without a cash payment by the recipient.

Shares sold under the 1989 Stock Plan will vest upon satisfaction of the conditions specified in the stock purchase agreement. Vesting conditions are determined by the Stock Option and Compensation Committee and may be based on the recipient's service, individual performance, our performance or such other criteria as the Stock Option and Compensation Committee may adopt. Shares of common stock are subject to repurchase by us at their original purchase price in the event that any applicable vesting conditions are not satisfied. Shares sold under the 1989 Stock Plan may not be resold or otherwise transferred until they have vested, except that certain transfers to a trust may be permitted. Any right to acquire shares under the 1989 Stock Plan (other than an option) will automatically expire if not exercised within 30 days after the grant if such right was communicated by the Stock Option and Compensation Committee. A holder of shares sold under the 1989 Stock Plan has the same voting, dividend and other rights as our other stockholders.

Duration, Amendment and Termination.    The Board of Directors may amend, suspend or terminate the 1989 Stock Plan at any time, except that any such amendment, suspension or termination shall not affect any option previously granted. Any amendment of the 1989 Stock Plan, however, which increases the number of shares available for issuance, materially changes the class of persons who are eligible for the grant of ISOs or, if required by Rule 16b-3 (or any successor) under the Securities Exchange Act of 1934, as amended, would materially increase the benefits accruing to participants under the 1989 Stock Plan or would materially modify the requirement as to eligibility for participation in the 1989 Stock Plan, is subject to approval of our stockholders. Stockholder approval is not required for any other amendment of the 1989 Stock Plan. Unless sooner terminated by the Board of Directors, the 1989 Stock Plan will terminate on March 7, 2011, and no further options may be granted or stock sold pursuant to such plan following the termination date.

Effect Of Certain Corporate Events.    Outstanding employee stock option agreements entered into pursuant to the 1989 Stock Plan provide for the automatic vesting of employee stock options in the event of a change in control. Future employee stock option agreements entered into pursuant to the 1989 Stock Plan will contain similar provisions unless otherwise determined by the Stock Option and Compensation Committee. The non-employee directors' option grants will become fully vested in the event of a change in control.

For purposes of the 1989 Stock Plan, the term "change in control" means (1) that a change in the composition of the Board of Directors occurs as a result of which fewer than two-thirds of the incumbent directors are directors who either had been our directors 24 months prior to such change or were elected or nominated for election to the Board of Directors with the approval of at least a majority of the directors who had been our directors 24 months prior to such change and who were still in office at the time of the election or nomination, (2) that any person is or becomes the beneficial owner, directly or indirectly, of at least 25% of the combined voting power of our outstanding securities and such ownership has not been approved by a majority of the incumbent directors or (3) that any person is or becomes the beneficial owner, directly or indirectly, of at least 50% of the combined voting power of our outstanding securities. A change in the relative beneficial ownership under (2) or (3) above by reason of a repurchase by us of our own securities will be disregarded. Our 1989 Stock Plan also provides that a change of control will not be deemed to have occurred if a person is or becomes the beneficial holder of 50% of our outstanding securities through the purchase and subsequent conversion, exercise or exchange of convertible notes and warrants issued pursuant to the Note Purchase Agreement, dated as of November 11, 2001, as amended.

In the event of a subdivision of the outstanding common stock, a combination or consolidation of the outstanding common stock (by reclassification or otherwise) into a lesser number of shares, a declaration of a dividend payable in common stock or in a form other than common stock in an amount that has a material effect on the price of the shares, or a similar occurrence, the Stock Option and Compensation Committee will make adjustments in the number and/or exercise price of options and/or the number of shares available under the 1989 Stock Plan, as appropriate.

In the event of a merger or other reorganization, outstanding options will be subject to the agreement of merger or reorganization. Such agreement will provide for the assumption of outstanding options by the surviving corporation or its parent, for their continuation by us (if we are the surviving corporation), for payment of a cash settlement equal to the difference between the amount to be paid for one share under the agreement of merger or reorganization and the exercise price for each option, or for the acceleration of the exercisability of each option followed by the cancellation of options not exercised, in all cases without the optionee's consent.

Federal Income Tax Consequences of Options Under the 1989 Stock Plan.    Neither us nor the optionee will incur any federal tax consequences as a result of the grant of an option. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and we will receive no deduction when an ISO is exercised. Upon exercising an NSO, the optionee generally must recognize ordinary income equal to the "spread" between the exercise price and the fair market value of our common stock on the date of exercise. We generally will be entitled to a deduction for the same amount. In the case of an employee, the option spread at the time an NSO is exercised is subject to income tax withholding, but the optionee generally may elect to satisfy the withholding tax obligation by having shares of our common stock withheld from those purchased under the NSO. The tax treatment of a disposition of option shares acquired under the 1989 Stock Plan depends on how long the shares have been held and on whether such shares were acquired by exercising an ISO or by exercising an NSO. We will not be entitled to a deduction in connection with a disposition of option shares, except in the case of a disposition of shares acquired under an ISO before the applicable ISO holding periods have been satisfied.

2001 Employee Stock Purchase Plan

The Board of Directors adopted The Immune Response Corporation 2001 Employee Stock Purchase Plan, or ESPP, on March 8, 2001. The plan was approved by stockholders at the Annual Meeting and became effective as of May 1, 2001. The Board of Directors adopted the ESPP in order to provide our employees with an opportunity to purchase our common stock through payroll deductions.

The following description of the ESPP is a summary only and is qualified in its entirety by reference to the ESPP. Stockholders wishing to obtain a copy of the ESPP should contact us at 5931 Darwin Court, Carlsbad, California 92008.

Under the ESPP, 54,305 shares of our common stock have been reserved for issuance, subject to anti-dilution adjustments. The ESPP, which is intended to qualify under Section 423 of the Internal Revenue Code, is administered by the Board of Directors or by our stock option committee. Employees, including officers and employee directors, but excluding 5% or greater stockholders, are eligible to participate if they are customarily employed for more than 20 hours per week and for at least five months in any calendar year. The ESPP permits eligible employees to purchase our common stock through payroll deductions, which may not exceed 15% of an employee's compensation.

The ESPP is implemented during a series of overlapping offering periods of 24 months' duration, with new offering periods commencing on May 1 and November 1 of each year. All eligible employees will be automatically enrolled in the ESPP during the initial offering period. The ESPP establishes two accumulation periods per year, neither of which will exceed six months. During each accumulation period, payroll deductions will accumulate, without interest. During the initial accumulation period, no payroll deductions will be made unless the eligible employee files a supplemental enrollment form within 15 days after written notice of the effectiveness of a registration statement filed under the Securities Act of 1933, as amended, which covers the common stock reserved for issuance under the ESPP. On the purchase dates set by the Board of Directors for each accumulation period, accumulated payroll deductions will be used to purchase our common stock, but not to exceed 1,250 shares of our common stock per employee.

The purchase price will be equal to 85% of the fair market value per share of our common stock on either the last day of the accumulation period or on the last trading day before the commencement of the applicable offering period, whichever is less. Employees may withdraw their accumulated payroll deductions at any time. Participation in the ESPP ends automatically on termination of employment. Immediately prior to the effective time of a corporate reorganization, the offering period then in progress will terminate and stock will be purchased with the accumulated payroll deductions unless the ESPP is assumed by the surviving corporation or its parent corporation pursuant to the plan of merger or consolidation. All expenses incurred in connection with the implementation and administration of the ESPP will be paid by us.

Federal Income Tax Consequences Under the ESPP.    The ESPP is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. No income is recognized by a participant at the time a right to purchase our common stock is granted. Likewise, no taxable income is recognized at the time of the purchase, even though the purchase price reflects a discount from the market value of the shares at that time.

A participant must recognize taxable income upon a disposition of shares acquired under the ESPP. The tax treatment may be more favorable if the disposition occurs after the holding-period requirements of Section 423 have been satisfied. To satisfy the holding-period requirements of Section 423, shares acquired under the ESPP cannot be disposed of within two years after the first day of the offering period during which the shares are purchased. They also cannot be disposed of within one year after they are purchased.

If the holding period is met, the participant recognizes ordinary income equal to the lower of (a) the excess of the fair market value of the shares on the date of the disposition over the actual purchase price or (b) 15% of the fair market value of the shares immediately before the applicable offering period. We will not be entitled to any deduction under these circumstances.

The excess, if any, of the fair market value of the shares on the date of the disposition over the sum of the purchase price plus the amount of ordinary income recognized (as described above) will be taxed as a long-term capital gain. If a taxable disposition produces a loss (i.e., the fair market value of the shares on the date of the disposition is less than the purchase price) and the disposition involves certain unrelated parties, then the loss will be a long-term capital loss.

If the holding period is not met, the entire difference between the purchase price and the market value of the shares on the date of purchase will be taxed to the participant as ordinary income in the year of disposition. We will generally be entitled to a deduction for the same amount. The excess, if any, of the market value of the shares on the date of disposition over their market value on the date of purchase will be taxed as a capital gain (long-term or short-term, depending on how long the shares have been held). If the value of the shares on the date of disposition is less than their value on the date of purchase, then the difference will result in a capital loss (long-term or short-term, depending upon the holding period), provided the disposition involves certain unrelated parties. Any such loss will not affect the ordinary income recognized upon the disposition.

Grants Outside the 1989 Stock Plan

In January 2003, our Board of Directors approved the grant of an option to purchase shares of our common stock to John N. Bonfiglio, Ph.D., our new Chief Executive Officer. This option is not intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. This option is granted outside of, and is not subject to, the Company's 1989 Stock Plan and is subject to the terms of a stock option agreement.

We granted Dr. Bonfiglio an option to purchase an aggregate of 750,000 shares of our common stock at an exercise price of $1.20 per share. The stock options have a term of 10 years and will vest as follows: (i) fifty thousand (50,000) shares shall be vested immediately as of the January 13, 2003; (ii) seventy-five thousand (75,000) shares shall vest in such amounts and upon the achievement of certain milestones as described in the employment agreement between the us and Dr. Bonfiglio; (iii) one hundred twenty-five thousand (125,000) shares shall vest immediately upon the earliest to occur of (x) the date which is twelve months after the effective date of the employment agreement provided that Dr. Bonfiglio provides continuous service as an employee, director or consultant from January 7, 2003, through such anniversary date, (y) if our Board of Directors decides to relocate Dr. Bonfiglio in accordance with the employment agreement, the date on which Dr. Bonfiglio is legally domiciled in the State of Pennsylvania, or (z) if the Board of Directors does not relocate Dr. Bonfiglio in accordance with the employment agreement, the date of such decision by the Board of Directors; and (iv) five hundred thousand (500,000) shares shall vest pro rata daily with each day of Dr. Bonfiglio's continuous service as employee, director or consultant for three years following the date of grant.

In September 2002, our Board of Directors approved the grant of 250,000 shares of our common stock to Mr. Steve Antebi pursuant to a consulting services contract. In exchange for the common stock, Mr. Antebi paid the par value of the common stock and agreed to provide certain consulting services. We agreed to register the shares of common stock. On November 7, 2002, we filed with the SEC a Registration Statement on Form S-8 covering the resale of the 250,000 shares held by Mr. Antebi.

STOCK PRICE PERFORMANCE GRAPH

The above graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of our common stock with the Center for Research in Securities Prices ("CRSP") Total Return Index for The Nasdaq National Market (U.S. and Foreign) (the "Nasdaq Composite Index") and the CRSP Total Return Index for Nasdaq Pharmaceutical Stocks (the "Nasdaq Pharmaceutical Index") (1) over a five-year period. The comparisons in the graph are required by the SEC and are not intended to forecast or be indicative of possible future performance of our common stock.

(1)
The Nasdaq Pharmaceutical Index includes all companies on Nasdaq within SIC Code 283. A copy of the list of companies which comprise the Nasdaq Pharmaceutical Index may be obtained upon request by contacting The Immune Response Corporation, Investor Relations, 5931 Darwin Court, Carlsbad, California 92008, or calling (760) 431-7080.

	12/31/97	12/31/98	12/31/99	12/29/00	12/31/01	12/31/02
The Immune Response Corporation	$100.00	$97.75	$39.05	$23.60	$12.05	$2.18
Nasdaq Composite	$100.00	138.47	258.24	155.82	122.82	84.60
Nasdaq Pharmaceutical	$100.00	126.94	239.34	298.55	254.43	164.36

Assumes a $100 investment on December 31, 1997, in each of our common stock, the securities comprising the Nasdaq Composite Index, and the securities comprising the Nasdaq Pharmaceutical Index. This information has been adjusted for the 1-for-4 reverse stock split, effective as of October 9, 2002.

Limitation of Liability and Indemnification Matters

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and executive officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

As permitted by Delaware law, our Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporate law regarding unlawful dividends and stock purchases; or

  •
  for any transaction from which the director derived an improper personal benefit.

As permitted by Delaware law, our Certificate of Incorporation and/or our Bylaws provide that:

  •
  we are required to indemnify our directors and executive officers to the fullest extent permitted by Delaware law, so long as such director or executive officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of IRC, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful;

  •
  we are permitted to indemnify other employees to the same extent that we indemnify our executive officers and directors, unless otherwise required by law, our Certificate of Incorporation, our Bylaws or agreements;

  •
  we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; and

  •
  the rights conferred in our Bylaws are not exclusive.

We have entered into indemnity agreements with each of our current directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our Certificate of Incorporation and our Bylaws and to provide additional procedural protections. We believe such agreements are necessary to attract and retain qualified persons as directors and executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of January 31, 2003, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our directors, (iii) each executive officer named in the Summary Compensation table set forth herein and (iv) all of our directors and executive officers as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. Unless otherwise indicated, the business address of each individual is c/o 5931 Darwin Court, Carlsbad, California, 92008.

	Shares Beneficially Owned (1)	Percentage Beneficially Owned (2)
Kevin B. Kimberlin (3)(4)(6)	27,986,804	62.4%
Trinity Medical Group 30021 Tomas Street, Suite 300 Santa Margarita, CA 92688	1,000,000	5.1%
Dennis J. Carlo (5)(6)(7)	182,112	*
James B. Glavin (6)	52,968	*
William M. Sullivan (6)	43,335	*
Jed B. Trosper (6)	—	*
Ronald B. Moss (6)	35,627	*
Michael L. Jeub (6)	12,320	*
Alan S. Rosenthal (6)	17,932	*
Howard Sampson (6)(8)	—	*
John N. Bonfiglio (6)(9)	86,073	*
All directors and executive officers as a group (10 persons) (10)	28,417,171	62.9%

*
Less than 1%.

(1)
To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table.

(2)
Percentage ownership is based on 19,670,729 shares of our common stock outstanding as of January 31, 2003. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or the SEC, based on voting and investment power with respect to shares. Shares of our common stock subject to options, notes or warrants currently exercisable, or exercisable within 60 days after January 31, 2003, are deemed outstanding for computing the percentage ownership of the person holding those securities, but are not deemed outstanding for computing the percentage ownership of any other person. Additionally, the shares underlying the notes and warrants issued in the November 2001, February 2002, May 2002, November 2002 and December 2002 private placements are deemed outstanding for computing the percentage ownership of Mr. Kimberlin and for all of the directors and executive officers as a group, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)
The address of the principal place of business of Cheshire Associates, LLC, an entity which is affiliated with Mr. Kimberlin, is c/o Spencer Trask Ventures, Inc., 535 Madison Avenue, 18th Floor, New York, New York 10022.

(4)
Mr. Kimberlin's spouse held 8,750 shares of our common stock, a retirement account for the benefit of Mr. Kimberlin held 4,000 shares of our common stock, Kimberlin Family Partners, L.P., a Colorado limited partnership, of which Mr. Kimberlin is the general partner, held 56,979 shares of our common stock, and Kevin Kimberlin Partners, L.P, of which the general partner is KKP Management LLC, a Nevada limited liability company, of which Mr. Kimberlin is the managing member, held 448,717 shares of our common stock. The amount shown also includes: (a) 433,426 shares of our common stock issuable on conversion of the promissory note contributed to Cheshire Associates by Kevin Kimberlin Partners, L.P. from the November 2001 private placement, (b) 433,426 shares of our common stock issuable on exercise of the warrant contributed to Cheshire Associates by Kevin Kimberlin Partners, L.P from the November 2001 private placement, (c) 429,000 shares of our common stock issuable on conversion of the promissory note contributed to Cheshire Associates by Oshkim from the February 2002 private placement, (d) 429,000 shares of our common stock issuable on exercise of the warrant contributed to Cheshire Associates by Oshkim from the February 2002 private placement, (e) 2,319,109 shares of our common stock issuable on conversion of the promissory note contributed to Cheshire Associates by Oshkim from the May 2002 private placement, (f) 2,319,109 shares of our common stock issuable on exercise of the warrant contributed to Cheshire Associates by Oshkim from the May 2002 private placement, (g) 4,243,354 shares of our common stock issuable on conversion of a promissory note issued to Cheshire Associates on November 12, 2002, (h) 4,243,354 shares of our common stock issuable upon exercise of a warrant issued to Cheshire Associates on November 12, 2002, (i) 174,581 shares of our common stock issuable upon conversion of a promissory note issued to Cheshire Associates on November 15, 2002, (j) 174,581 shares of common stock issuable upon exercise of a warrant issued to Cheshire Associates on November 15, 2002, (k) 184,638 shares of our common stock issuable upon conversion of a promissory note issued to Cheshire Associates on November 20, 2002, (l) 184,638 shares of our common stock issuable upon exercise of a warrant issued to Cheshire Associates on November 15, 2002, (m) 264,518 shares of our common stock issuable upon conversion of a promissory note issued to Cheshire Associates on November 27, 2002, (n) 264,518 shares of our common stock issuable upon exercise of a warrant issued to Cheshire Associates on November 27, 2002, (o) 187,851 shares of our common stock issuable upon conversion of a promissory note issued to Cheshire Associates on December 10, 2002 and (p) 187,851 shares of common stock issuable upon exercise of a warrant issued to Cheshire Associates on December 10, 2002. KKP, Oshkim and the Kimberlin Family Trust contributed the notes and warrants issued to them in the November 2001, February 2002 and May 2002 private placements to Cheshire Associates. Mr. Kimberlin acts as manager of Cheshire Associates.

In conjunction with our private placement of units, $2.0 million of principal and interest on the June and July notes and related warrants transferred to Cheshire Associates have been converted into 20 units equal to 2,259,888 shares of common stock with a Class A warrant of 2,259,888 shares and a Class B warrant for 2,259,888 shares. The convertible note and warrant issued to the Kimberlin Family Trust on July 30, 2002 and contributed to Cheshire Associates has been reduced to $278,320 as a result of the $2.0 million conversion and transferred to a new note and warrant dated December 10, 2002. As a result of the consummation of the private placement of units on December 10, 2002, the number of shares and applicable conversion and exercise price, respectively, of the convertible notes and warrants issued to Oshkim, KKP, the Kimberlin Family

  Trust and Cheshire Associates were adjusted pursuant to their weighted average anti-dilution provisions for the issuance of common stock and common stock equivalents in the private placement of units. Consequently, the number of shares of common stock issuable upon conversion of the outstanding convertible notes has decreased to 9,449,843 and the number of shares of common stock issuable upon the exercise of the respective warrants has been decreased to 9,747,757 shares. The number of shares issuable upon conversion of the promissory notes and exercise of the warrants held by Cheshire Associates, as well as the applicable conversion prices of the notes and exercise prices of the warrants, are subject to adjustment in the event that we issue certain securities (including certain securities issued to affiliates or related parties of Mr. Kimberlin) below the applicable conversion or exercise price and in certain other events. Also, up to 50% of the placement agent options (726,210 common shares and 726,210 Class A warrants if the option is exercised) may be held by Spencer Trask Ventures, an affiliate of Mr. Kimberlin.

(5)
Effective September 6, 2002, Dr. Carlo resigned as our President and Chief Executive Officer. Dr. Carlo joined us in 1986 and served as President and Chief Executive Officer since 1994. He remains a member of our Board of Directors.

(6)
The amounts shown include the following shares which may be acquired currently or within 60 days after January 31, 2003: Dr. Carlo, 92,387 shares; Mr. Glavin, 48,179 shares; Dr. Bonfiglio, 86,073; Mr. Kimberlin, 38,675 shares; Mr. Sullivan, 38,660 shares; Dr. Moss, 35,627 shares; Mr. Jeub, 12,320 shares; Dr. Rosenthal, 17,932 shares; Mr. Sampson, no shares; and Mr. Trosper, no shares.

(7)
Includes 4,162 shares held in trust for the benefit of Dr. Carlo's family, as to which Dr. Carlo maintains shared voting and investment power.

(8)
Mr. Sampson joined us as Executive Director, Finance and Controller in April 1999, and served as Vice President, Finance and Chief Financial Officer from June 1999 through the date of his resignation in May 2002.

(9)
Dr. Bonfiglio joined us as our Chief Executive Officer on January 7, 2003.

(10)
Includes as outstanding an aggregate of 369,853 shares which may be acquired by directors and officers currently or within 60 days after January 31, 2003 pursuant to the exercise of options, and an aggregate of 25,169,795 shares which may be acquired by directors and officers currently or within 60 days after January 31, 2002 pursuant to the exercise of warrants and the placement agent option and conversion of promissory notes. Also, includes 8,162 shares held by family trusts for the benefit of family members of directors and executive officers as to which such directors and executive officers have voting and investment power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 9, 2001, we entered into a note purchase agreement with KKP which was subsequently amended to add Oshkim, the Kimberlin Family Trust and entities affiliated with KKP, Oshkim or the Kimberlin Family Trust as parties, and provided for the sale of notes and warrants in multiple-stage private placements. Mr. Kimberlin, a member of our Board of Directors, is an affiliate and/or related party of each of KKP, Oshkim and the Kimberlin Family Trust. At the initial private placement closing on November 9, 2001, we issued to KKP a note which is convertible at a discounted conversion price into shares of our common stock and a warrant to purchase shares of our common stock in exchange for gross proceeds of $2.0 million. At a subsequent closing on February 14, 2002, we issued to Oshkim a note which is convertible at a premium conversion price into shares of our common stock and a warrant to purchase shares of our common stock in exchange for gross proceeds of $2.0 million. On May 3, 2002, we issued to Oshkim a note which is convertible at a discounted conversion price into shares of our common stock and a warrant to purchase shares of our common stock in exchange for gross proceeds of $4.0 million. We repaid a short-term secured promissory note issued in March 2002 with interest from the proceeds from the May private placement. On June 24, 2002, we issued to Oshkim a note which is convertible at a discounted conversion price into shares of our common stock and a warrant to purchase shares of our common stock in exchange for gross proceeds of $1.0 million. On July 11, 2002, we issued to the Kimberlin Family Trust a note which is convertible at a discounted conversion price into shares of our common stock and a warrant to purchase shares of our common stock for gross proceeds of $566,638. On July 30, 2002, we issued to the Kimberlin Family Trust a note which is convertible at a discounted conversion price into shares of our common stock and a warrant to purchase shares of our common stock in exchange for gross proceeds of $637,189. All notes and warrants issued by us in February 2002, May 2002, June 2002 and July 2002 were transferred to Cheshire Associates, an entity managed by Mr. Kimberlin. On November 12, 2002, we issued to Cheshire Associates a note which is convertible at a discounted conversion price into shares of our common stock and a warrant to purchase shares of our common stock in exchange for gross proceeds in the amount of $4,847,608. We repaid the short-term promissory notes with interest which were issued in August 2002, September 2002 and October 2002 with proceeds from the November private placement. On November 15, 2002, we issued to Cheshire Associates a note which is convertible at a discounted conversion price into shares of our common stock and a warrant to purchase shares of our common stock in exchange for gross proceeds of $200,000. On November 20, 2002, we issued to Cheshire Associates a note which is convertible at a discounted conversion price into shares of our common stock and a warrant to purchase shares of our common stock in exchange for gross proceeds of $200,000. On November 27, 2002, we issued to Cheshire Associates a note which is convertible at a discounted conversion price into shares of our common stock and a warrant to purchase shares of our common stock in exchange for gross proceeds of $215,000.

Each of the notes issued in November of 2001 and February, May, November and December of 2002 is secured by our intellectual property. The disinterested members of our Board of Directors approved the terms of the private placements of notes and warrants to KKP, Oshkim, the Kimberlin Family Trust and Cheshire Associates.

In conjunction with our private placement of units, $2.0 million of principal and interest on the June and July notes and related warrants transferred to Cheshire Associates have been converted by Cheshire Associates into 20 units. The convertible note and warrant issued on July 30, 2002 to the Kimberlin Family Trust and contributed to Cheshire Associates has been reduced to $278,320 as a result of the $2.0 million conversion and transferred to a new note and warrant dated December 10, 2002. As a result of the consummation of the private placement of units on December 10, 2002, the number of shares and applicable conversion and exercise price, respectively, of the convertible notes and warrants issued to Oshkim, KKP, the Kimberlin Family Trust and Cheshire Associates were adjusted pursuant to their weighted average anti-dilution provisions for the issuance of common stock and common stock equivalents in the unit offering. Consequently, the number of shares of common stock issuable upon conversion of the outstanding convertible notes has decreased to 9,449,843 and the number of shares of common stock issuable upon the exercise of the outstanding warrants has been decreased to 9,747,757 shares. The number of shares issuable upon conversion of the promissory notes and exercise of the warrants held by Cheshire Associates, as well as the applicable conversion prices of the notes and exercise prices of the warrants, are subject to adjustment in the event that we issue certain securities.

Also in conjunction with our private placement of units, we paid to Spencer Trask a commission equal to approximately $600,000 and issued to Spencer Trask an option to purchase 1,452,419 shares of common stock and 1,452,419 Class A warrants.

Mr. Trosper is the Chief Executive Officer of Spencer Trask & Co.'s Corporate Venture Group and Mr. Kimberlin is Chairman of the Board of Spencer Trask. Mr. Trosper and Mr. Kimberlin served as members of our Board of Directors in the fiscal year ended December 31, 2002. Mr. Kimberlin served on our Stock Option and Compensation Committee.

We believe that the foregoing transactions were in our best interests and in the best interests of our stockholders. It is our current policy that all of our transactions with our officers, directors, 5% or more stockholders or their affiliates will be entered into only if such transactions are approved by a majority of the disinterested directors, and are on terms no less favorable to us than could be obtained from unaffiliated parties.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 170,000,000 shares of common stock, $.0025 par value and 5,000,000 shares of undesignated preferred stock, $.001 par value. As of December 31, 2002, there were 19,670,729 shares of common stock outstanding held by approximately 848 stockholders of record.

Common Stock

The issued and outstanding shares of common stock are, and the shares of common stock being offered by us hereby will be upon payment therefor, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any preferred stock, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. The shares of common stock are neither redeemable nor convertible and the holders thereof have no preemptive or subscription rights to purchase any of our securities. Upon liquidation, dissolution or winding-up of us, the holders of common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of any preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders and has cumulative voting rights with respect to the election of directors.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (c)
Equity compensation plans approved by security holders	1,137,332	$12.95	586,483
Equity compensation plans not approved by security holders	750,000	$1.20	3,250,000

Total	1,887,332	$8.68	3,836,483

Warrants

As of December 31, 2002, there were outstanding 9,522,072 Class A warrants to purchase at an exercise price of $1.33 per share (i) an aggregate of 9,522,072 shares of common stock and (ii) an aggregate of 9,522,072 Class B warrants. If all of the Class A warrants are exercised to purchase the underlying common stock and Class B warrants, the resulting Class B warrants issued upon the exercise of the Class A warrants would be exercisable to purchase up to an aggregate of 9,522,072 shares of common stock at an exercise price of $1.77 per share. In addition, as of December 31, 2002, there were outstanding warrants to purchase an aggregate of 565,841 shares of common stock at an exercise price of $4.4182 per share, an aggregate of 550,599 shares of common stock at an exercise price of $3.2288 per share, an aggregate of 2,820,396 shares of common stock at an exercise price of $1.7728 per share, and an aggregate of 4,887,883 shares of common stock at an exercise price of $1.2397, an aggregate of 201,191 shares of common stock at an exercise price of $1.2426 per share, an aggregate of 210,881 shares of common stock at an exercise price of $1.1855 per share, an aggregate of 286,544 shares of common stock at an exercise price of $0.9379 per share and an aggregate of 224,422 shares of common stock at an exercise price of $1.5502 per share. Spencer Trask holds an option to purchase 1,452,419 shares of common stock and 1,452,419 Class A warrants.

DESCRIPTION OF THE WARRANTS AND THE WARRANT AGREEMENT

The units sold in the December 2002 private placement consisted of (a) 9,522,072 shares of our common stock and (b) 9,522,072 Class A warrants to purchase initially (i) one share of our common stock and (ii) one Class B warrant to purchase one share of our common stock. Approximately 64 units were sold to new investors. Additionally, our placement agent, Spencer Trask Ventures, Inc., has an option to purchase (a) 1,452,419 shares of our common stock and (b) 1,452,419 Class A warrants.

CLASS A WARRANTS

General Terms.    Each Class A warrant entitles the holder to purchase initially (a) one share of common stock and (b) one Class B warrant. The Class A warrants have an initial exercise price of $1.33. The exercise price and the number of securities issuable upon exercise of a Class A warrant are subject to adjustments in certain cases described below under "— Adjustment to Exercise Rate; Distribution Rights; Merger or Consolidation."

Exercise.    Class A warrants may not be exercised by anyone other than an initial investor in the units until the Registration Statement on Form S-1 of which this prospectus forms a part covering the sale by us to subsequent public purchasers of the warrants becomes effective. Initial purchasers of the units may sell or exercise the Class A warrants prior to the effectiveness of a registration statement pursuant to an exemption from registration under the Securities Act of 1933. Upon the effectiveness of this Form S-1, each Class A warrant shall be exercisable at any time until December 10, 2007.

Redemption.    Upon thirty (30) days' prior written notice to the holders of the Class A warrants, we shall have the right to redeem from such holders the Class A warrants (including the underlying Class B warrants) at any time after the date of issuance, at a price of $0.01 per Class A warrant, if the average of the closing bid prices of our common stock for any ten (10) consecutive trading days ending within thirty (30) days prior to the date of the notice of redemption is greater than or equal to $2.49, subject to any stock splits, combinations or similar adjustments. However, we will not redeem any Class A warrant from a subsequent purchaser at any time prior to the date the Form S-1 is declared effective by the SEC and the conditions for redemption are otherwise met.

CLASS B WARRANTS

General Terms.    Class B warrants will be issued to the holders of the Class A warrants upon the exercise of the Class A warrant. Each Class B warrant will entitle the holder to purchase initially one share of our common stock. The Class B warrants have an initial exercise price of $1.77. Both the exercise price and the number of securities issuable upon exercise of a Class B warrant are subject to adjustments in certain cases described below under "— Adjustment to Exercise Rate; Distribution Rights; Merger or Consolidation."

Exercise.    Class B warrants may not be exercised by anyone other than an initial investor in the units until the Registration Statement on Form S-1 of which prospectus forms a part becomes effective. Initial purchasers of the units may sell or exercise the Class B warrants prior to the effectiveness of a registration statement pursuant to an exemption from registration under the Securities Act of 1933. The Class B warrants will have a term of five years from the respective dates of issuance of such warrants.

Redemption.    Upon thirty (30) days' prior written notice to the holders of the Class B warrants, we shall have the right to redeem from such holders the Class B warrants at any time after the date of issuance, at a price of $0.01 per Class B warrant, if the average of the closing bid prices of our common stock for any ten (10) consecutive trading days ending within thirty (30) days prior to the date of the notice of redemption is greater than or equal to $3.32, subject to any stock splits, combinations or other adjustments. However, we will not redeem any Class B warrant from a subsequent purchaser at any time prior to the date this Form S-1 is declared effective by the SEC and the conditions for redemption are otherwise met.

CLASS A AND CLASS B WARRANTS

The following descriptions of terms are applicable to both the Class A warrants and the Class B warrants.

Exercise.    Holders may exercise warrants on any business day on or before the applicable expiration date. Any warrant not exercised before 5:00 P.M., Mountain Standard time, on the applicable expiration date will become void, and all rights of the holder will cease. Holders may exercise the warrants by surrendering the warrant certificate evidencing their warrants after duly completing and executing the form of exercise to purchase shares of common stock and, in the case of the Class A warrants, the Class B warrants, and paying the exercise price for the warrants at the office or agency designated for that purpose, which initially is the corporate office of the warrant agent in Denver, Colorado. A holder may exercise a warrant only in whole. The exercise price must be paid in full, at the option of the holder, either in cash or by certified, official bank or personal check or by wire transfer of funds to an account we have designated for such purposes.

We will make no payment on account of any dividends on our common stock which may be issued upon exercise of a warrant.

Holders of warrant certificates may surrender them for exchange, and register the transfer of warrant certificates, at our office or agency maintained for this purpose, which initially is the corporate office of the warrant agent in Denver, Colorado. We will issue the warrant certificates initially in definitive, fully registered form. We will impose no service charge for any exercise, exchange or registration of transfer of warrant certificates, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer.

We are not required to issue fractional shares of common stock upon exercise of warrants. We will pay a cash adjustment instead of fractional shares, except in limited circumstances.

Registration Rights.    We are obligated to maintain the effectiveness of the Form S-1 for a period ending on the earlier of (i) December 10, 2019 and (ii) the date on which the last of the outstanding warrants, including those comprising or underlying the placement agent option, is exercised.

We are obligated to maintain the effectiveness of the Registration Statement on Form S-3 until the earlier of the date (i) as of which all common stock, Class A warrants and Class B warrants contained in the units and purchased or granted in the private placement, including those comprising or underlying the placement agent option, have been resold and (ii) on which the common stock, Class A warrants and Class B warrants may be resold by our non-affiliates without registration under Rule 144(k) of the Securities Act or any other rule of similar effect.

Listing.    We received authorization for quotation on the Nasdaq SmallCap Market for the shares of common stock included in the units, as well as the shares of common stock underlying the warrants. Additionally, we received conditional approval for the quotation of the Class A warrants and Class B warrants on the Nasdaq SmallCap Market. Representatives of Nasdaq have informed us that the Class A and Class B warrants may not be listed on the Nasdaq SmallCap Market until 100,000 Class A warrants have been exercised. There can be no assurance that the criteria for authorization for the warrants or our common stock will be satisfied by us on an ongoing basis or that 100,000 Class A warrants will be exercised. See "Risk Factors — Our Stock May Become Subject To Penny Stock Rules, Which May Make It More Difficult For You To Sell Your Securities Due To The Notification From Nasdaq Regarding Noncompliance With Nasdaq Listing Qualifications."

No Rights as Stockholders.    Except as expressly described in the warrants and the related warrant agreement, the holders of warrants are not entitled, in this capacity, to receive dividends or other distributions, receive notice of any meeting of stockholders, consent to any action of stockholders or receive notice of any other stockholder proceedings, or to any other rights exercised by our stockholders.

Adjustment to Exercise Rate; Distribution Rights; Merger or Consolidation.    The exercise price and/or the number of shares of common stock to be issued upon exercise of a warrant, or the exercise rate, will be adjusted from time to time when specific events occur, including:

  1.
  payment of dividends or distributions on shares of our common stock payable in shares of common stock or some of our other capital stock;

  2.
  subdivisions, combinations or some reclassifications of shares of our common stock;

  3.
  the distribution to all holders of our common stock of any of our assets (including cash), debt securities, preferred stock or any rights or warrants to purchase any of these securities, other than ordinary cash dividends at a rate not exceeding the rate specified in the warrant agreement; or

  4.
  the issuance of shares of our common stock or of securities convertible into or exchangeable or exercisable for shares of our common stock at a price below $0.885, other than issuances:

  a.
  upon the vesting or exercise of the warrants,

  b.
  upon the exercise, conversion or exchange of any right, option, warrant or other security, the issuance of which has previously required an adjustment as provided in the Warrant Agreement, or

  c.
  upon the exercise, conversion or exchange of any right, option, warrant or other security outstanding on December 10, 2002 (to the extent as provided under the terms of those securities).

Notwithstanding the above, no adjustment in the exercise rate will be required upon the issuance, conversion, exchange or exercise of options to acquire shares of common stock by our officers, directors or employees.

If, in a single transaction or through a series of related transactions, we consolidate with or merge with or into any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties and assets to another person or group of affiliated persons or are a party to a merger or binding share exchange which reclassifies or changes our outstanding common stock, a fundamental transaction, then, as a condition to consummating any of these transactions, the person formed by or surviving the consolidation or merger (if other than us) or the person to whom the transfer has been made, or the surviving person, will enter into a supplemental warrant agreement. The supplemental warrant agreement will provide:

  1.
  that the holder of a warrant then outstanding is entitled to exercise it for the kind and amount of securities, cash or other assets which the holder could have received immediately after the completion of a fundamental transaction if the holder had exercised the warrant immediately before the effective date of the transaction (regardless of whether the warrants are then exercisable), assuming that the holder:

  a.
  was not a constituent person or an affiliate of a constituent person to the transaction;

  b.
  made no election with respect to the transaction; and

  c.
  was treated alike with the plurality of non-electing holders; and

  2.
  that the surviving person will succeed to and be substituted for all of our rights and obligations under the warrant agreement and the warrants.

Notwithstanding the above, if we enter into a fundamental transaction with another person (other than one of our subsidiaries) and consideration is payable to holders of the shares of capital stock (or other securities or property) issuable or deliverable upon exercise of the warrants that are exercisable in exchange for their shares in connection with the fundamental transaction which consists solely of cash, or in the event of a dissolution, liquidation or winding-up of the company, then the holders of warrants shall be entitled to receive distributions on the date of the event on an equal basis with holders of those shares (or other securities issuable upon exercise of the warrants) as if the warrants had been exercised immediately before the event, less the exercise price for the warrants. Upon receipt of this payment, the rights of a holder of a warrant shall terminate and cease and the holder's warrants shall expire.

In the event of a taxable distribution to holders of our common stock which results in an adjustment to the number of shares of common stock or other consideration for which a warrant may be exercised, the holders of the warrants may, in some circumstances, be deemed under applicable law to have received a distribution subject to United States federal income tax as a dividend. See "U.S. Federal Income Tax Considerations."

Amendment or Modification of Warrant Agreement.    We may amend and modify some of the provisions of the warrant agreement without the prior approval of the holders. In addition, we and the warrant agent may amend and modify most provisions of the warrant agreement with the consent of the holders of the warrants representing a majority in number of warrants then outstanding.

Certain Covenants.    We have agreed to file all reports that we are required to file under the Securities Exchange Act of 1934 and the rules, regulations and policies adopted by the SEC in a timely manner.

We also have agreed to comply with all applicable laws, including the Securities Act of 1933 and any applicable state securities laws, in connection with the offer and sale of common stock (and any other securities and property deliverable) upon exercise of the warrants.

Delivery and Form.    We will issue the warrant certificates initially in definitive, fully registered form. The warrants subsequently may be issued in book entry form with the warrant agent as custodian for The Depository Trust Company, or the depository, and deposited with the depository.

Global Warrants.    Upon issuance of a global warrant, the depository credits, on its internal system, the respective amounts of the individual beneficial interests in the global warrant to persons who have participant accounts with the depository, or participants. Ownership of beneficial interests in a global warrant will be shown on, and the transfer of these beneficial interests will be effected only through, records maintained by the depository or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Investors may hold their interests in a global warrant directly through the depository if they are participants, or indirectly through organizations which are participants.

So long as the depository, or its nominee, is the registered owner or holder of a global warrant, the depository or the nominee, as the case may be, will be considered the sole owner and holder of the warrants represented by the global warrant for all purposes under the warrant agreement and the warrants, including payment and notice provisions. No beneficial owner of an interest in a global warrant will be able to transfer its interest except in accordance with the depository's procedures, in addition to those provided for under the warrant agreement.

We will make payments and distributions and provide requisite notice in respect of the global warrants, if any, to the depository or its nominee, as the case may be. We and the warrant agent have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global warrants or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depository or its nominee, upon receipt of any payment of any dividends or other distributions in respect of a global warrant, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global warrant or the number of warrants represented by the global warrant, as the case may be, as shown on the records of the depository or its nominee.

We also expect that any payments by participants to owners of beneficial interests in the global warrant held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for the customers. Those payments will be the responsibility of the participants.

Transfers between participants in the depository will be effected in the ordinary way through the depository's same-day funds system in accordance with the depository's rules and will be settled in immediately available funds. If a holder requires physical delivery of a certificated warrant for any reason, including to sell warrants to persons in states which require physical delivery of the warrants or to pledge the warrants, the holder must transfer its interest in the global warrant in accordance with the normal procedures of the depository and with the procedures set forth in the warrant agreement.

The depository has advised us of the following information and we take no responsibility for its accuracy: The depository is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depository was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the depository system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although the depository and its participants have agreed to the foregoing procedures in order to facilitate transfers of interests in the global warrants among participants, they are under no obligation to perform these procedures, and these procedures may be discontinued at any time. We and the warrant agent will have no responsibility or liability for the performance by the depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Warrants.    Owners of beneficial interests in the global warrants will be entitled to receive certificated warrants if the depository is at any time unwilling or unable to continue as, or ceases to be, a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934, and we fail to appoint a successor to the depository registered as a "clearing agency" under Section 17A of the Securities Exchange Act of 1934 within 90 days.

Any certificated Warrants issued in exchange for beneficial interests in the global warrants will be registered in the name or names that the depository shall instruct the warrant agent. It is expected that these instructions will be based upon directions received by the depository from participants with respect to ownership of beneficial interests in the global warrants.

Replacement, Exchange and Transfers.    If any warrant at any time is mutilated, defaced, destroyed, stolen or lost, the warrant may be replaced at the cost of the applicant (including our legal fees and those of the warrant agent) at the office of the warrant agent, upon provision of evidence satisfactory to the warrant agent that the warrant was destroyed, stolen or lost, together with any indemnity that we and the warrant agent may require. Mutilated or defaced warrants must be surrendered before replacements will be issued.

Any beneficial interest in one of the global warrants that is transferred to a person who takes delivery in the form of an interest in another global warrant will, upon transfer, cease to be an interest in the first global warrant and, accordingly, will after that time be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in the other global warrant for as long as it remains an interest in that global warrant.

Certificated warrants may be exchanged or transferred in whole or in part by surrendering the certificated warrants at the office of the warrant agent with a written instrument of transfer as provided in the warrant agreement. In addition, if the certificated warrants being exchanged or transferred contain a restrictive legend, additional certifications to the effect that the exchange or transfer is in compliance with the restrictions contained in the legend may be required.

Preferred Stock

We are authorized to issue 5.0 million shares of undesignated preferred stock. The Board of Directors has the authority to issue the preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by our stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

Registration Rights

Pursuant to the terms of the offering, we were obligated to file with the SEC after the closing of the offering and to use our reasonable best efforts to have declared effective as soon as practicable, a registration statement under the Securities Act covering the issuance by us to holders (other than the selling stockholders) of that number of (i) Class B warrants which may be issued upon exercise of Class A warrants, (ii) shares of common stock which may be issued upon exercise of Class A warrants and (iii) shares of common stock which may be issued upon the exercise of Class B warrants. The Registration Statement on Form S-1 of which this prospectus forms a part has been filed in satisfaction of that obligation. We will be obligated to maintain the effectiveness of the registration statement of which this prospectus forms a part for a period ending on the earlier of (i) the date which is ten years after the date of the closing of the offering and (ii) the date on which the last of the outstanding warrants is exercised.

Additionally, pursuant to the terms of the offering, we were obligated to file with the SEC within three business days after the closing and to use our reasonable best efforts to have declared effective as soon as practicable, a shelf Registration Statement on Form S-3 under the Securities Act covering the resale by the holders of that number of (i) shares of common stock included in the units, (ii) Class A warrants included in the units, (iii) Class B warrants which may be issued upon the exercise of the Class A warrants, (iv) shares of common stock underlying the Class A warrants and (v) shares of common stock underlying the Class B warrants. The Form S-3, filed with the SEC on December 13, 2002, is the registration statement that we filed in satisfaction of that obligation. We will be obligated to maintain the effectiveness of the Form S-3 for a period of two years after the date of the closing.

Anti-Takeover Provisions

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Generally, Section 203 of the Delaware General Corporation Law prevents Delaware corporations, including those that are listed on the Nasdaq SmallCap Market, from engaging, under certain circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder," that is, a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such person, for three years following the date that such stockholder became an "interested stockholder" unless:

  •
  the transaction that resulted in the stockholder becoming an "interested stockholder" was approved by the board of directors prior to the date the "interested stockholder" attained such status;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by (i) persons who are directors as well as officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or after business combination is approved by the board of directors and by an affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the "interested stockholder."

A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not "opted out" of Section 203. This statute could prohibit or delay mergers or other takeover or change of control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Charter and Bylaw Provisions

Our Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of deterring or impeding hostile takeovers or changes of control or management. These provisions include:

  •
  our Board of Directors is classified into three classes of directors with staggered three-year terms;

  •
  the authority of our Board of Directors to issue up to 5,000,000 shares of preferred stock and to determine the price and the rights, preferences and privileges of these shares, without stockholder approval;

  •
  all stockholder action must be effected at a duly called meeting of stockholders and not by written consent; and

  •
  the elimination of cumulative voting.

Such provisions may have the effect of delaying or preventing a change of control.

Our Certificate of Incorporation and Bylaws provide that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures. Such provisions may have the effect of delaying or preventing changes in our management.

Option Acceleration

The unvested portion of each of our officer's stock options under our equity incentive plans becomes fully vested and exercisable if we are acquired and the officer is thereafter terminated without cause, forced to change the principal place of performance of the officer's responsibilities and duties or placed in a position with a material reduction in the officer's responsibilities and duties.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock, and the Warrant Agent for our Class A and Class B warrants, is Computershare Trust Company, Inc.

Nasdaq SmallCap Market Listing

Our common stock is listed on the Nasdaq Stock Market's SmallCap Market under the symbol "IMNR." We received conditional approval for the quotation of the Class A warrants and Class B warrants on the Nasdaq SmallCap Market. Representatives of Nasdaq have informed us that the Class A and Class B warrants may not be listed on the Nasdaq SmallCap Market until 100,000 Class A warrants have been exercised. Once we meet the 100,000 threshold, the Class A and Class B warrants will be quoted on the Nasdaq SmallCap Market under the symbols IMNRX and IMNRZ, respectively.

PLAN OF DISTRIBUTION

We may sell the shares of our common stock and Class B warrants offered through this prospectus directly to one or more subsequent purchasers of our Class A and Class B warrants upon the exercise thereof. We may distribute the shares from time to time in one or more transactions at the exercise prices of such warrants.

LEGAL MATTERS

Pillsbury Winthrop LLP, San Francisco, California, will pass on the validity of our securities being registered. A member of Pillsbury Winthrop LLP owns 1,106 shares of common stock and an option to acquire 5,000 shares of common stock.

EXPERTS

Arthur Andersen LLP, our former independent auditors, have audited our consolidated financial statements for the years ended December 31, 2001, 2000 and 1999, as set forth in their report. We have included our consolidated financial statements in this prospectus and elsewhere in the registration statement in reliance on Arthur Andersen LLP's report, given on their authority as experts in accounting and auditing. Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, and we have not obtained their consent to do so in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11(a) of the Securities Act of 1933 for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP or in any financial data or information derived from such financial statements or for any omissions to state a material fact required to be stated therein.

The 2001 Consolidated Financial Statements included in the registration statement of which this prospectus forms a part have been audited by BDO Seidman, LLP, independent certified public accountants, to the the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement on Form S-1 of which this prospectus is a part (File No. 333-[            ]), as well as reports, proxy statements and other information filed by us, at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional office of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of this material from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can call the SEC at 1-800-732-0330 for information regarding the operations of its Public Reference Room. The SEC also maintains a World Wide Web site at http:\\www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like our company that file electronically.

THE IMMUNE RESPONSE CORPORATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Certified Public Accountants — BDO Seidman, LLP	F-2
Report of Independent Certified Public Accountants — Arthur Andersen, LLP	F-3
Consolidated Balance Sheets as of December 31, 1999, 2000 and 2001 and September 30, 2002 (unaudited)	F-4
Consolidated Statements of Operations for the years ended December 31, 1999, 2000 and 2001 and for the nine months ended September 30, 2002 and 2001 (unaudited)	F-5
Consolidated Statements of Stockholders Equity for the years ended December 31, 1999, 2000 and 2001 and for the nine months ended September 30, 2002 (unaudited)	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 1999, 2000 and 2001 and for the nine months ended September 30, 2002 and 2001 (unaudited)	F-7
Notes to Consolidated Financial Statements	F-8

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors of
The Immune Response Corporation:

We have audited the accompanying consolidated balance sheet of The Immune Response Corporation (a Delaware corporation) and subsidiary (the "Company") as of December 31, 2001 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2001, and the consolidated results of their operations and their cash flows for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements were previously audited by other certified public accountants and were filed as a component of The Immune Response Corporation's 2001 annual report on Form 10-K with the Securities and Exchange Commission on April 1, 2002. The accompanying 2001 consolidated financial statements have been restated to correct for an error as discussed in Notes 1 and 9 to the 2001 consolidated financial statements.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has historically reported significant net losses and negative cash flows from operations which raise serious liquidity concerns. As of December 31, 2001, the Company had an accumulated deficit of $227 million. Management estimates that its available cash resources as of December 31, 2001, along with the $18.6 million (unaudited) raised in equity and debt payments through December 12, 2002, will be sufficient to fund planned operations through March 31, 2003. Management is also attempting to raise additional capital to fund its operations beyond March 31, 2003. These operating and liquidity issues, amongst other concerns, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1 to the accompanying consolidated financial statements. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ BDO Seidman, LLP
Orange County, California December 12, 2002

This report is a copy of a previously issued Arthur Andersen LLP report and has not been reissued.*

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Immune Response Corporation.

We have audited the accompanying consolidated balance sheets of The Immune Response Corporation (a Delaware corporation) and subsidiary as of December 31, 2000, and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used, and significant estimates made, by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Immune Response Corporation and subsidiary at December 31, 2000, and 1999, and the results of their operations and their cash flows for the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP
San Diego, California February 16, 2001

THE IMMUNE RESPONSE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

		December 31,
	September 30, 2002
		2001	2000	1999
	(unaudited)	(restated)
Assets
Current assets:
Cash and cash equivalents	$1,125	$2,430	$7,124	$4,183
Marketable securities — available-for-sale	2	271	21,232	18,904
Other current assets	969	861	607	202

Total current assets	2,096	3,562	28,963	23,289
Property and equipment, net	8,295	9,026	8,554	10,760
Licensed technology	3,002	3,532	4,238	4,945
Investment in MicroGenomics, Inc.	562	562	3,000	—
Deposits and other assets ($600 restricted as security for letter of credit)	854	816	848	1,003

Total assets	$14,809	$17,498	45,603	$39,997

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,005	$1,115	$1,441	$1,536
Accrued expenses	1,030	1,274	1,465	3,024
License contract payable	—	—	—	945
Short-term secured promissory notes, related party	3,590	—	—	—
Contingent stock liabilities	—	—	1,000	2,664
Current portion of equipment notes payable	862	643	573	287
Current capital lease liability	354	—	—	—
Deferred rent obligation	—	—	29	147
Current portion of deferred revenue	55	29	3,901	—

Total current liabilities	6,896	3,061	8,409	8,603
Convertible note payable, related party, net of discount of $8,112 and $1,904 at September 30, 2002 and December 31, 2001, respectively	2,507	119	—	—
Equipment notes payable, net of current portion	387	1,128	1,825	1,221
Long-term deferred rent, net of current portion	217	—	—	—
Long-term deferred revenue, net of current portion	393	102	5,940	—

Total liabilities	10,400	4,410	16,174	9,824

Commitments, contingencies and subsequent events
Redeemable, convertible preferred stock, $.001 par value, 400 shares authorized; 0, 200 and 200 shares issued and outstanding at 2001, 2000 and 1999, respectively (preference in liquidation of $0 and $10,000,000 at 2001 and 2000, respectively)	—	—	9,907	9,627

Stockholders' equity:
Preferred stock, 5,000,000 shares authorized; 0 and 200 shares issued and out-standing as redeemable, convertible preferred stock at 2001 and 2000, respectively	—	—	—	—

Common stock, $.0025 par value, 170,000,000 shares authorized; 9,977,391, 8,893,025, 7,685,754 and 6,592,533 shares issued and outstanding at September 30, 2002 and December 31, 2001, 2000 and 1999, respectively	25	89	77	66
Warrants	5,320	1,131	2,144	2,144
Additional paid-in capital	244,946	238,819	227,912	203,131
Accumulated other comprehensive income	2	20	417	1,735
Accumulated deficit	(245,884)	(226,971)	(211,028)	(186,530)

Total stockholders' equity	4,409	13,088	19,522	20,546

Total liabilities and stockholders' equity	$14,809	$17,498	$45,603	$39,997

See reports of independent certified public accountants and accompanying notes.

THE IMMUNE RESPONSE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Nine Months Ended September 30,		Year Ended December 31,
	2002	2001	2001	2000	1999
	(unaudited)		(restated)
Revenues:
Contract research revenue	$12	$200	$248	$3,540	$14,226
Licensed research revenue	21	9,655	9,705	$3,864	6,529

	33	9,855	9,953	7,404	20,755
Expenses:
Research and development	10,782	15,271	19,757	21,900	31,246
General and administrative	3,723	4,173	5,512	4,399	5,154
Restructuring costs	—	—	—	—	650
Collaborative contract costs	2,360	—	—	—	—

	16,865	19,444	25,269	26,299	37,050
Other income (expense):
Equity in loss of investee	—	(123)	(201)	—	—
Investment income, net	56	1,192	1,235	7,181	1,372
Interest expense — including $1,541 and $96 non-cash accretion in September 2002 and December 2001, respectively	(2,137)	(243)	(431)	(308)	(45)
Impairment of investment	—	—	(1,237)	—	—
Other income	—	7	7	736	—

Loss before cumulative effect of accounting change	(18,913)	(8,756)	(15,943)	(11,286)	(14,968)
Cumulative effect of accounting change	—	—	—	(13,212)	—

Net loss	(18,913)	—	(15,943)	(24,498)	(14,968)
Accretion of preferred stock	—	(93)	(93)	(280)	(280)
Preferred dividends	—	(241)	(241)	(750)	(750)

Net loss applicable to common stockholders	$(18,913)	$(9,090)	$(16,277)	$(25,528)	$(15,998)

Loss per share — basic and diluted:
Loss before cumulative effect of accounting change	$(2.04)	$(1.05)	$(1.89)	$(1.59)	$(2.41)
Cumulative effect of accounting change	—	—	—	(1.86)	—

Net loss	$(2.04)	$(1.05)	$(1.89)	$(3.45)	$(2.41)

Net loss applicable to common stockholders	$(2.04)	$(1.09)	$(1.93)	$(3.60)	$(2.57)

Weighted average number of shares outstanding	9,253	8,318	8,435	7,098	6,213

Proforma effect of accounting change:
Net loss					$(18,081)

Loss per share — basic and diluted					$(2.92)

See reports of independent certified public accountants and accompanying notes.

THE IMMUNE RESPONSE CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(in thousands)

	Common Stock				Accumulated Other Comprehensive Income (Loss)
				Additional Paid-in Capital		Accumulated Deficit	Total Stockholders' Equity	Comprehensive Income (Loss)
	Shares	Amount	Warrants
Balance at December 31, 1998	5,949	$59	$2,144	$191,317	$102	$(171,562)	$22,060
Issuance of common stock in private transactions, net of issuance costs of $20,000	438	5	—	9,572	—	—	9,577
Issuance of common stock for licensed technology	63	1	—	836	—	—	837
Declared dividends on convertible preferred stock	—	—	—	(750)	—	—	(750)
Issuance of common stock for convertible preferred stock dividends	21	—	—	587	—	—	587
Accretion of convertible preferred stock costs	—	—	—	(280)	—	—	(280)
Issuance of common stock for employee stock plans	122	1	—	1,849	—	—	1,850
Change in unrealized gain on marketable securities	—	—	—	—	1,633	—	1,633	$1,633
Net loss	—	—	—	—	—	(14,968)	(14,968)	(14,968)

Balance at December 31, 1999	6,593	66	2,144	203,131	1,735	(186,530)	20,546	$(13,335)

Issuance of common stock in private transaction	67	1	—	1,666	—	—	1,667
Issuance of common stock in public offering, net of issuance costs of $521,000	690	7	—	14,873	—	—	14,880
Settlement of contingent stock liability, no shares issued	—	—	—	2,664	—	—	2,664
Issuance of common stock for 25% equity investment	135	1	—	1,999	—	—	2,000
Declared dividends on convertible preferred stock	—	—	—	(750)	—	—	(750)
Issuance of common stock for convertible preferred stock dividends	27	—	—	750	—	—	750
Accretion of convertible preferred stock costs	—	—	—	(280)	—	—	(280)
Issuance of common stock for employee stock plans	174	2	—	3,859	—	—	3,861
Change in unrealized gain on marketable securities	—	—	—	—	(1,318)	—	(1,318)	$(1,318)
Net loss	—	—	—	—	—	(24,498)	(24,498)	(24,498)

Balance at December 31, 2000	7,686	77	2,144	227,912	417	(211,028)	19,522	$(25,816)

Warrants expired unexercised, no shares issued	—	—	(2,144)	2,144	—	—	—
Convertible preferred stock converted to common stock	1,052	11	—	7,206	—	—	7,217
Issuance of common stock in private transaction, net of issuance costs of $22,000	113	1	—	475	—	—	476
Declared dividends on convertible preferred stock	—	—	—	(241)	—	—	(241)
Issuance of common stock for convertible preferred stock dividends	36	—	—	429	—	—	429
Warrant issued in conjunction with convertible note	—	—	1,076	—	—	—	1,076
Beneficial conversion cost for convertible note (restated)	—	—	—	924	—	—	924
Warrant issued for prepaid services	—	—	55	—	—	—	55
Accretion of convertible preferred stock costs	—	—	—	(93)	—	—	(93)
Issuance of common stock for employee stock plans	6	—	—	63	—	—	63
Change in unrealized gain on marketable securities	—	—	—	—	(397)	—	(397)	$(397)
Net loss (restated)	—	—	—	—	—	(15,943)	(15,943)	(15,943)

Balance at December 31, 2001 (restated)	8,893	89	1,131	238,819	20	(226,971)	13,088	$(16,340)

Warrants issued in conjunction with convertible notes	—	—	4,189	—	—	—	4,189
Convertible notes discount	—	—	—	3,560	—	—	3,560
Reclassification of stock split	—	(67)	—	67	—	—	—
Issuance of common stock for collaborative contract costs	1,000	3	—	2,357	—	—	2,360
Issuance of common stock for consulting contracts	79	—	—	134	—	—	134
Issuance of common stock for employee stock plans	5	—	—	9	—	—	9
Change in unrealized gain on marketable securities	—	—	—	—	(18)	—	(18)	$(18)
Net loss	—	—	—	—	—	(18,913)	(18,913)	(18,913)

Balance at September 30, 2002 (unaudited)	9,977	$25	$5,320	$244,946	$2	$(245,884)	$4,409	$(18,931)

See reports of independent certified public accountants and accompanying notes.

THE IMMUNE RESPONSE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

			Year Ended December 31,
	Nine Months Ended September 30,
			2001	2000	1999
	(unaudited)		(restated)
Operating activities:
Net loss	$(18,913)	$(8,756)	$(15,943)	$(24,498)	$(14,968)
Adjustments to reconcile net loss in net cash used by operating activities:
Cumulative effect of accounting change	—	—	—	13,212	—
Depreciation and amortization	1,669	1,514	2,098	2,493	1,508
Operating expenses paid with common stock	43	—	—	—	—
Equity in loss of investee	—	123	201	—	—
Deferred revenue	317	(186)	(301)	432	—
Recognition of deferred revenue from prior periods	—	(9,438)	(9,409)	(3,803)	—
Long-term accrued interest	392	—	23	—	—
Accretion of convertible notes payable	1,541	—	96	—	—
Impairment of investment	—	—	1,237	—	—
Collaborative contract costs	2,360	—	—	—	—
Deferred rent expense	217	(29)	(29)	(118)	(119)
Gain on sale of assets	—	(7)	(7)	(736)	—
Changes in operating assets and liabilities:
Other current assets	—	(748)	(199)	(405)	1,411
Accounts payable	(110)	(564)	(326)	(95)	(1,219)
Accrued expenses	(244)	212	(3)	(1,396)	1,737
Licensed contracts payable	—	—	—	(945)	—

Net cash used in operating activities	(12,728)	(17,879)	(22,562)	(15,859)	(11,650)

Investing activities:
Purchases of marketable securities	—	—	(55,754)	(96,290)	(48,839)
Sales or maturity of marketable securities	251	19,368	76,318	92,644	54,911
Purchase of property and equipment	—	(942)	(1,864)	(919)	(4,443)
Proceeds from sale of land and equipment	—	7	7	2,075	—
Cash portion for purchase of licensed technology	—	—	—	—	(500)
Other assets	(38)	1	32	155	(47)

Net cash provided by (used in) investing activities	213	18,434	18,739	(2,335)	1,082

Financing activities:
Proceeds from equipment notes payable	—	—	—	1,385	1,621
Principal payments under equipment notes payable	(593)	(464)	(627)	(495)	(112)
Net proceeds from sales of common stock	—	—	476	16,547	9,577
Proceeds from issuance of convertible notes payable and warrants	8,204	—	2,000	—	—
Proceeds from issuances of short-term secured promissory notes	3,590	—	—	—	—
Convertible preferred stock dividends paid in cash	—	—	—	(163)	(74)
Cash paid upon partial redemption of convertible preferred stock	—	(2,783)	(2,783)	—	—
Net proceeds from common stock purchases through employee plans	9	52	63	3,861	1,850

Net cash provided by (used in) financing activities	11,210	(3,195)	(871)	21,135	12,862

Net increase (decrease) in cash and cash equivalents	(1,305)	(2,640)	(4,694)	2,941	2,294
Cash and cash equivalents at beginning of year	2,430	7,124	7,124	4,183	1,889

Cash and cash equivalents at end of period	$1,125	$4,484	$2,430	$7,124	$4,183

Supplemental disclosure of cash flow information:
Interest paid	$181	$210	$273	$308	$45

Supplemental disclosure of non-cash investing and financing activities:
Issued common stock and contingent liability for equity interest in investee	$—	$—	$—	$3,000	$—

Issued common stock, notes and contingent liability for licensed technology	$—	$—	$—	$—	$4,445

Settled contingent stock liabilities, no shares of common stock issued	$—	$—	$1,000	$2,664	$—

Convertible preferred stock dividends paid in shares of common stock	$—	$429	$429	$750	$587

Unrealized gain (loss) on marketable securities	$(18)	$(383)	$(397)	$(1,318)	$1,633

Equipment acquired under capital leases	$425	$—	$—	$—	$—

Common stock issued for consulting contracts	$134	$—	$—	$—	$—

Settled warrants upon expiration to paid-in capital, no common stock issued	$—	$2,144	$2,144	$—	$—

Convertible preferred stock converted to common stock	$—	$7,217	$7,217	$—	$—

Accretion of convertible preferred stock	$—	$93	$93	$280	$280

See reports of independent certified public accountants and accompanying notes.

THE IMMUNE RESPONSE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization, liquidity and going concern

Organization

The Immune Response Corporation (the "Company"), a Delaware corporation, is a biopharmaceutical company developing immune-based therapies to induce immune responses for the treatment of HIV, autoimmune diseases and cancer. In addition, the Company is developing a targeted non-viral delivery technology for gene therapy, which is designed to enable the delivery of genes directly to the liver via intravenous injection.

Restatement

The Company's previously issued consolidated financial statements for the year ended December 31, 2001 have been restated. This restatement is described in detail below and in Note 9. In addition, these financial statements have been revised to reflect the one-for-four reverse stock split, effective as of October 9, 2002.

The Company has noted certain misclassifications of certain convertible notes issued by us to a related party. The effects of these misclassifications for the consolidated financial statements for the fiscal year ended December 31, 2001 are an overstatement of interest expense of $400,000, an understatement of additional paid-in capital of $480,000 and an understatement of the discount to the convertible notes payable, related party of $880,000.

Liquidity and going concern

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has operating and liquidity concerns due to historically reporting significant net losses and negative cash flows from operations. As of December 31, 2001 and September 30, 2002, the Company had working capital of $501,000 and current liabilities exceeded current assets by approximately $4.8 million and an accumulated deficit of $227 million and $246 million, respectively.

In July 2001, the Company received notification of termination by Agouron Pharmaceuticals, Inc., a Pfizer company, or Pfizer, of the development and commercial collaboration for REMUNE®. As a result, we expect no additional revenue unless it is earned through new research and development agreements. Due to this termination and delays in manufacturing scale-up operations, we have adjusted our operational timelines and delayed expenditures and activities, where prudent, to conserve resources. Management continues to review the valuation of its assets related to this collaboration, and we are seeking a collaborator to fund continued development. See Note 14.

Management is currently evaluating equity financing alternatives to meet the Company's future capital requirements. In addition, the Company is seeking collaborators for all of our technologies. Management estimates that the Company's available cash resources along with the issuance of convertible notes and warrants and the close of the private placement will be sufficient to fund our planned operations through March 2003. In any event, the Company will need to raise substantial additional capital to fund its operations beyond March 2003. If the Company is unable to raise adequate capital, it would have a material adverse effect on the Company and would cause the Company to cease operations, at which time the Company may not be able to satisfy its obligations. See Notes 9 and 17.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

In October 2002, the Company's Board of Directors formally declared a one-for-four reverse stock split of issued and outstanding shares of common stock. The stockholders of the Company authorized the reverse stock split at their annual meeting held in June 2002. These financial statements reflect the reverse stock split.

2.    Summary of significant accounting policies

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

Investments in other entities

The Company uses the equity method to account for investments in corporate entities in which it has a voting interest of 20% to 50%, or in which it otherwise has the ability to exercise significant influence. Otherwise the Company accounts for investments with voting interests of less than 20% at cost. Under the equity method, the investment is originally recorded at cost and adjusted to recognize the Company's share of net earnings or losses of the investee, limited to the extent of the Company's investment in the investee.

Segment reporting

The Company has determined that it operates in one business segment dedicated to pharmaceutical research.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain prior year amounts have been reclassified to conform with the current year presentation.

Concentration of credit risk

The Company invests its excess cash in U.S. government securities and money market accounts. The Company has established guidelines relative to diversification and maturities that maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates.

Risks and uncertainties

Substantially all of the Company's revenues were derived from a collaborative arrangement with Pfizer. However, in July 2001, the Company received notification of termination of the development and commercial collaboration with Pfizer. See Notes 1 and 14.

The Company's products are in various stages of development. Prior to generating product revenues, the Company must complete the development of its products, including several years of human clinical testing, and receive regulatory approvals prior to selling these products in the human health care market. The Company's products may not be successfully developed, regulatory approvals may not be granted or patient and physician acceptance of any of these products may not be achieved.

The Company faces additional risks associated with biopharmaceutical companies whose products are in various stages of development. These risks include, among others, the Company's need for additional financing to complete its research and development programs and commercialize its technologies. Financing may not be available to the Company when required or under favorable terms.

The Company believes that patents and other proprietary rights are important to its business. The Company's policy is to file patent applications to protect technology, inventions and improvements to its inventions that are considered important to the development of its business. The patent positions of pharmaceutical and biotechnology firms, including the Company, are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved.

Cash and cash equivalents

Cash and cash equivalents consist of cash, money market funds, time deposits and treasury securities with remaining maturities at the date of acquisition of less than three months.

Marketable securities — available-for-sale

The Company classifies all of its marketable securities as available-for-sale and reports them at fair market value. The unrealized gains or losses are reported as a component of stockholders' equity — Accumulated other comprehensive income. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in investment income. Realized gains and losses are also included in investment income. The cost of securities sold is based on the specific identification method.

Property and equipment

Property and equipment are recorded at cost and are depreciated or amortized over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining term of the related lease. Other property and equipment have useful lives ranging from three to seven years.

Licensed technology

Intangible assets are recorded at cost and amortized over their estimated useful lives. In December 1999, the Company acquired licenses to certain patent technology, which are being amortized over seven years.

Impairment of long-lived assets

The Company evaluates potential impairment of long-lived assets in accordance with Statement of Financial Accounting Standards, FAS, No. 121, "Accounting for the Impairment of Long-Lived Assets." FAS No. 121 establishes procedures for review of recoverability and measurement of impairment, if necessary, of long-lived assets and certain identifiable intangibles held and used by an entity. FAS No. 121 requires that those assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable based on expected undiscounted cash flows attributable to that asset. The amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset.

In accordance with FAS No. 144, the Company had identified its property and equipment totaling $8.3 million and licensed technology totaling $3.0 million at September 30, 2002 as its long-lived assets subject to impairment review. Given the current financial status of the Company, its historical losses and the indeterminable outcome of the development and approval of its products, there is substantial uncertainty as to the Company's ability to recover its investment in these long-lived assets through the generation of net future cash flows. In light of this uncertainty, the Company plans to obtain an independent third-party appraisal of these long-lived assets in the first quarter of 2003. As a result of such appraisal, a substantial impairment charge may be recognized for the year ended December 31, 2002.

Stock-based compensation

The Company accounts for stock-based compensation in accordance with Accounting Principles Board, APB, No. 25, "Accounting for Stock Issued to Employees." The Company has adopted the disclosure-only provisions of FAS No. 123 "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense relating to employee stock options is determined based on the excess of the market price of the Company's stock over the exercise price on the date of grant and does not require the recognition of compensation expense for stock issued under plans defined as noncompensatory.

Comprehensive income

The Company accounts for comprehensive income in accordance with FAS No. 130, "Reporting Comprehensive Income." The Company reports the accumulated balance of other comprehensive income or loss separately in the equity Section of the consolidated balance sheets. The only component of comprehensive income is unrealized gain or loss on marketable securities.

Revenues under collaborative agreements

The Company earns revenue from licensing its proprietary technology and performing services under research and development contracts. As more fully explained in Note 3, in 2000 the Company changed its method of accounting for certain payments under collaborative agreements. Effective January 1, 2000, any initial fees under license and option agreements, under which the Company also provides research and development services, are recognized over the term of the research and development or other relevant period. Payments for options to a license for the Company's technology are recognized over the option period. Revenues from the achievement of milestones are recognized over the remaining development period. Revenues under research and development contracts are recognized as the services are performed. Advance payments received in excess of amounts earned are classified as deferred revenue.

Research and development costs

All research and development costs are charged to expense as incurred.

Income taxes

All income tax amounts have been computed in accordance with FAS No. 109, "Accounting for Income Taxes". Under this statement, the liability method is used to account for deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax base of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences reverse. Valuation allowances are established against deferred tax assets when the realization is uncertain.

Net loss per share

Basic and diluted net loss per share is computed using the weighted average number of common shares outstanding during the period. Potentially dilutive securities are excluded from the diluted net loss per share calculation, as the effect would be antidilutive.

Recent accounting pronouncements

In August 2001, the Financial Accounting Standards Board, FASB, issued FAS No. 143, "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to all entities and legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation of long-lived assets, except for certain obligations of lessees. This statement amends FAS No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies," and is effective for financial statements issued for fiscal years beginning after June 15, 2002. Management has not yet determined the impact of the adoption of FAS No. 143 on the Company's financial position or results of operations.

In August 2001, the FASB issued FAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." FAS No. 144 supersedes FAS No. 121, "Accounting for the Impairment of Long-Lived Assets," and the accounting and reporting provisions of APB No. 30, "Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. The provisions of FAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. Management has not yet determined the impact of the adoption of FAS No. 144 on the Company's financial position or results of operations.

In April 2002, the FASB issued FAS No. 145, "Rescission of FAS Statements No. 4, 44 and 64, Amendment of FAS Statement No. 13, and Technical Corrections," to update, clarify and simplify existing accounting pronouncements. FAS Statement No. 4, which required all gains and losses from debt extinguishment to be aggregated and, if material, classified as an extraordinary item, net of related tax effect, was rescinded. Consequently, FAS Statement No. 64, which amended FAS Statement No. 4, was rescinded because it was no longer necessary. The adoption of this statement did not have a material impact on the Company's financial position or results of operations.

In June 2002, the FASB issued FAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." FAS 146 addresses accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." FAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value when the liability is incurred. FAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of this statement did not have a material effect on the Company's consolidated financial statements.

In December 2002, the FASB issued FAS No. 148, "Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FAS No. 123." FAS No. 148 amends FAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair market value based method for accounting for stock-based employee compensation. In addition, FAS No. 148 amends the disclosure requirements of FAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company is required to follow the prescribed format and provide the additional disclosures required by FAS No. 148 in its annual financial statements for the year ended December 31, 2002 and must also provide the disclosures in its quarterly reports containing condensed financial statements for interim periods beginning with the quarterly period ended March 31, 2003.

3.    Change in accounting principle

In December 1999, the Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin ("SAB") No. 101 — "Revenue Recognition in Financial Statements." SAB No. 101 reflects the SEC's views on revenue recognition. Historically, the Company recognized revenue from license fees and option agreements in the period in which the agreement was signed if the fees were non-refundable and there were no significant performance obligations remaining. Milestone payments were recognized as revenue as the milestones were achieved.

SAB No. 101 requires that when there has not been the culmination of the earnings process, revenue from upfront fees will be deferred and recognized over the period in which the revenue is deemed to have been earned. Under the Company's license and option agreements where milestone payments are made, the Company defers the revenue and recognizes it over the remaining development or expected development period.

Under certain agreements the Company is paid to perform required research and development services during the research period specified in the agreement. For these agreements, the Company historically recognized the revenue for the research services as the services were provided. This accounting is unchanged under SAB No. 101. However under SAB No. 101, the Company believes that any upfront option or license payment under this type of agreement would have to be deferred and recognized over the research period.

The Company implemented SAB No. 101 in the fourth quarter of 2000, by restating the first, second and third quarters of the 2000 consolidated financial statements. The consolidated statement of operations reflects a one-time charge to earnings for the cumulative effect of the change in accounting principle as of January 1, 2000 of $13.2 million. Deferred license revenue recognized for each quarter of 2000 was $0.9 million to reflect the SAB No. 101 restatement adjustments. The balance of the deferred revenue was to be recognized as revenue over the expected development period, which was estimated to be through June 2003. However in July 2001, the Company received notification of termination of the development and commercial collaboration with Pfizer, and recognized the remainder of approximately $7.7 million of deferred revenue under the agreement in the third quarter. See Note 14.

4.    Marketable securities

Marketable securities consist of treasury securities with maturities of more than three months and common stock acquired through former research collaborations. The following table summarizes available-for-sale securities (in thousands):

	Available-for-Sale Securities
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
September 30, 2002 (unaudited)
U.S. Government Securities	$—	$—	$—	$—
Equity Securities	—	2	—	2

	$—	$2	$—	$2

December 31, 2001
U.S. Government Securities	$251	$6	$—	$257
Equity Securities	—	14	—	14

	$251	$20	$—	$271

December 31, 2000
U.S. Government Securities	$20,815	$156	$4	$20,967
Equity Securities	—	265	—	265

	$20,815	$421	$4	$21,232

The gross realized gains and losses on sales of available-for-sale securities, which are included in investment income, are as follows (in thousands):

	Nine Months Ended September 30,		Years Ended December 31,
	2002	2001	2001	2000	1999
	(unaudited)
Gross gains	$4	$283	$495	$5,692	$42
Gross losses	—	—	—	—	(11)

Total net realized gains	$4	$283	$495	$5,692	$31

The amortized cost and estimated fair value of available-for-sale securities at September 30, 2002 and December 31, 2001, by contractual maturity, are shown below (in thousands):

	Cost at September 30, 2002	Estimated Fair Value at September 30, 2002	Cost at December 31, 2001	Estimated Fair Value at December 31, 2001
	(unaudited)	(unaudited)
Due in one year or less	$—	$2	$—	$—
Due after one year through two years	—	—	251	257

Totals	$—	$2	$251	$257

5.    Balance sheet information

Property and equipment consists of the following (in thousands):

		December 31,
	September 30, 2002
(in thousands)		2001	2000
	(unaudited)
Furniture and fixtures	$1,543	$1,558	$1,554
Equipment	4,424	4,014	3,256
Leasehold improvements	13,898	13,886	13,726
Purchased software	942	942	—

	20,807	20,400	18,536
Less accumulated depreciation and amortization	(12,512)	(11,374)	(9,982)

	$8,295	$9,026	$8,554

In accordance with FAS No. 144, the Company has identified its property and equipment totaling $8,295,000 at September 30, 2002 as long-lived assets subject to impairment review. Given the current financial status of the Company, its historical losses and the indeterminable outcome of the development and approval of its products, there is substantial uncertainty as to the Company's ability to recover its investment in these long-lived assets through the generation of net future cash flows. In light of this uncertainty, the Company plans to obtain an independent third-party appraisal of these long-lived assets in the first quarter of 2003. As a result of such appraisal, a substantial impairment charge may be recognized for the year ended 2002.

6.    Equipment notes and capital leases payable

In September 1999, the Company obtained an equipment financing line of $3.0 million, of which it drew down approximately $1.4 million in May 2000 and $1.6 million in September 1999. The loans, which are secured by the equipment, bear interest at 12.1% and 11.1%, respectively and are to be repaid monthly over four years.

Principal payments due on equipment notes and capital leases payable are as follows (in thousands):

	Years Ending September 30,	Years Ending December 31,
	(unaudited)
2002	$—	$643
2003	1,216	832
2004	387	296

	$1,603	1,771
Less current portion	(1,216)	(643)

	$387	$1,128

The carrying value of the Company's obligations under equipment notes payable approximates its fair value, and the implicit interest rate approximates the Company's borrowing rate. Cash amounts paid for interest were $181,000 and $273,000, $308,000, and $45,000 for the nine months ended September 30, 2002 and the years ended December 31, 2001, 2000 and 1999, respectively.

In June 2002, the Company restructured its equipment loans with Transamerica Technology Finance Corporation ("Transamerica"). As a result of the restructuring, the Company cured the existing default under those loans and limited the circumstances which could serve as the basis for any future default by the Company. Pursuant to the agreements signed with Transamerica, the Company is obligated to pay Transamerica three $200,000 milestone payments upon receipt of proceeds from each of the following transactions: (i) closing of the December 2002 private placement, (ii) exercise of the Class A Warrants and (iii) exercise of the Class B Warrants. The first payment of $200,000 was paid as part of the December 2002 private placement. These payments have and will reduce the Company's existing Transamerica debt. Additionally, Transamerica was granted a security interest in the Company's assets, including a subordinated interest in the Company's intellectual property. The Company also remains obligated to make its scheduled debt payments to Transamerica until the debt and interest has been paid in full. The total amount owed to Transamerica as of September 30, 2002 was approximately $1.2 million.

7.    Licensed technology

In December 1999, the Company entered into a technology licensing agreement with Connetics Corporation ("Connetics") and XOMA, (US) LLC ("XOMA"). The agreement assigned exclusive rights to T cell receptor ("TCR"), intellectual property (issued patents and Know-How) to the Company in exchange for approximate value of $4.9 million comprised of $500,000 in cash, 62,500 shares of common stock, $945,000 of short-term license contract payable and $2,664,000 of a potential contingent stock liability. The agreement also requires the Company to make royalty payments on future sales of products, if any, related to the TCR intellectual property to Connetics, XOMA and Dr. Arthur Vandenbark, one of the inventors of the assigned technology. The purchased technology did not include any FDA approved products. The agreement terminates when the patent expires in 2014. The Company owns additional TCR-related intellectual property and intends to carry forward development of pharmaceutical products for the treatment of multiple sclerosis and other autoimmune diseases using the technology.

In accordance with FAS No. 144, the Company had identified licensed technology totaling $3,002,000 at September 30, 2002 as long-lived assets subject to impairment review. Given the current financial status of the Company, its historical losses and the indeterminable outcome of the development and approval of its products, there is substantial uncertainty as to the Company's ability to recover its investment in these long-lived assets through the generation of net future cash flows. In light of this uncertainty, the Company plans to obtain an independent third-party appraisal of these long-lived assets in the first quarter of 2003. As a result of such appraisal, a substantial impairment charge may be recognized for the year ended December 31, 2002.

The Company capitalized the purchase cost to licensed technology. The license contract was paid in full in October 2000 by four quarterly installments of $250,000 beginning in January 2000. The contingent stock liability was settled in March 2000. No additional shares of common stock were required to be issued pursuant to the valuation contingency terms of the agreement.

8.    Investment in MicroGenomics, Inc.

In December 2000, the Company acquired a 25% ownership interest in MicroGenomics, Inc. ("MGI"), a privately held microbial genomics company, of which Dr. Dennis J. Carlo, former President and CEO of the Company, is a 6.4% stockholder. Dr. Carlo is also the chairman of the board of directors of MGI. As part of the agreement, the Company issued 135,135 shares of its common stock valued at $2 million in exchange for MGI's preferred stock equal, on an as converted basis, to 25% of the equity capitalization of MGI on a diluted basis. The Company has an effective registration statement with the Securities and Exchange Commission covering the resale of 135,135 shares of common stock owned by MGI. Additionally, as part of the agreement, the Company agreed that should the common stock issued to MGI be worth less than $3 million on the one-year anniversary of the closing, the Company would issue additional stock up to that value. The Company recorded its investment in MGI at a cost of $3 million, which includes the $1 million stock valuation guarantee. The Company accounted for this investment under the equity method of accounting.

In December 2001, the Company and MGI agreed to settle the $1 million stock valuation guarantee by reducing our ownership interest in MGI to 6.25% of their equity capitalization on a fully diluted basis. No additional shares of common stock were required to be issued pursuant to the revised agreement. In conjunction with the revised agreement and the reduced ownership percentage, the Company decreased the carrying value of its investment by the $1 million stock liability and an additional adjustment for impairment of $1.2 million based on an independent valuation analysis dated November 2001. In 2001, the Company changed its accounting for this investment to the cost method.

9.    Convertible notes payable

2001 Closing

In November 2001 (the "2001 Closing"), the Company, privately placed a $2.0 million convertible note and warrant to an accredited investor. Furthermore, the investor and the Company have agreed that, upon the achievement of certain commercial and technical milestones, the Company may sell and the investor may buy additional notes and warrants, under certain conditions. The investors, Kevin Kimberlin Partners, L.P. ("KKP"), is an affiliate of Kevin Kimberlin, a director and major stockholder of the Company. The Company used substantially all of the net proceeds from the transaction for product development, working capital and other general corporate purposes. The Company filed a Registration Statement on Form S-3 with the SEC to cover the resale of the underlying shares of common stock.

The note bears interest at a rate of 8% per year and is secured by the intellectual property of the Company. The note matures on November 9, 2004, but is convertible into shares of the Company's common stock at any time, at the option of the investor, initially at a conversion price of $4.6144 per share. The conversion price is based on a 20% discount to the average closing bid price of the Company's common stock for the ten-day trading period ended November 8, 2001. The value of the conversion discount for the convertible note is approximately $924,000, which is being amortized as interest expense over the three-year term of the note. The warrant is initially exercisable for up to 433,426 shares of the Company's common stock with an exercise price of $5.768 per share. The exercise price is based on the average closing bid price of the Company's common stock for the ten-day trading period ended November 8, 2001. The value of the warrant is approximately $1.1 million. The $2.0 million cash proceeds were allocated between the relative fair values of the note and warrant. The resultant discount to the note is being accreted over the three-year term of the note. Both the conversion price of the note and exercise price of the warrant provide anti-dilution protection for the investor.

February Closing

In February 2002 (the "February Closing"), the Company privately placed with Oshkim Limited Partnership ("Oshkim") a $2.0 million convertible note and warrant by amending the Note Purchase Agreement and Intellectual Property Security Agreement with KKP from the 2001 Closing. Oshkim is an affiliate of Mr. Kimberlin. The amendments added Oshkim as a party to the agreements and allowed us to issue the note and warrant in the February Closing to Oshkim on different terms than the note and warrant issued in the 2001 Closing.

The February Closing note bears interest at a rate of 8% per year and is secured by the intellectual property of the Company. The note matures on February 14, 2005, but is convertible into shares of the Company's common stock at any time prior to maturity, at the option of the investor, initially at a conversion price of $4.662 per share. The conversion price was based on a 112.5% premium to the average closing bid price of the Company's common stock for the five-day trading period ended February 13, 2002. The value of the conversion discount for the convertible note is approximately $639,000, which is being amortized as interest expense over the three-year term of the note. The warrant is for a term of ten years and is initially exercisable for up to 429,000 shares of the Company's common stock with an exercise price of $4.144 per share. The exercise price was based on the average closing bid price of the Company's common stock for the five-day trading period ended February 13, 2002. The warrant was valued at approximately $906,000 and has been recorded as a discount to the note. The resultant discount to the note is being accreted over the three-year term of the note. Both the conversion price of the note and exercise price of the warrant provide anti-dilution protection for the investor.

The Company noted certain misclassifications of the 2001 Closing and February Closing notes issued by us to a related party. The effects of these misclassifications impacted the audited consolidated financial statements as of and for the year ended December 31, 2001 and the unaudited Form 10-Q as of and for the three months ended March 31, 2002. The Company's previously issued consolidated financial statements for the year ended December 31, 2001 have been restated to correct an overstatement of interest expense of $400,000, an understatement of additional paid-in capital of $480,000 and an understatement of the discount to the convertible notes payable, related party of $880,000. The consolidated financial statements for the three months ended March 31, 2002 have been restated to correct an understatement of interest expense of $104,000, an understatement of additional paid-in capital of $639,000 and an understatement of the discount to the convertible notes payable, related party of $535,000.

May Closing (unaudited)

In May 2002 (the "May Closing"), the Company privately placed with Oshkim a $4.0 million convertible note and warrant pursuant to the amended Note Purchase Agreement and Intellectual Property Security Agreement. Proceeds of approximately $2.0 million were used to repay a short-term secured promissory note issued in March 2002 plus interest, which was due May 5, 2002. The remaining proceeds were used for product development, working capital and other general corporate purposes.

The May Closing note bears interest at a rate of 8% per year and is secured by the intellectual property of the Company. The note matures on May 3, 2005, but is convertible into shares of the Company's common stock at any time, at the option of the investor, initially at a conversion price of $1.7248 per share. The conversion price was based on a 20% discount to the average closing bid price of the Company's common stock for the ten-day trading period ended May 2, 2002. The value of the conversion discount for the convertible note is $1,962,000, which will be amortized as interest expense over the three-year term of the note. The warrant is for a term of ten years and is initially exercisable for up to 2,319,109 shares of the Company's common stock with an exercise price of $2.156 per share. The exercise price was based on the average closing bid price of the Company's common stock for the ten-day trading period ended May 2, 2002. The warrant was valued at approximately $2.0 million and has been recorded as a discount to the note. The resultant discount to the note is being accreted over the three-year term of the note. Both the conversion price of the note and exercise price of the warrant provide anti-dilution protection for the investor.

June Closing (unaudited)

In June 2002 (the "June Closing"), the Company privately placed with Oshkim a $1.0 million convertible note and warrant pursuant to the amended Note Purchase Agreement and Intellectual Property Security Agreement.. The proceeds were used for product development, working capital and other general corporate purposes. Oshkim has transferred all convertible notes and warrants to Cheshire Associates LLC ("Cheshire"), an entity affiliated with Kevin Kimberlin. Cheshire exchanged the convertible note for ten units offered in connection with the December 2002 private placement.

July Closings (unaudited)

In July 2002 (the "July Closings"), the Company privately placed with The Kimberlin Family 1998 Irrevocable Trust ("KFIT"), in two placements, approximately $567,000 on July 11, 2002 and $637,000 on July 30, 2002 convertible notes and warrants pursuant to the amended Note Purchase Agreement and Intellectual Property Security Agreement. The proceeds were used for product development, working capital and other general corporate purposes. KFIT has transferred all convertible notes and warrants to Cheshire. Cheshire exchanged $1.0 million of the convertible notes issued in the July Closing for ten units offered in connection with the December 2002 private placement. The balance of the notes issued in the July Closings was transferred to a new convertible note and warrant dated December 10, 2002 in accordance with and on the same terms as the convertible note and warrant issued on July 30, 2002.

November Closings (unaudited)

In November 2002 (the "November Closings"), the Company privately placed convertible notes and warrants of approximately $5.5 million to Cheshire pursuant to the amended Note Purchase Agreement and Intellectual Property Security Agreement with similar terms to the 2001 and May Closings. Proceeds of approximately $4.6 million were used to repay short-term secured promissory notes issued in August, September and October 2002, plus accrued interest of approximately $61,000. The remaining proceeds were used for working capital and other general corporate purposes.

Private Placement (unaudited)

In December 2002 (the "Private Placement"), the Company completed the Private Placement of common stock and warrants, which raised approximately $8.4 million in gross proceeds, including $6.4 million in new investment proceeds and $2.0 million of non-cash proceeds converted from previously issued related party convertible promissory notes.

December Conversion (unaudited)

In December 2002, as part of the Private Placement, the Company converted $2.0 million of related party convertible promissory notes previously issued in June and July 2002. The remaining principal balance of $278, 320 from the third note dated July 30, 2002 was reissued to Cheshire pursuant to the amended Note Purchase Agreement and Intellectual Property Security Agreement (the "December Closing"). In addition, approximately $74,000 of accrued interest for the three notes was repaid with conversion proceeds.

The December Closing note bears interest at a rate of 8% per year and is secured by the intellectual property of the Company. The note matures on July 30, 2005, but is convertible into shares of the Company's common stock at any time prior to maturity, at the option of the investor, initially at a conversion price of $1.4816 per share. The conversion price was based on a 20% discount to the average closing bid price of the Company's common stock for the ten-day trading period ended July 29, 2002. The value of the conversion discount for the convertible note is $124,000, which is being amortized as interest expense over the three-year term of the note. The warrant is for a term of ten years and is initially exercisable for up to 187,851 shares of the Company's common stock with an exercise price of $1.852 per share. The exercise price was based on the average closing bid price of the Company's common stock for the ten-day trading period ended July 29, 2002. The warrant was valued at approximately $154,000 and has been recorded as a discount to the note. The resultant discount to the note is being accreted over the three-year term of the note. Both the conversion price of the note and exercise price of the warrant provide anti-dilution protection for the investor.

Short-Term Secured Promissory Notes, Related Party (unaudited)

In March 2002, the Company issued a short-term secured promissory note to Oshkim for $2.0 million. The note earned interest at 8%, with a maturity date of May 5, 2002 and was secured by the intellectual property of the Company. As part of the May Closing, the short-term secured promissory note was repaid in full with interest of approximately $19,000.

In August, September and October 2002, the Company issued short-term secured promissory notes to the KFIT, Oshkim and Cheshire for approximately $4.6 million. The notes earned interest at 8% per year, with a maturity date of November 30, 2002 and were secured by the intellectual property of the Company. The proceeds were used for working capital and other general corporate purposes. KFIT and Oshkim have transferred all short-term secured promissory notes to Cheshire. As part of the first

November Closing, the short-term secured promissory notes were repaid in full with interest of approximately $61,000.

10. Commitments and contingencies

Commitments

The Company leases its offices, research facilities, manufacturing facility, and certain office and laboratory equipment under noncancelable operating leases. The equipment lease agreements require monthly payments through July 2003. The terms on the four facility leases range from five to twelve years and are subject to certain minimum and maximum annual increases. Two of the four facility leases can be renewed for two additional five-year periods beyond their expiration in 2011, and one facility lease can be renewed for an additional five-year period beyond its expiration in 2005. Rent is being expensed on a straight-line basis over the terms of the leases. Deferred rent reflected in the accompanying balance sheet represents the difference between rent expense accrued versus amounts actually paid.

Future minimum rental payments due under the Company's noncancelable operating leases are as follows (in thousands):

	Years Ending September 30,	Years Ending December 31,
	(unaudited)
2002	—	$2,550
2003	$2,059	2,074
2004	2,121	2,137
2005	2,184	2,200
2006	1,449	1,198
Thereafter	5,509	5,207

	$13,322	$15,366

Total rent expense for the nine months ended September 30, 2002, and the years ended December 31, 2001, 2000 and 1999 was $1.3, $2.8 million, $3.4 million and $3.0 million, respectively.

Employment Agreement

Pursuant to the terms of the employment agreement between the Company and John N. Bonfiglio, Ph.D., the Chief Executive Officer of the Company, dated as of January 7, 2003, the Company agreed to pay Dr. Bonfiglio an annual base salary of $260,000. In addition, the Company granted Dr. Bonfiglio stock options to purchase an aggregate of 750,000 shares of the Company's common stock at an exercise price of $1.20 per share. The stock options have a term of 10 years and will vest as follows: (i) fifty thousand (50,000) shares shall be vested immediately as of the January 13, 2003; (ii) seventy-five thousand (75,000) shares shall vest in such amounts and upon the achievement of certain milestones as described in the employment agreement between the Company and Dr. Bonfiglio; (iii) one hundred twenty-five thousand (125,000) shares shall vest immediately upon the earliest to occur of (x) the date which is twelve months after the effective date of the employment agreement provided that Dr. Bonfiglio provides continuous service as an employee, director or consultant from January 7, 2003, through such anniversary date, (y) if the Board of Directors decides to relocate Dr. Bonfiglio in accordance with the employment agreement, the date on which Dr. Bonfiglio is legally domiciled in the State of Pennsylvania, or (z) if the Board of Directors does not relocate Dr. Bonfiglio in accordance with the employment agreement, the date of such decision by the Board of Directors; and (iv) five hundred thousand (500,000) shares shall vest pro rata daily with each day of Dr. Bonfiglio's continuous service as employee, director or consultant for three years following the date of grant.

Contingencies

From time to time, the Company is subject to various claims and litigation incidental to our business activities. Since July 2001, several complaints have been filed in the United States District Court for the Southern District of California seeking an unspecified amount of damages on behalf of an alleged class of persons, who purchased shares of the Company's common stock at various times between May 17, 1999 and July 6, 2001. The various complaints name the Company and certain of its officers as defendants, as well as Agouron Pharmaceuticals, Inc. and one of its officers. The complaints allege that the Company, Agouron and/or such officers violated federal securities laws by misrepresenting and failing to disclose certain information about the results of clinical trials of REMUNE®. The complaints have been consolidated into a single action under the name In re Immune Response Securities Litigation by order of the Court. The Company has not yet formally responded to the complaints. Although the Company intends to vigorously defend the actions, the Company can not now predict or determine the outcome or resolution of these proceedings, or to estimate the amounts of, or potential range of, loss with respect to these proceedings. In addition, the timing of the final resolution of these proceedings is uncertain. The range of possible resolutions of these proceedings could include judgments against us or our officers or settlements that could require substantial payments by the Company, which could have a material adverse impact on our consolidated financial position, results of operations and cash flows. These proceedings also might require substantial attention of our management team and therefore divert their time and attention from our business and operations.

11. Restructuring costs

Due to the discontinuation of the Phase 3 clinical endpoint trial in May 1999 for the immune-based therapy, REMUNE®, the Company implemented a restructuring plan to reduce expenses in June 1999. The primary cost savings were achieved by a reduction in work force of approximately 30% begun in June 1999 and completed in October 1999.

The cost of the restructuring resulted in an all-cash, one-time charge against earnings of $650,000 primarily for severance costs for salaries, benefits continuation, consultants and outplacement services. As of December 31, 1999, approximately $100,000 of accrued restructuring costs remained. These amounts were paid out in the first quarter of 2000 as severance costs for salaries.

12. Redeemable, convertible preferred stock

In April 1998, the Company sold 200 shares of its Series F Redeemable, Convertible Preferred Stock (the "Series F Stock") in return for gross proceeds of $10 million. As required by the terms of the Series F Stock, in April 2001, Company converted 160.7 shares of the 200 shares outstanding of its Series F Stock into 1,052,231 shares of common stock of the Company, and in May 2001, the Company redeemed the remaining 39.3 shares of Series F Stock for cash of $2,783,045. As of May 2001, the Company had no issued and outstanding shares of Series F Stock.

The Series F Stock paid a dividend of 7.5% per annum. In general, the dividend was payable in shares of common stock or cash at the Company's option. For the years ended December 31, 2001, 2000 and 1999, 36,009, 27,198 and 21,167 shares, respectively, of the Company's common stock were issued as dividends to the Series F stockholders. The Company has an effective registration statement with the SEC covering the resale of up to 607,618 shares of the common stock issued on the conversion of the Series F Stock.

13. Stockholders' equity

In October 2002, the Company's Board of Directors formally declared a one-for-four reverse stock split of issued and outstanding shares of common stock. The Company's stockholders authorized the reverse split at their annual meeting held in June 2002. All common share balances and net loss per share amounts presented in these financial statements have been retroactively adjusted to reflect the reverse stock split.

On September 9, 2002, the Company transferred to the Nasdaq SmallCap Market from the Nasdaq National Market. This transfer allowed us an extended period of time to comply with the minimum requirements for continued listing. On October 24, 2002 Nasdaq granted the Company an additional 180 calendar-day grace period to demonstrate compliance with the Nasdaq minimum $1.00 bid price per share requirement for continued listing on the Nasdaq SmallCap Market. Subsequently, because the closing bid price of our common stock was at $1.00 or greater for at least ten consecutive trading days, effective on October 31, 2002 Nasdaq informed the Company that it now meets the listing requirement.

Stock transactions

In December 2002, the Company completed the Private Placement of common stock and warrants, which raised approximately $8.4 million in gross proceeds, including $6.4 million in new investment proceeds and $2.0 million of non-cash proceeds converted from previously issued related party convertible promissory notes. The Company also issued to Spencer Trask Ventures, Inc., the placement agent for the Private Placement, an option to purchase 1,452,419 shares of common stock and 1,452,419 Class A Warrants. As per the June 2002 agreement with Transamerica, $200,000 of the offering proceeds were used to pay down the Long-term Equipment Notes Payable. Exercise of all warrants, including those Class A and Class B Warrants in the placement agent option, would result in total proceeds of $37.8 million. Each unit had a purchase price of $100,000 and consists of (a) 112,995 shares of common stock and (b) 112,995 Class A Warrants. The Class A Warrants are exercisable for one share of common stock and a Class B Warrant at $1.33, a 50 percent premium to the $0.885 discounted Unit Price. The Class B Warrants are exercisable for one share of common stock at $1.77, a 100 percent premium to the $0.885 discounted Unit Price.

In December 2001, the Company completed the sale of $476,000 of its common stock to an institutional investor at a price of $4.40 per share.

In April 2001, warrants to purchase up to 512,820 shares of common stock expired, unexercised. The $2.1 million value of the warrants was reclassified to paid-in capital.

In August 2000, the Company completed a public offering of 600,000 shares of its common stock at a price of $24.00 per share. The underwriters exercised an over-allotment option to purchase an additional 90,000 shares. The net proceeds from the offering, after expenses, were $14.9 million.

Employee stock purchase plan

In March 2001, the Company adopted an employee stock purchase plan whereby employees, at their option, can purchase shares of Company common stock through payroll deductions at the lower of 85%

of the fair market value on the plan offering date or 85% of the fair market value of the common stock at the purchase date. The aggregate number of shares that may be issued under the plan is set at 62,500. As of September 30, 2002 and December 31, 2001, 4,850 and 2,379 shares, respectively of common stock have been purchased under the plan.

Stock options

The Company has a stock option plan to grant options to purchase common stock to employees and non-employee directors of the Company and certain other individuals. The plan authorizes the Company to issue or grant qualified and non-qualified options to purchase up to 2,475,000 shares of its common stock.

Under the terms of the 1989 Stock Plan, options may be granted at not less than 100% and 85% of fair market value as of the date of grant for qualified and non-qualified options, respectively. To date, all options have been issued at 100% of fair market value. Except for the non-employee directors, these options primarily become exercisable over a four-year period from the date of grant.

Under the terms of the plan, non-qualified options will be granted to non-employee directors at the fair market value as of the date of grant. These options become exercisable in four equal annual installments on each of the first four anniversaries of the date of grant. Additionally, the plan provides that upon each date of the Company's Annual Meeting of the Stockholders, non-employee directors are eligible to receive a grant of 1,562 shares at the fair market value on date of grant with a one-year vesting schedule.

Effective November 14, 2000, the Company merged the 1990 Director's Stock Option Plan into the 1989 Stock Plan. Under the merged plan, non-employee directors were granted an election to receive either cash or stock options to purchase common stock of the corporation in lieu of director fees for the period of January 1, 2000 to December 31, 2002.

Activity with respect to the various stock plans is summarized as follows (in thousands):

	Stock Options Outstanding	Weighted Average Price
Balance at December 31, 1998	968	$25.92
Granted	438	27.52
Exercised	(122)	15.20
Cancelled	(155)	35.28

Balance at December 31, 1999	1,129	26.40
Granted	474	25.04
Exercised	(174)	22.16
Cancelled	(88)	28.12

Balance at December 31, 2000	1,341	26.36
Granted	332	9.60
Exercised	(4)	15.24
Cancelled	(270)	18.04

Balance at December 31, 2001	1,399	23.12
Granted	625	2.20
Exercised
Cancelled	(720)	20.83

Balance at September 30, 2002 (unaudited)	1,304	$14.55

Following is a summary of the options outstanding as of September 30, 2002 (unaudited):

Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Life in Years	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price of Options Exercisable
$1.60 - $ 2.28	290,000	7.44	$2.22	55,000	$2.27
$2.36 - $ 5.92	308,000	9.31	3.65	65,000	4.97
$7.00 - $16.52	284,000	6.06	13.10	238,000	13.32
$16.75 - $31.52	269,000	6.62	23.87	215,000	23.92
$32.00 - $73.00	153,000	4.49	46.01	148,000	46.32

	1,304,000	7.07	$14.55	721,000	$21.66

At September 30, 2002, 20.8 million shares of common stock were reserved for the exercise of stock options, employee stock purchase plan, exercise of warrants, conversion of convertible notes payable and shares contemplated by the amendments to the Company's License and Collaboration Agreement.

The Company has adopted the disclosure-only provisions of FAS No. 123. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards for nine months ended September 30, 2002, and in 2001, 2000 and 1999, consistent with the provisions of

FAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below (in thousands, except per share data):

	Nine Months Ended September 30,		Year Ended December 31,
	2002	2001	2001	2000	1999
	(unaudited)		(restated)
Net loss (attributable to common shareholder) — as reported	$18,913	$9,090	$16,277	$25,528	$15,998
Net loss (attributable to common shareholder) — pro forma	$19,206	$13,014	$21,509	$30,762	$20,675
Net loss per share — as reported	$2.04	$1.09	$1.89	$3.45	$2.41
Net loss per share — pro forma	$2.08	$1.56	$2.55	$4.33	$3.33

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2002, 2001, 2000 and 1999: risk-free interest rates of 2.628%, 4.48%, 5.025% and 6.621%, respectively, expected option lives of 5 years and a dividend rate of zero. The volatility factor assumptions of the expected market price of the Company's common stock were 141%, 120%, 97% and 91% for 2002, 2001, 2000 and 1999, respectively.

Because FAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The weighted average fair value of options granted during 2002, 2001, 2000 and 1999 was $2.20, $8.12, $21.20 and $22.64, respectively.

Stockholder rights plan

The Company has a Stockholder Rights Plan that provides for the distribution of a preferred stock purchase right (a "Right") as a dividend for each share of the Company's common stock of record held at the close of business on March 12, 1992, as well as all future stock issuances. Under certain conditions involving an acquisition by any person or group of 15% or more of the common stock, the Rights permit holders (other than the 15% holder) to purchase the Company's common stock at a 50% discount upon payment of an exercise price of $150 per Right. In December 2001, the Rights' Agreement was amended to provide that the completion of financings pursuant to the Note Purchase Agreement with KKP and Oshkim would not trigger the 15% acquisition threshold. In addition, in the event of certain business combinations, the Rights permit the purchase of the common stock of an acquiror at a 50% discount. Under certain conditions, the Rights may be redeemed by the Board of Directors in whole, but not in part, at a price of $.01 per Right. The Rights have no voting privileges and are attached to and automatically trade with our common stock. The Rights' Agreement was amended to extend the expiration date from February 26, 2002 to February 26, 2012.

14. REMUNE® Collaborations

During June 1998, the Company and Pfizer entered into a binding agreement under which the Company agreed to exclusively license to Pfizer certain rights relating to REMUNE®, its immune-based therapy under development for the treatment of HIV infection. In July 2001, the Company received notification of the termination by Pfizer of the continued development and commercialization of REMUNE®. The Company regained full rights to REMUNE® as a result of Pfizer's decision to end the collaboration. In addition, the Company recognized approximately $7.7 million in deferred revenue from the collaboration in the third quarter of 2001. According to the Company's revenue recognition policies, as modified by SAB No. 101, the deferred revenue received from Pfizer, comprised of a license fee, a milestone payment and common stock purchase premiums, was deemed as earned upon the termination of the development agreement. See Note 3.

As of December 31, 2001, the Company had received a total of $47.0 million from Pfizer under the agreement, including the initial $10.0 million license fee, a $5.0 million milestone payment, $18.0 million in payments to support research and development and $14.0 million in payments for the purchase of the Company's common stock priced at a premium to the market. In January 2000, the Company received a $5.0 million payment from Pfizer consisting of $3.0 million for research and development and $2.0 million for the purchase of 66,666 shares of unregistered common stock priced at a $333,000 premium to the market price. This was the final payment in a series of six quarterly payments made by Pfizer to fund research and development and to purchase unregistered common stock under the June 1998 agreement. The amounts referenced above were recognized as revenue in the period received and have subsequently been adjusted to reflect a change in accounting principle. See Note 3. The Company has an effective registration statement with the SEC covering the resale of 329,402 shares of common stock owned by Pfizer's affiliate, Agouron Pharmaceuticals, Inc.

In late June 2002, the Company amended its REMUNE® license and collaboration contract with Trinity Medical Group USA, Inc ("Trinity"). The amended contract provides for manufacturing costs and mark-up plus $50 per unit to be paid to the Company. The $50 per unit mark-up would expire upon the earlier of the first one million doses of REMUNE® purchased by Trinity or December 31, 2007. As consideration for the increased per unit, purchase price to be paid to the Company, Trinity was issued 1,000,000 shares of restricted common stock valued at $2,360,000 and up to an additional 750,000 shares upon the occurrence of certain sales milestones. All of the restricted shares issued to Trinity are subject to registration rights. In addition, the Company waived the final $5.0 million common stock purchase obligation set forth in the original agreement, which would have applied in the event of the optional technology transfer of REMUNE® manufacturing rights in Trinity's licensed territories. Also, the Company provided an increase in the amount of shares that Trinity will receive in exchange for a $5.0 million payment upon Thai government approval of REMUNE® to 500,000 shares from 83,333 shares.

15. Section 401(k) Profit Sharing Plan

The Company has a defined contribution plan, The Immune Response Corporation 401(k) Savings and Profit Sharing Plan, which covers substantially all of our employees. This plan allows each eligible employee to voluntarily make pre-tax deferred salary contributions. The Company may make matching contributions in amounts as determined by the Board of Directors. The Company made matching contributions of approximately $48,000 as of September 30, 2002 and $85,000, $87,000 and $113,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

16. Income taxes

At September 30, 2002, the Company had federal, California and Pennsylvania tax net operating loss carryforwards of approximately $196.0 million, $2.8 million and $20.5 million, respectively. The difference between the federal and California tax loss carryforwards is primarily attributable to capitalized research and development expenses for California and the 50% limitation of California loss carryforwards. The federal tax loss carryforwards will begin expiring in 2002, unless previously utilized. The California tax loss carryforwards began expiring in 2002. The Company also has federal and California research and development tax credit carryforwards of $9.7 million and $4.0 million, respectively. The federal research and development credits began to expire in 2002.

Pursuant to Internal Revenue Code Sections 382 and 383, annual use of the Company's net operating loss and credit carryforwards will be limited by statute because of a cumulative change in ownership of more than 50% which occurred during 1992. However, the Company does not believe such change will have a material impact upon the utilization of these carryforwards. Included in the federal loss carryforwards are approximately $4.4 million of acquired net operating loss carryforwards that can only be used to the extent of the separate taxable income of the acquired company.

The components of the Company's deferred tax assets as of September 30, 2002, and December 31, 2001 and 2000 are as follows (in thousands):

		December 31,
	September 30, 2002
		2001	2000
	(unaudited)
Net operating loss carryforwards	$74,624	$66,721	$50,555
Unused research and development credits	14,625	14,625	13,214
Capitalized research and development	15,251	15,053	20,660
Deferred revenue	—	52	3,936
Other	—	275	462

	104,500	96,726	88,827
Valuation allowance	(104,500)	(96,726)	(88,827)

	$—	$—	$—

Approximately $10.0 million of the valuation allowance at December 31, 2001 relates to benefits of stock options which, when recognized, will be allocated directly to stockholders' equity.

17. Quarterly results (unaudited)

The following is a summary of the unaudited quarterly results of operations for the nine months ended September 30, 2002, and the years ended December 31, 2001 and 2000. Certain amounts have been restated to reflect the change in accounting principle effective January 1, 2000, as discussed in Note 3 and the correction of a misclassification as discussed in Note 1. Also presented is a reconciliation of the amounts as previously reported to the amounts as restated. Net loss per share has been computed using the weighted average shares outstanding during each quarter. All amounts are in thousands except per share amounts.

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2002
Contract research revenue	$7	$7	$7
Licensed research revenue	2	4	6
Operating expenses	(4,955)	(7,346)	(4,564)

Loss from operations	(4,946)	(7,335)	(4,551)
Other loss, net	(338)	(766)	(957)

Net loss	$(5,284)	$(8,101)	$(5,508)

Net loss per share	$(0.58)	$(0.90)	$(0.56)

2001
Contract research revenue	$64	$68	$68	$48
Licensed research revenue	968	968	7,719	50
Operating expenses	(6,560)	(6,480)	(6,404)	(5,825)

Income (loss) from operations	(5,528)	(5,444)	1,383	(5,727)
Impairment of investment	—	—	—	(1,237)
Other income (loss), net, as reported	644	153	36	(623)
Impact of error on other income (loss), net	—	—	—	400

Other income (loss), net, as restated	644	153	36	(223)

Net income (loss), net, as restated	$(4,884)	$(5,291)	$1,419	$(7,187)

Net income (loss), as reported	$(4,884)	$(5,291)	$1,419	$(7,587)
Impact of error on net income (loss)	—	—	—	400

Net Income (loss), net, as restated	(4,884)	(5,291)	1,419	(7,187)
Preferred stock items	(255)	(79)	—	—

Net income (loss) applicable to common	$(5,139)	$(5,370)	$1,419	$(7,187)

Net income (loss) per share	$(0.67)	$(0.63)	$0.17	$(0.80)

2000
Revenues as reported	$3,333	$312	$108
Impact of accounting change on revenues	627	968	968

Revenues as restated	$3,960	$1,280	$1,076

Net income (loss) as reported	$421	$(5,597)	$(6,137)
Impact of accounting change on revenues	627	968	968
Cumulative effect of accounting change	(13,212)	—	—

Net income (loss) as restated	$(12,164)	$(4,629)	$(5,169)

Contract research revenue	$3,000	$312	$108	$120
Licensed research revenue	960	968	968	968
Operating expenses	(6,167)	(6,179)	(6,856)	(7,097)

Loss from operations	(2,207)	(4,899)	(5,780)	(6,009)
Other income, net	3,255	270	611	3,473

Net income (loss) before cumulative effect of accounting change	1,048	(4,629)	(5,169)	(2,536)
Cumulative effect of accounting change	(13,212)	—	—	—

Net loss	(12,164)	(4,629)	(5,169)	(2,536)
Preferred stock items	(256)	(257)	(258)	(259)

Net loss applicable to common	$(12,420)	$(4,886)	$(5,427)	$(2,795)

Net loss per share	$(1.82)	$(0.70)	$(0.74)	$(0.34)

THE IMMUNE RESPONSE CORPORATION

21,948,982 Shares of Common Stock
10,974,491 Class B Warrants

The Date of this Prospectus is February    , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated fees and expenses payable by the registrant in connection with the issuance and sale of the common stock being registered:

SEC registration fee	$
Printing, duplicating and engraving expenses
Legal fees and expenses, other than Blue Sky
Transfer Agent and Registrar fees
Accounting fees and expenses
Blue sky fees and expenses
Miscellaneous
Total

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our Amended and Restated Certificate of Incorporation and Bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Delaware General Corporation Law provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under a by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

Article VII of our Restated Certificate of Incorporation, as amended, and Article V of our Bylaws, provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by law. In addition, we have entered into separate indemnification agreements with our directors and officers that will require us, among other things, to indemnify them again certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

Item 15. Recent Sales of Unregistered Securities.

In November 2001 ("2001 Closing"), we privately placed a $2.0 million convertible note and warrant to an accredited investor. Furthermore, we have agreed that, upon the achievement of certain commercial and technical milestones, we may sell and they may buy additional notes and warrants, under certain conditions. The investor, Kevin Kimberlin Partners, L.P. is an affiliate and/or related party of Kevin Kimberlin who is one of our directors and major stockholder. We have agreed to file a Registration Statement on Form S-3 with the Securities and Exchange Commission to cover the resale of the underlying shares of common stock on or after six months from the date of the closing, or sooner if we file to register for our own account or the account of any others. The note bears interest at a rate of 8% per year and is secured by our intellectual property. The note matures on November 9, 2004, but is convertible into shares of our common stock at any time, at the option of the investor, initially at a conversion price of $4.6144 per share. The warrant is initially exercisable for up to 433,426 shares of our common stock with an exercise price of $5.768 per share. The conversion price is based on a 20% discount to the average closing bid price of our common stock for the ten-day trading period ended November 8, 2001. Both the conversion price of the note and the exercise price of the warrant provide anti-dilution protection for the investor.

February Closing

In February 2002 ("February Closing"), the Company privately placed with Oshkim Limited Partnership ("Oshkim") an additional $2.0 million convertible note and warrant by amending the Note Purchase Agreement and Intellectual Property Security Agreement with Kevin Kimberlin Partners, L.P. from the 2001 Closing. Oshkim is an affiliate of Kevin Kimberlin. The amendments added Oshkim as a party to the agreements and allowed us to issue the note and warrant in the February Closing to Oshkim on different terms than the note and warrant issued in the 2001 Closing. The note bears interest at a rate of 8% per year and is secured by our intellectual property. The note matures on February 14, 2005, but is convertible into shares of our common stock at any time, at the option of the investor, initially at a conversion price of $4.662 per share. The warrant is initially exercisable for up to 429,000 shares of our common stock with an exercise price of $4.144 per share. The conversion price was based on a 112.5% premium to the average closing bid price of our common stock for the five-day trading period ended February 13, 2002. Both the conversion price of the note and exercise price of the warrant provides anti-dilution protection for the investor.

May Closing (unaudited)

In May 2002 ("May Closing"), the Company privately placed with Oshkim a $4.0 million convertible note and warrant pursuant to the amended Note Purchase Agreement and Intellectual Property Security Agreement. Proceeds of approximately $2.0 million were used to repay the short-term secured promissory note issued in March 2002 plus interest, which was due May 5, 2002. The remaining proceeds were used for product development, working capital and other general corporate purposes.

The May Closing note bears interest at a rate of 8% per year and is secured by the intellectual property of the Company. The note matures on May 3, 2005, but is convertible into shares of the Company's common stock at any time, at the option of the investor, initially at a conversion price of $1.7248 per share. The conversion price was based on a 20% discount to the average closing bid price of the Company's common stock for the ten-day trading period ended May 2, 2002. The value of the conversion discount for the convertible note is $1,962,000, which will be amortized as interest expense over the three-year term of the note. The warrant is for a term of ten years and is initially exercisable for up to 2,319,109 shares of the Company's common stock with an exercise price of $2.156 per share. The exercise price was based on the average closing bid price of the Company's common stock for the ten-day trading period ended May 2, 2002. The warrant was valued at approximately $2.0 million and has been recorded as a discount to the note. The resultant discount to the note is being accreted over the three-year term of the note. Both the conversion price of the note and exercise price of the warrant provide anti-dilution protection for the investor.

November Closings (unaudited)

In November 2002 (the "November Closings"), the Company privately placed convertible notes and warrants of approximately $5.5 million to Cheshire pursuant to the amended Note Purchase Agreement and Intellectual Property Security Agreement with similar terms to the 2001 and May Closings. Proceeds of approximately $4.6 million were used to repay short-term secured promissory notes issued in August, September and October 2002, plus accrued interest of approximately $61,000. The remaining proceeds were used for working capital and other general corporate purposes.

Private Placement (unaudited)

In December 2002 (the "Private Placement"), the Company completed the Private Placement of common stock and warrants, which raised approximately $8.4 million in gross proceeds, including $6.4 million in new investment proceeds and $2.0 million of non-cash proceeds converted from previously issued related party convertible promissory notes.

December Conversion (unaudited)

In December 2002, as part of the Private Placement, the Company converted $2.0 million of related party convertible promissory notes previously issued in June and July 2002. The remaining principal balance of $278, 320 from the third note dated July 30, 2002 was reissued to Cheshire pursuant to the amended Note Purchase Agreement and Intellectual Property Security Agreement (the "December Closing"). In addition, approximately $74,000 of accrued interest for the three notes was repaid with conversion proceeds.

The December Closing note bears interest at a rate of 8% per year and is secured by the intellectual property of the Company. The note matures on July 30, 2005, but is convertible into shares of the Company's common stock at any time prior to maturity, at the option of the investor, initially at a conversion price of $1.4816 per share. The conversion price was based on a 20% discount to the average closing bid price of the Company's common stock for the ten-day trading period ended July 29, 2002. The value of the conversion discount for the convertible note is $124,000, which is being amortized as interest expense over the three-year term of the note. The warrant is for a term of ten years and is initially exercisable for up to 187,851 shares of the Company's common stock with an exercise price of $1.852 per share. The exercise price was based on the average closing bid price of the Company's common stock for the ten-day trading period ended July 29, 2002. The warrant was valued at approximately $154,000 and has been recorded as a discount to the note. The resultant discount to the note is being accreted over the three-year term of the note. Both the conversion price of the note and exercise price of the warrant provide anti-dilution protection for the investor.

In late June 2002, the Company amended its REMUNE® license and collaboration contract with Trinity Medical Group USA, Inc ("Trinity"). The amended contract provides that should Trinity decide to commercialize REMUNE® in Thailand, Cambodia, Burma, Singapore, Vietnam, Sri Lanka, Indonesia, the Philippines, Laos or Malaysia, Trinity will pay the Company 110% of its manufacturing costs plus a mark-up of $50 for each unit of REMUNE® purchased. The $50 per unit mark-up would expire upon the earlier to occur of the purchase by Trinity of one million doses of REMUNE® and December 31, 2007. As consideration for the increased per unit purchase price to be paid to the Company, Trinity was issued 1,000,000 shares of restricted common stock valued at $2,360,000 and will be issued up to an additional 750,000 shares of restricted stock upon the occurrence of certain purchase milestones. All of the restricted shares issued to Trinity are subject to registration rights set forth in the original agreement. In addition, the Company waived Trinity's obligation to purchase $5.0 million of our common stock, which would have applied in the event of the optional technology transfer of REMUNE® manufacturing rights in Trinity's licensed territories. Also, the Company provided in the amendment for an increase to 500,000 shares from 83,333 shares the number of shares which Trinity will receive in exchange for a $5.0 million payment by Trinity to the Company upon Thai government approval of REMUNE®.

Item 16. Exhibits and Financial Statement Schedules.

See the Exhibit Index attached to this Registration Statement.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

We hereby undertake:

          (1)  To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)  For purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 which is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit		Description
3	(i)*	Restated Certificate of Incorporation of The Immune Response Corporation, as amended.
3	(ii) (6)	Restated Bylaws of The Immune Response Corporation.
5	.1*	Opinion of Pillsbury Winthrop LLP.
10	.1 (15)	Amended and Restated 1989 Stock Plan of The Immune Response Corporation.
10	.13 (1)	Assignment dated May 27, 1988, by Jonas Salk and Dennis J. Carlo, assignors, to the Company.
10	.14 (1)	Assignment, dated May 27, 1988 by Jonas Salk to the Company.
10	.17 (1)	Lease dated as of May 22, 1989, between the Company and BDN Carlsbad #1 Limited Partnership.
10	.28 (5)**	Form of Indemnification Agreement entered into between the Company and its officers and directors.
10	.36 (2)	First Amendment dated February 19, 1990, to Lease between BDN Carlsbad #1 Limited Partnership and the Company.
10	.42 (3)	Second and Third Amendments to the Lease dated as of May 22, 1989, between the Company and BDN Carlsbad #1 Limited Partnership.
10	.47 (4)	Rights Agreement dated February 26, 1992, between the Company and First Interstate Bank, Ltd., as Rights Agent.
10	.53 (7)**	Form of The Immune Response Corporation Special Nonstatutory Stock Option Agreement.
10	.59 (8)	Unit Purchase Agreement dated April 15, 1997, between The Immune Response Corporation and Kevin B. Kimberlin, including Common Stock Purchase Warrant, Promissory Note and Stock Pledge Agreement.
10	.61 (17)	Amendment No. 1 to Rights Agreement (Exhibit 10.47) dated April 17, 1997, between The Immune Response Corporation and Harris Trust Company of California.
10	.69 (9)	Master Loan and Security Agreement dated as of September 30, 1999 between The Immune Response Corporation, I.R.C. Inc. and Transamerica Business Credit Corporation.
10	.70 (10)	Assignment Agreement dated as of December 8, 1999 by and among the Company and Connetics Corporation (10.1). +
10	.71 (10)	Agreement dated as of December 8, 1999 by and among the Company and XOMA, (US) LLC (10.2). +
10	.72 (13)	Agreement dated as of October 20, 1999 by and among the Company and Strong River Investments, Inc.
10	.73 (13)	Lease dated November l, 1999 by and among the Company and Brandywine Operating Partnership, L.P.
10	.74 (11)	Lease dated May 22, 2000 by and among the Company and Brandywine Operating Partnership, L.P.
10	.76 (12)	Fifth Amendment to the lease dated as of May 22, 1989, between the Company and BDN Carlsbad #1 Limited Partnership.
10	.77 (14)	Preferred Stock Purchase Agreement dated December 13, 2000 by and among the Company and MicroGenomics, Inc.
10	.78 (15)**	2001 Employee Stock Purchase Plan of The Immune Response Corporation.
10	.79 (16)	Note Purchase Agreement dated as of November 9, 2001, between the Company and Kevin Kimberlin Partners, L.P.
10	.80 (16)	8% Convertible Secured Promissory Note dated as of November 9, 2001, issued to Kevin Kimberlin Partners, L.P.

10	.81 (1)	Warrant Agreement dated as of November 9, 2001, between the Company and Kevin Kimberlin Partners, L.P.
10	.82 (16)	Intellectual Property Security Agreement dated as of November 9, 2001, between the Company and Kevin Kimberlin Partners, L.P.
10	.83 (17)	Amendment No. 2 to Rights Agreement (Exhibit 10.47) dated December 20, 2001, between The Immune Response Corporation, Harris Trust and Savings Bank (successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank, Ltd.) and Computershare Trust Company, Inc. as successor Rights Agent.
10	.84 (18)	Amendment No. 1 dated February 14, 2002 to Note Purchase Agreement, dated as of November 9, 2001, between the Company, Kevin Kimberlin Partners, L.P. and Oshkim Limited Partnership.
10	.85 (18)	8% Convertible Secured Promissory Note dated as of February 14, 2002.
10	.86 (18)	Warrant Agreement dated as of February 14, 2002, between the Company and Oshkim Limited Partnership.
10	.87 (18)	Amendment No. 1 dated February 14, 2002 to Intellectual Property Agreement dated as of November 9, 2001, between the Company, Kevin Kimberlin Partners, L.P. and Oshkim Limited Partnership.
10	.88 (19)	Amendment No. 3 to Rights Agreement dated as of February 20, 2002, between The Immune Response Corporation and Computershare Trust Company, Inc. (successor agent to Harris Trust and Savings Bank, which was successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank Ltd.).
10	.89 (20)	8% Secured Promissory Note dated March 20, 2002 issued to Oshkim Limited Partnership
10	.90 (20)	Amendment No. 2 dated May 3, 2002 to the Note Purchase Agreement dated as of November 9, 2001, between the Company, Kevin Kimberlin Partners, L.P. and Oshkim Limited Partnership
10	.91 (20)	8% Convertible Promissory Note dated May 3, 2002 issued to Oshkim Limited Partnership
10	.92 (20)	Warrant Agreement dated as of May 3, 2002 between the Company and Oshkim Limited Partnership
10	.93 (21)	8% Convertible Secured Promissory Note dated June 24, 2002 issued to Oshkim Limited Partnership
10	.94 (21)	Warrant Agreement dated as of June 24, 2002 between the Company and Oshkim Limited Partnership
10	.95 (21)	Amendment No. 3 dated July 11, 2002 to the Note Purchase Agreement dated as of November 9, 2001, between the Company, Kevin Kimberlin Partners, L.P., Oshkim Limited Partnership and The Kimberlin Family 1998 Irrevocable Trust
10	.96 (21)	8% Convertible Secured Promissory Note dated July 11, 2002 issued to The Kimberlin Family 1998 Irrevocable Trust
10	.97 (21)	Warrant Agreement dated as of July 11, 2002 between the Company and The Kimberlin Family 1998 Irrevocable Trust
10	.98 (19)	8% Convertible Secured Promissory Note dated July 30, 2002 issued to The Kimberlin Family 1998 Irrevocable Trust
10	.99 (21)	Warrant Agreement dated as of July 30, 2002 between the Company and The Kimberlin Family 1998 Irrevocable Trust
10	.100 (21)	Amendment No. 2 dated July 11, 2002 to the Intellectual Property Security Agreement dated as of November 9, 2001, between the Company, Kevin Kimberlin Partners, L.P., Oshkim Limited Partnership and The Kimberlin Family 1998 Irrevocable Trust

10	.101 (22)	Consulting Services Agreement by and between the Company and Steve Antebi, effective as of September 27, 2002.
10	.102 (22)	Letter Agreement dated August 8, 2002 between the Company and Keven Kimberlin Partners, L.P., Oshkim Limited Partnership and the Kimberlin Family 1998 Irrevocable Trust.
10	.103 (22)	8% Secured Promissory Note dated August 13, 2002 issued to The Kimberlin Family 1998 Irrevocable Family Trust
10	.104 (23)	8% Secured Promissory Note dated August 23, 2002 issued to The Kimberlin Family 1998 Irrevocable Family Trust
10	.105 (23)	8% Secured Promissory Note dated August 29, 2002 issued to The Kimberlin Family 1998 Irrevocable Family Trust
10	.106 (23)	8% Secured Promissory Note dated September 3, 2002 issued to The Kimberlin Family 1998 Irrevocable Family Trust
10	.107 (23)	8% Secured Promissory Note dated September 6, 2002 issued to The Kimberlin Family 1998 Irrevocable Family Trust
10	.108 (23)	8% Secured Promissory Note dated September 16, 2002 issued to The Kimberlin Family 1998 Irrevocable Family Trust
10	.109 (23)	8% Secured Promissory Note dated September 19, 2002 issued to The Kimberlin Family 1998 Irrevocable Family Trust
10	.110 (23)	8% Secured Promissory Note dated September 26, 2002 issued to The Kimberlin Family 1998 Irrevocable Family Trust
10	.111 (23)	8% Secured Promissory Note dated October 11, 2002 issued to Oshkim Limited Partnership
10	.112 (23)	8% Secured Promissory Note dated October 28, 2002 issued to Cheshire Associates, LLC
10	.113 (23)	8% Convertible Secured Promissory Note dated November 12, 2002 issued to Cheshire Associates, LLC
10	.114 (23)	Warrant Agreement dated as of November 12, 2002 between the Company and Cheshire Associates, LLC
10	.115 (24)	Warrant Agreement dated December 10, 2002, by and between the Company and Computershare Trust Company as Warrant Agent
10	.116*	Form of Class A Warrant
10	.117*	Form of Class B Warrant
10	.118 (24)	Purchase Agreement
10	.119*	8% Convertible Secured Promissory Note dated as of November 15, 2002.
10	.120*	Warrant Agreement dated as of November 15, 2002, between the Company and Cheshire Associates LLC.
10	.121*	8% Convertible Secured Promissory Note dated as of November 20, 2002.
10	.122*	Warrant Agreement dated as of November 20, 2002, between the Company and Cheshire Associates LLC.
10	.123*	8% Convertible Secured Promissory Note dated as of November 27, 2002.
10	.124*	Warrant Agreement dated as of November 27, 2002, between the Company and Cheshire Associates LLC.
10	.125*	8% Convertible Secured Promissory Note dated as of December 10, 2002.
10	.126*	Warrant Agreement dated as of December 10, 2002, between the Company and Cheshire Associates LLC.
10	.127 (25)	Agreement dated as of January 1, 2002 by and between The Immune Response Corporation and Transamerica Technology Finance Corporation.

10	.128 (25)	Intellectual Property Security Agreement dated as of January 1, 2002 by and between The Immune Response Corporation and Transamerica Technology Finance Corporation.
10	.129 (25)	Security Agreement dated as of January 1, 2002 by and between The Immune Response Corporation and Transamerica Technology Finance Corporation.
10	.130 (25)	Intercreditor Agreement dated as of June 11, 2002 by and between The Immune Response Corporation, Transamerica Technology Finance Corporation, Kevin Kimberlin Partners, L.P. and Oshkim Limited Partnership.
10	.131 (26)	Amendment No. 3 to the License and Collaboration Agreement dated September 29, 2000.
10	.132 (26)	Amendment No. 2 to the License and Collaboration Agreement dated September 29, 2000.
10	.133 (27)	Amendment No. 1 to the License and Collaboration Agreement dated September 29, 2000.
10	.134 (28)	Assignment Agreement between Trinity Medical Group, Ltd. And Trinity USA dated August 3, 2000.
10	.135 (29)	License and Collaboration Agreement between Trinity Medical Group, Ltd. and The Immune Response Corporation dated September 15, 1995.
10	.136 (26)	Amendment No. 1 to Stock Purchase Agreement between Trinity Medical Group, Ltd. and The Immune Response Corporation dated September 15, 1995.
10	.137 (30)	Stock Purchase Agreement between Trinity Medical Group, Ltd. and The Immune Response Corporation dated September 15, 1995.
21.1		Subsidiary of the Registrant.
23.1		Consent of BDO Seidman, LLP.
23	.2*	Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1)
24.1		Power of Attorney (included on signature page).

(1)
Incorporated by reference to the exhibits of the same number to the Company's Registration Statement on Form S-1, No. 33-31057

(2)
Incorporated by reference to the exhibits of the same number to the Company's Registration Statement on Form S-1, No. 33-34096.

(3)
Incorporated by reference to the exhibits of the same number to the Company's Report on Form 10-K for the Fiscal Year ended December 31, 1990.

(4)
Incorporated by reference to Exhibit 5.1 to the Company's Report on Form 8-K filed March 4, 1992.

(5)
Incorporated by reference to the exhibits of the same number to the Company's Registration Statement on Form S-1, No. 33-31057.

(6)
Incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-8, No. 33-62940.

(7)
Incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-8, No. 33-85764.

(8)
Incorporated by reference to the Exhibits of the same number filed with the Company's March 31, 1997 Form 10-Q.

(9)
Incorporated by reference to the Exhibit of the same number filed with the Company's September 30, 1999 Form 10-Q.

(10)
Incorporated by reference to Exhibits 10.1 and 10.2 to the Company's Form 8-K dated December 8, 1999.

(11)
Incorporated by reference to the Exhibit of the same number filed with the Company's June 30, 2000 Form 10-Q.

(12)
Incorporated by reference to the Exhibit of the same number filed with the Company's September 30, 2000 Form 10-Q.

(13)
Incorporated by reference to the Exhibits of the same number filed with the Company's December 31, 1999 Form 10-K.

(14)
Incorporated by reference to the Exhibit of the same number filed with the Company's December 31, 2000 Form 10-K.

(15)
Incorporated by reference to Exhibits 10.1 and 10.2 filed with the company's Registration Statement on Form S-8, No. 333-64526.

(16)
Incorporated by reference to Exhibits 4.1, 4.2, 4.3 and 10.1 filed with the Company's 8-K dated November 14, 2001.

(17)
Incorporated by reference to Exhibits 4.2 and 4.3 filed with the Company's Registration Statement on Form 8-A dated December 26, 2001.

(18)
Incorporated by reference to Exhibits 4.1, 4.2, 4.3 and 10.1 filed with the Company's Form 8-K dated February 14, 2002.

(19)
Incorporated by reference to Exhibit 4.4 filed with the Company's Registration Statement on Form 8-A dated February 21, 2002.

(20)
Incorporated by reference to the Exhibit of the same number filed with the Company's March 31, 2002 Form 10-Q.

(21)
Incorporated by reference to the Exhibit of the same number filed with the Company's June 30, 2002 Form 10-Q.

(22)
Incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-8, No. 33-101086.

(23)
Incorporated by reference to the Exhibit of the same number filed with the Company's September 30, 2002 Form 10-Q.

(24)
Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3, No. 33-101856.

(25)
Incorporated by reference to Exhibits 10.1, 10.2, 10.3 and 10.4 filed with the Company's Form 8-K dated June 11, 2002.

(26)
Incorporated by reference to Exhibits 10.1, 10.2 and 10.6 filed with the Company's Form 8-K dated June 26, 2002.

(27)
Incorporated by reference to Exhibit 10.3 to Amendment No. 1 to Form SB-2 filed by Trinity Medical Group USA, Inc. on December 22, 2000 with the SEC.

(28)
Incorporated by reference to Exhibit 10.4 to Amendment No. 1 to Form SB-2 filed by Trinity Medical Group USA, Inc. on December 22, 2000 with the SEC.

(29)
Incorporated by reference to Exhibit 10.7 to Amendment No. 1 to Form SB-2 filed by Trinity Medical Group USA, Inc. on December 22, 2000 with the SEC.

(30)
Incorporated by reference to Exhibit 10.8 to Amendment No. 1 to Form SB-2 filed by Trinity Medical Group USA, Inc. on December 22, 2000 with the SEC.

*
Exhibits to be filed by amendment.

**
Indicates management contract or compensatory plan or arrangement.

+
Confidential treatment for some portions of this exhibit has been requested.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on February 14, 2003.

THE IMMUNE RESPONSE CORPORATION
By:	/s/ JOHN N. BONFIGLIO John N. Bonfiglio Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints John N. Bonfiglio and Michael L. Jeub as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Dated: February 14, 2003	/s/ JOHN N. BONFIGLIO John N. Bonfiglio Chief Executive Officer (Principal Executive Officer)
Dated: February 14, 2003	/s/ MICHAEL L. JEUB Michael L. Jeub Vice President of Finance and Chief Financial Officer (Principal Accounting and Financial Officer)
Dated: February 14, 2003	/s/ JAMES B. GLAVIN James B. Glavin Chairman of the Board of Director

Dated: February 14, 2003	/s/ DENNIS J. CARLO Dennis J. Carlo Director
Dated: February 14, 2003	/s/ KEVIN B. KIMBERLIN Kevin B. Kimberlin Director
Dated: February 14, 2003	/s/ ALAN S. ROSENTHAL Alan S. Rosenthal Director
Dated: February 14, 2003	/s/ WILLIAM S. SULLIVAN William S. Sullivan Director
Dated: February 14, 2003	/s/ JED B. TROSPER Jed B. Trosper Director

EXHIBIT INDEX

Exhibit		Description
3	(i)*	Restated Certificate of Incorporation of The Immune Response Corporation, as amended.
3	(ii) (6)	Restated Bylaws of The Immune Response Corporation.
5	.1*	Opinion of Pillsbury Winthrop LLP.
10	.1 (15)	Amended and Restated 1989 Stock Plan of The Immune Response Corporation.
10	.13 (1)	Assignment dated May 27, 1988, by Jonas Salk and Dennis J. Carlo, assignors, to the Company.
10	.14 (1)	Assignment, dated May 27, 1988 by Jonas Salk to the Company.
10	.17 (1)	Lease dated as of May 22, 1989, between the Company and BDN Carlsbad #1 Limited Partnership.
10	.28 (5)**	Form of Indemnification Agreement entered into between the Company and its officers and directors.
10	.36 (2)	First Amendment dated February 19, 1990, to Lease between BDN Carlsbad #1 Limited Partnership and the Company.
10	.42 (3)	Second and Third Amendments to the Lease dated as of May 22, 1989, between the Company and BDN Carlsbad #1 Limited Partnership.
10	.47 (4)	Rights Agreement dated February 26, 1992, between the Company and First Interstate Bank, Ltd., as Rights Agent.
10	.53 (7)**	Form of The Immune Response Corporation Special Nonstatutory Stock Option Agreement.
10	.59 (8)	Unit Purchase Agreement dated April 15, 1997, between The Immune Response Corporation and Kevin B. Kimberlin, including Common Stock Purchase Warrant, Promissory Note and Stock Pledge Agreement.
10	.61 (17)	Amendment No. 1 to Rights Agreement (Exhibit 10.47) dated April 17, 1997, between The Immune Response Corporation and Harris Trust Company of California.
10	.69 (9)	Master Loan and Security Agreement dated as of September 30, 1999 between The Immune Response Corporation, I.R.C. Inc. and Transamerica Business Credit Corporation.
10	.70 (10)	Assignment Agreement dated as of December 8, 1999 by and among the Company and Connetics Corporation (10.1). +
10	.71 (10)	Agreement dated as of December 8, 1999 by and among the Company and XOMA, (US) LLC (10.2). +
10	.72 (13)	Agreement dated as of October 20, 1999 by and among the Company and Strong River Investments, Inc.
10	.73 (13)	Lease dated November l, 1999 by and among the Company and Brandywine Operating Partnership, L.P.
10	.74 (11)	Lease dated May 22, 2000 by and among the Company and Brandywine Operating Partnership, L.P.
10	.76 (12)	Fifth Amendment to the lease dated as of May 22, 1989, between the Company and BDN Carlsbad #1 Limited Partnership.
10	.77 (14)	Preferred Stock Purchase Agreement dated December 13, 2000 by and among the Company and MicroGenomics, Inc.
10	.78 (15)**	2001 Employee Stock Purchase Plan of The Immune Response Corporation.
10	.79 (16)	Note Purchase Agreement dated as of November 9, 2001, between the Company and Kevin Kimberlin Partners, L.P.
10	.80 (16)	8% Convertible Secured Promissory Note dated as of November 9, 2001, issued to Kevin Kimberlin Partners, L.P.
10	.81 (1)	Warrant Agreement dated as of November 9, 2001, between the Company and Kevin Kimberlin Partners, L.P.
10	.82 (16)	Intellectual Property Security Agreement dated as of November 9, 2001, between the Company and Kevin Kimberlin Partners, L.P.

10	.83 (17)	Amendment No. 2 to Rights Agreement (Exhibit 10.47) dated December 20, 2001, between The Immune Response Corporation, Harris Trust and Savings Bank (successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank, Ltd.) and Computershare Trust Company, Inc. as successor Rights Agent.
10	.84 (18)	Amendment No. 1 dated February 14, 2002 to Note Purchase Agreement, dated as of November 9, 2001, between the Company, Kevin Kimberlin Partners, L.P. and Oshkim Limited Partnership.
10	.85 (18)	8% Convertible Secured Promissory Note dated as of February 14, 2002.
10	.86 (18)	Warrant Agreement dated as of February 14, 2002, between the Company and Oshkim Limited Partnership.
10	.87 (18)	Amendment No. 1 dated February 14, 2002 to Intellectual Property Agreement dated as of November 9, 2001, between the Company, Kevin Kimberlin Partners, L.P. and Oshkim Limited Partnership.
10	.88 (19)	Amendment No. 3 to Rights Agreement dated as of February 20, 2002, between The Immune Response Corporation and Computershare Trust Company, Inc. (successor agent to Harris Trust and Savings Bank, which was successor agent to Mellon Investor Services, which was successor agent to ChaseMellon Shareholder Services, L.L.C., which was successor agent to First Interstate Bank Ltd.).
10	.89 (20)	8% Secured Promissory Note dated March 20, 2002 issued to Oshkim Limited Partnership
10	.90 (20)	Amendment No. 2 dated May 3, 2002 to the Note Purchase Agreement dated as of November 9, 2001, between the Company, Kevin Kimberlin Partners, L.P. and Oshkim Limited Partnership
10	.91 (20)	8% Convertible Promissory Note dated May 3, 2002 issued to Oshkim Limited Partnership
10	.92 (20)	Warrant Agreement dated as of May 3, 2002 between the Company and Oshkim Limited Partnership
10	.93 (21)	8% Convertible Secured Promissory Note dated June 24, 2002 issued to Oshkim Limited Partnership
10	.94 (21)	Warrant Agreement dated as of June 24, 2002 between the Company and Oshkim Limited Partnership
10	.95 (21)	Amendment No. 3 dated July 11, 2002 to the Note Purchase Agreement dated as of November 9, 2001, between the Company, Kevin Kimberlin Partners, L.P., Oshkim Limited Partnership and The Kimberlin Family 1998 Irrevocable Trust
10	.96 (21)	8% Convertible Secured Promissory Note dated July 11, 2002 issued to The Kimberlin Family 1998 Irrevocable Trust
10	.97 (21)	Warrant Agreement dated as of July 11, 2002 between the Company and The Kimberlin Family 1998 Irrevocable Trust
10	.98 (19)	8% Convertible Secured Promissory Note dated July 30, 2002 issued to The Kimberlin Family 1998 Irrevocable Trust
10	.99 (21)	Warrant Agreement dated as of July 30, 2002 between the Company and The Kimberlin Family 1998 Irrevocable Trust
10	.100 (21)	Amendment No. 2 dated July 11, 2002 to the Intellectual Property Security Agreement dated as of November 9, 2001, between the Company, Kevin Kimberlin Partners, L.P., Oshkim Limited Partnership and The Kimberlin Family 1998 Irrevocable Trust
10	.101 (22)	Consulting Services Agreement by and between the Company and Steve Antebi, effective as of September 27, 2002.
10	.102 (22)	Letter Agreement dated August 8, 2002 between the Company and Keven Kimberlin Partners, L.P., Oshkim Limited Partnership and the Kimberlin Family 1998 Irrevocable Trust.
10	.103 (22)	8% Secured Promissory Note dated August 13, 2002 issued to The Kimberlin Family 1998 Irrevocable Family Trust

10	.104 (23)	8% Secured Promissory Note dated August 23, 2002 issued to The Kimberlin Family 1998 Irrevocable Family Trust
10	.105 (23)	8% Secured Promissory Note dated August 29, 2002 issued to The Kimberlin Family 1998 Irrevocable Family Trust
10	.106 (23)	8% Secured Promissory Note dated September 3, 2002 issued to The Kimberlin Family 1998 Irrevocable Family Trust
10	.107 (23)	8% Secured Promissory Note dated September 6, 2002 issued to The Kimberlin Family 1998 Irrevocable Family Trust
10	.108 (23)	8% Secured Promissory Note dated September 16, 2002 issued to The Kimberlin Family 1998 Irrevocable Family Trust
10	.109 (23)	8% Secured Promissory Note dated September 19, 2002 issued to The Kimberlin Family 1998 Irrevocable Family Trust
10	.110 (23)	8% Secured Promissory Note dated September 26, 2002 issued to The Kimberlin Family 1998 Irrevocable Family Trust
10	.111 (23)	8% Secured Promissory Note dated October 11, 2002 issued to Oshkim Limited Partnership
10	.112 (23)	8% Secured Promissory Note dated October 28, 2002 issued to Cheshire Associates, LLC
10	.113 (23)	8% Convertible Secured Promissory Note dated November 12, 2002 issued to Cheshire Associates, LLC
10	.114 (23)	Warrant Agreement dated as of November 12, 2002 between the Company and Cheshire Associates, LLC
10	.115 (24)	Warrant Agreement dated December 10, 2002, by and between the Company and Computershare Trust Company as Warrant Agent
10	.116*	Form of Class A Warrant
10	.117*	Form of Class B Warrant
10	.118 (24)	Purchase Agreement
10	.119*	8% Convertible Secured Promissory Note dated as of November 15, 2002.
10	.120*	Warrant Agreement dated as of November 15, 2002, between the Company and Cheshire Associates LLC.
10	.121*	8% Convertible Secured Promissory Note dated as of November 20, 2002.
10	.122*	Warrant Agreement dated as of November 20, 2002, between the Company and Cheshire Associates LLC.
10	.123*	8% Convertible Secured Promissory Note dated as of November 27, 2002.
10	.124*	Warrant Agreement dated as of November 27, 2002, between the Company and Cheshire Associates LLC.
10	.125*	8% Convertible Secured Promissory Note dated as of December 10, 2002.
10	.126*	Warrant Agreement dated as of December 10, 2002, between the Company and Cheshire Associates LLC.
10	.127 (25)	Agreement dated as of January 1, 2002 by and between The Immune Response Corporation and Transamerica Technology Finance Corporation.
10	.128 (25)	Intellectual Property Security Agreement dated as of January 1, 2002 by and between The Immune Response Corporation and Transamerica Technology Finance Corporation.
10	.129 (25)	Security Agreement dated as of January 1, 2002 by and between The Immune Response Corporation and Transamerica Technology Finance Corporation.
10	.130 (25)	Intercreditor Agreement dated as of June 11, 2002 by and between The Immune Response Corporation, Transamerica Technology Finance Corporation, Kevin Kimberlin Partners, L.P. and Oshkim Limited Partnership.
10	.131 (26)	Amendment No. 3 to the License and Collaboration Agreement dated September 29, 2000.
10	.132 (26)	Amendment No. 2 to the License and Collaboration Agreement dated September 29, 2000.

10	.133 (27)	Amendment No. 1 to the License and Collaboration Agreement dated September 29, 2000.
10	.134 (28)	Assignment Agreement between Trinity Medical Group, Ltd. And Trinity USA dated August 3, 2000.
10	.135 (29)	License and Collaboration Agreement between Trinity Medical Group, Ltd. and The Immune Response Corporation dated September 15, 1995.
10	.136 (26)	Amendment No. 1 to Stock Purchase Agreement between Trinity Medical Group, Ltd. and The Immune Response Corporation dated September 15, 1995.
10	.137 (30)	Stock Purchase Agreement between Trinity Medical Group, Ltd. and The Immune Response Corporation dated September 15, 1995.
21.1		Subsidiary of the Registrant.
23.1		Consent of BDO Seidman, LLP.
23	.2*	Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1)
24.1		Power of Attorney (included on signature page).

(1)
Incorporated by reference to the exhibits of the same number to the Company's Registration Statement on Form S-1, No. 33-31057

(2)
Incorporated by reference to the exhibits of the same number to the Company's Registration Statement on Form S-1, No. 33-34096.

(3)
Incorporated by reference to the exhibits of the same number to the Company's Report on Form 10-K for the Fiscal Year ended December 31, 1990.

(4)
Incorporated by reference to Exhibit 5.1 to the Company's Report on Form 8-K filed March 4, 1992.

(5)
Incorporated by reference to the exhibits of the same number to the Company's Registration Statement on Form S-1, No. 33-31057.

(6)
Incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-8, No. 33-62940.

(7)
Incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-8, No. 33-85764.

(8)
Incorporated by reference to the Exhibits of the same number filed with the Company's March 31, 1997 Form 10-Q.

(9)
Incorporated by reference to the Exhibit of the same number filed with the Company's September 30, 1999 Form 10-Q.

(10)
Incorporated by reference to Exhibits 10.1 and 10.2 to the Company's Form 8-K dated December 8, 1999.

(11)
Incorporated by reference to the Exhibit of the same number filed with the Company's June 30, 2000 Form 10-Q.

(12)
Incorporated by reference to the Exhibit of the same number filed with the Company's September 30, 2000 Form 10-Q.

(13)
Incorporated by reference to the Exhibits of the same number filed with the Company's December 31, 1999 Form 10-K.

(14)
Incorporated by reference to the Exhibit of the same number filed with the Company's December 31, 2000 Form 10-K.

(15)
Incorporated by reference to Exhibits 10.1 and 10.2 filed with the company's Registration Statement on Form S-8, No. 333-64526.

(16)
Incorporated by reference to Exhibits 4.1, 4.2, 4.3 and 10.1 filed with the Company's 8-K dated November 14, 2001.

(17)
Incorporated by reference to Exhibits 4.2 and 4.3 filed with the Company's Registration Statement on Form 8-A dated December 26, 2001.

(18)
Incorporated by reference to Exhibits 4.1, 4.2, 4.3 and 10.1 filed with the Company's Form 8-K dated February 14, 2002.

(19)
Incorporated by reference to Exhibit 4.4 filed with the Company's Registration Statement on Form 8-A dated February 21, 2002.

(20)
Incorporated by reference to the Exhibit of the same number filed with the Company's March 31, 2002 Form 10-Q.

(21)
Incorporated by reference to the Exhibit of the same number filed with the Company's June 30, 2002 Form 10-Q.

(22)
Incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-8, No. 33-101086.

(23)
Incorporated by reference to the Exhibit of the same number filed with the Company's September 30, 2002 Form 10-Q.

(24)
Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3, No. 33-101856.

(25)
Incorporated by reference to Exhibits 10.1, 10.2, 10.3 and 10.4 filed with the Company's Form 8-K dated June 11, 2002.

(26)
Incorporated by reference to Exhibits 10.1, 10.2 and 10.6 filed with the Company's Form 8-K dated June 26, 2002.

(27)
Incorporated by reference to Exhibit 10.3 to Amendment No. 1 to Form SB-2 filed by Trinity Medical Group USA, Inc. on December 22, 2000 with the SEC.

(28)
Incorporated by reference to Exhibit 10.4 to Amendment No. 1 to Form SB-2 filed by Trinity Medical Group USA, Inc. on December 22, 2000 with the SEC.

(29)
Incorporated by reference to Exhibit 10.7 to Amendment No. 1 to Form SB-2 filed by Trinity Medical Group USA, Inc. on December 22, 2000 with the SEC.

(30)
Incorporated by reference to Exhibit 10.8 to Amendment No. 1 to Form SB-2 filed by Trinity Medical Group USA, Inc. on December 22, 2000 with the SEC.

*
Exhibits to be filed by amendment.

**
Indicates management contract or compensatory plan or arrangement.

+
Confidential treatment for some portions of this exhibit has been requested.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
General
Office Location
The Offering
Summary Consolidated Financial Data (in thousands, except per share data)
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
DIVIDEND POLICY
PRICE RANGE OF COMMON STOCK
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA (in thousands, except per share data)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OUR BUSINESS
MANAGEMENT
Summary Compensation Table
Options Grants in Fiscal Year 2002
Option Exercises in Fiscal Year 2002 and Option Values at End of Fiscal Year 2002
10-Year Option Repricings
CERTAIN MANAGEMENT CONTRACTS
STOCK PRICE PERFORMANCE GRAPH
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF THE WARRANTS AND THE WARRANT AGREEMENT
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
THE IMMUNE RESPONSE CORPORATION INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
THE IMMUNE RESPONSE CORPORATION CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share amounts)
THE IMMUNE RESPONSE CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)
THE IMMUNE RESPONSE CORPORATION CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (in thousands)
THE IMMUNE RESPONSE CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
THE IMMUNE RESPONSE CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
EXHIBIT INDEX
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX